Filed pursuant to 424(b)(3)
Registration No. 333-148228

PROSPECTUS

$115,000,000

BASELINE OIL & GAS CORP.

OFFER TO EXCHANGE

up to $115,000,000 principal amount outstanding

12 1 /2% Senior Secured Notes due 2012

for

a like principal amount of

12 1/2% Senior Secured Exchange Notes due 2012

We are offering to exchange up to $115 million of our new 12 1/2% Senior Secured Notes due October 1, 2012, which we refer to as the exchange notes, for up to $115 million of our existing 12 1/2% Senior Secured Notes due October 1, 2012, which we refer to as the old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes have been registered under the Securities Act of 1933, as amended, or the Securities Act, and certain transfer restrictions, registration rights and additional interest payment provisions relating to the old notes do not apply to the exchange notes.

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON JANUARY 30 , 2008

Other material terms of this offer to exchange your old notes for exchange notes, or the Exchange Offer, are as follows:

•	We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer;

•	You may withdraw tendered old notes at any time prior to the expiration of the Exchange Offer;

•

To validly tender your old notes in exchange for exchange notes, you must complete and send the letter of transmittal (and make those representations contained therein) that accompanies this prospectus to the exchange agent, The Bank of New York, by the expiration of the Exchange Offer;

•

Each broker-dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes;

•	The exchange of old notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes;

•	We will not receive any cash proceeds from the Exchange Offer; and

•

There is no active trading market for the exchange notes and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system.

You should read the section called “The Exchange Offer” for further information on how to exchange your old notes for exchange notes.

Before participating in this Exchange Offer, consider carefully the “ Risk Factors” beginning on page 11 of this prospectus.

You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is differed. You should not assume that the information in this prospectus is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the exchange notes being registered in that registration statement of which this prospectus forms a part.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be issued in the Exchange Offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2008

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the SEC as part of an Exchange Offer whereby the holders of old notes may exchange up to $115 million of the old notes for up to $115 million of the exchange notes. This prospectus provides you with a general description of the Exchange Offer and the exchange notes. See the sections of this prospectus entitled “Exchange Offer” and “Description of Exchange Notes,” respectively.

The old notes were issued in connection with our private, unregistered offering on October 1, 2007 of $115 million principal amount of our senior secured notes due 2012 to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended, and Regulation S, for aggregate gross proceeds of $115 million, which transaction was previously disclosed by us in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 5, 2007.

This prospectus does not contain all of the information set forth in the registration statement of which it is a part and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information about our securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement or incorporated by reference elsewhere in this prospectus are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document. Each such statement is qualified in its entirety by such reference.

Unless otherwise indicated or the context requires otherwise, references in this prospectus to “Baseline,” the “Company,” “our company,” “we,” “our” and “us” refer to Baseline Oil & Gas Corp.

In addition, references to “CG&A” and the “CG&A Reserve Report” refer to Cawley, Gillespie & Associates, Inc., our independent petroleum engineers and reserve reports prepared by CG&A, respectively.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations, these statements and other projections and statements contained herein expressing general optimism about future operating results and non-historical information, are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	operating results following our recent acquisitions may not be as expected;

•	competitive pressure among companies in the industries in which we operate may increase significantly;

•	adverse changes in the interest rate environment may reduce interest margins, adversely affect our asset values or increase our borrowing costs;

•	general economic conditions, whether nationally or in the market areas in which we conduct business, may be less favorable than expected;

•	legislation or regulatory changes may adversely affect the businesses in which we are engaged;

•	the effect of technological changes or obsolescence relating to our products and services;

•	the effects of government regulation or shifts in government policy, as they may relate to our products and services;

•	the uncertainty of the productivity of drilled oil and natural gas wells may adversely affect our ability to produce oil and/or natural gas in commercial quantities;

•	decreases in natural gas and oil prices may materially adversely affect our financial condition;

•	hurricanes and other tropical weather disturbances could disproportionately affect our production or transportation due to our geographic concentration;

•

significant changes in the cost or availability of natural gas gathering systems, pipelines and processing facilities may affect our ability to produce and market natural gas on a commercial basis; and

•	adverse changes may occur in the securities markets generally.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption

“Risk Factors” in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

SUMMARY

This summary highlights certain information concerning our business and this Exchange Offer and is qualified in its entirety by the more detailed information and financial statements, pro forma information, and notes thereto, and CG&A Reserve Report included elsewhere in this prospectus. “The Exchange Offer” and the “Description of the Exchange Notes” sections of this prospectus contain more detailed information regarding the terms and conditions of the Exchange Offer and the exchange notes. You should read this prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors” before deciding to participate in this Exchange Offer. The summary below of the principal terms and conditions of the new notes are also qualified in its entirety by the more detailed description in the indenture incorporated by reference elsewhere in this prospectus.

Our Company

We are a Houston, Texas-based independent oil and natural gas company engaged in the exploration, production, development, acquisition and exploitation of natural gas and crude oil properties. Our properties cover 39,945 net acres across three core areas of operation: (i) the Blessing Field in Matagorda County onshore along the Texas Gulf Coast (the “Blessing Field Properties”), (ii) the Eliasville Field in North Texas (the “Eliasville Field Properties”) and (iii) the New Albany Shale formation in Southern Indiana. We own a working interest of over 95% and an average 74% net revenue interest in our two Texas properties, and operate 100% of the wells that presently comprise our PV-10.

We were incorporated as a Nevada corporation in February 2004 under the name of College Oak Investments, Inc., and changed our name to Baseline Oil & Gas on January 17, 2006.

Our principal offices are located at 411 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060. We can be reached by phone at (281) 591-6100 and our website address is www.baselineoil.com. Information on our website is not part of this prospectus.

The Exchange Offer

Exchange Notes

$115 million aggregate principal amount of 12 1/2 % Senior Secured Exchange Notes due 2012, or exchange notes. (The terms of the exchange notes are substantially identical to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer under the Securities Act).

Old Notes	$115 million aggregate principal amount of 12 1/2 % Senior Secured Notes due 2012, which were issued in a private placement on October 1, 2007.

The Exchange Offer

We are offering to exchange $1,000 principal amount of our exchange notes for each $1,000 principal amount of our old notes. We are making this Exchange Offer to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the old notes in connection with the private placement.

To exchange your old notes, you must properly tender them in the Exchange Offer and we must accept your tender. All old notes that you validly tender and do not subsequently validly withdraw will be exchanged in the Exchange Offer.

We will issue the exchange notes promptly after the expiration of the Exchange Offer.

Registration Rights Agreement

You are entitled under the registration rights agreement (a copy of which is incorporated by reference in the registration statement to which this prospectus is a part) to exchange your old notes for exchange notes with substantially identical terms. This Exchange Offer is intended to satisfy these rights. After the Exchange Offer is completed, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradable exchange notes in the Exchange Offer or you are ineligible to participate in the Exchange Offer, provided that you indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

Resales of the Exchange Notes

We believe that you may resell, offer for resale, or otherwise transfer any exchange notes issued to you in the Exchange Offer without complying with the registration and prospectus delivery requirements of the Securities Act if you meet all of the following conditions:

(1)	you acquired the exchange notes in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

(4)	you are not an affiliate of ours, as the term “affiliate” is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the SEC’s staff, as set forth in no-action letters issued to third parties unrelated to us. We have not asked the staff for a no-action letter in connection with this Exchange Offer, however, and we cannot assure you that the staff would make a similar determination with respect to the Exchange Offer.

If you do not meet all of the above conditions, you may incur liability under the Securities Act if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act. We do not and will not assume, or indemnify you against, that liability.

Each broker-dealer that is issued exchange notes in the Exchange Offer for its own account in exchange for old notes that the broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer the exchange notes. We have agreed that, for a period of 180 days from the effective date of the registration statement to which this prospectus is a part, upon the request of a broker-dealer we will make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale.

Expiration Date

The Exchange Offer will expire at 5:00 p.m., New York City time, on January 30, 2008, unless we decide to extend the Exchange Offer. We do not intend to extend the Exchange Offer, although we reserve the right to do so.

Conditions to the Exchange Offer

We will complete the Exchange Offer only if it will not violate applicable law or any applicable interpretation of the SEC staff and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the Exchange Offer. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests

The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes that are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an old note held in the form of a book-entry interest and you wish to exchange your old note for an exchange note pursuant to the Exchange Offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the Exchange Offer a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The exchange agent must also receive on or prior to the expiration of the Exchange Offer either:

•

a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer;” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal accompanies this prospectus. By delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us, among other things, that:

•	you are acquiring the exchange notes in the Exchange Offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not our affiliate.

Procedures for Tendering Certificated Notes

No certificated notes are issued and outstanding as of the date of this prospectus. If you are a holder of book-entry interests in old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in principal amounts equal to your book-entry interests. See “Book-Entry; Delivery and Form—Certificated Securities.” If you acquire certificated old notes prior to the expiration of the Exchange Offer, you must tender your certificated old notes in accordance with the procedures described in “The Exchange Offer—Procedures for Tendering—Certificated Old Notes.”

Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Noteholders.”

Guaranteed Delivery Procedures

If you wish to tender your old notes and you cannot get the required documents to the exchange agent on time, you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes

Except under the circumstances summarized above under “Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the expiration date for the Exchange Offer. The exchange notes to be issued to you in an Exchange Offer will be delivered promptly following the expiration of the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal

You may withdraw any tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date for the Exchange Offer. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the Exchange Offer.

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the Exchange Offer.

Consequences of Failure to Exchange	If you do not participate or properly tender your old notes in the Exchange Offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•	you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;

•

you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the Exchange Offer.

Use of Proceeds	We will not receive any cash proceeds upon completion of the Exchange Offer.

Federal Income Tax Consequences

Your exchange of old notes for exchange notes in the Exchange Offer should not result in any gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Tax Consequences.”

Exchange Note Terms

Exchange Notes	$115 million aggregate principal amount of 12 1/2% Senior Secured Exchange Notes due 2012.

Maturity Date	October 1, 2012.

Interest

We will pay interest in cash on the principal amount of the exchange notes at an annual rate of 12 1/2 2%. We will pay interest on the notes semi-annually, in arrears, on April 1 and October 1, commencing on April 1, 2008.

Guarantees	The notes will be fully, unconditionally and irrevocably guaranteed, jointly and severally, on a senior secured basis by each of our future domestic subsidiaries.

Ranking	The notes will be:

•	our senior secured obligations;

•

equal in right of payment with all our existing and future senior indebtedness, including the advances under our credit agreement dated October 1, 2007 with Wells Fargo Foothills, Inc. (the “Credit Facility”);

•	effectively senior to all our existing and future senior unsecured indebtedness to the extent of the value of the assets securing the notes; and

•	senior in right of payment to all our existing and future subordinated indebtedness.

The guarantees of each guarantor will be:

•	senior secured obligations of that guarantor;

•	equal in right of payment with all of that guarantor’s existing and future senior indebtedness, including guarantees;

•	effectively senior to all of that guarantor’s existing and future senior unsecured indebtedness to the extent of the value of the assets securing the notes; and

•	senior in right of payment to all of that guarantor’s existing and future subordinated indebtedness.

As of December 14, 2007, we and the guarantors had approximately $115.0 million of senior indebtedness. In addition, the indenture governing the exchange notes permits us to initially borrow up to $20.0 million under the Credit Facility and, subject to specified limitations, to incur additional debt, some or all of which may be senior indebtedness.

Original Issue Discount

For United States federal income tax purposes, the notes will be treated as issued with original issue discount and United States Holders of the exchange notes will be required to include original issue discount in gross income for United States federal income tax purposes regardless of whether interest is paid currently in cash. For more information, see “Material United States Federal Income Tax Considerations.”

Collateral

The exchange notes and any guarantees are secured by a lien on substantially all of our assets, subject to certain exceptions; provided, however, that pursuant to the terms of an intercreditor agreement, such lien is contractually subordinated to a lien that secures the Credit Facility and certain other permitted indebtedness and senior to the lien thereon that secures our 14% Senior Subordinated Convertible Secured Notes due 2013 (the “Convertible Subordinated Notes”). Consequently, the exchange notes and the guarantees will be effectively subordinated to the Credit Facility and such other indebtedness to the extent of the value of such assets.

Optional Redemption

We may redeem some or all of the exchange notes at any time prior to October 1, 2010 at the make-whole redemption price set forth in “Description of Exchange Notes”. We may redeem the exchange notes, in whole or in part, at any time on and after October 1, 2010 at the redemption prices described in the section “Description of Exchange Notes—Redemption—Optional Redemption on or after October 1, 2010,” plus accrued and unpaid interest to the date of redemption.

In addition, prior to October 1, 2010, we may redeem up to 35% of the exchange notes with the net cash proceeds from specified equity offerings at a redemption price equal to 113.500% of the aggregate principal amount, plus accrued and unpaid interest to the date of redemption, so long as at least 65% of the aggregate principal amount of exchange notes issued under the indenture remains outstanding immediately after the redemption. See “Description of Exchange Notes—Redemption—Optional Redemption Upon Equity Offerings.”

Excess Cash Flow Offer

If our Company has Excess Cash Flow (as defined herein) (i) for the period from the Issue Date (as defined herein) to December 31, 2007 (the “Initial Period”) and (ii) subsequent to the Initial Period, for each of the fiscal years ending on December 31, 2008 and December 31, 2009 (the “Second Period”) then our Company shall apply an amount (the “Excess Cash Flow Offer Amount”) equal to 100% of such Excess Cash Flow for such period to make an offer to the holders of the exchange notes to repurchase all or a portion (in integral multiples of $1,000) of their exchange notes with an aggregate repurchase price in cash equal to the Excess Cash Flow Offer Amount pursuant to and subject to the conditions contained in the Indenture (an “Excess Cash Flow Offer”). If our Company has Excess Cash Flow subsequent to the Second Period, for each of the fiscal years ending on

December 31, 2010 and December 31, 2011, then our Company shall apply an Excess Cash Flow Offer Amount equal to 50% of such Excess Cash Flow for such period to make an Excess Cash Flow Offer. See “Description of Exchange Notes—Excess Cash Flow Offer”.

Change of Control Offer	If we experience a change in control, the holders of the exchange notes will have the right to put their notes to us at 101% of their principal amount, plus accrued and unpaid interest.

Asset Sale Proceeds

Upon certain asset sales, we may have to use the proceeds to offer to repurchase exchange notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Exchange Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Indenture Covenants	The indenture governing the exchange notes contain covenants that, among other things, will limit our ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	issue capital stock of our subsidiaries;

•	transfer or sell assets, including capital stock of our subsidiaries;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	make certain investments or acquisitions;

•	grant liens on our assets;

•	enter into certain transactions with affiliates; and

•	merge, consolidate or transfer substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes.”

No Listing on Public Market	The exchange notes are a new issue of securities and will not be listed (nor do we intend to list the exchange notes) on any securities exchange or included in any automated quotation system.

Form of Exchange Notes

The exchange notes will be represented by one or more global securities deposited with The Bank of New York for the benefit of DTC. You will not receive exchange notes in certificated form unless one of the events set forth under the heading “Description of the Exchange Notes—Form of Exchange Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

R ISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus or included in the registration statement to which this prospectus forms a part, before deciding to participate in the Exchange Offer or make an investment in the exchange notes. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Related to Our Business and the Oil and Natural Gas Industry

We have had a history of operating losses and we may have losses in the future.

Since our inception in 2004, we have had limited operations and nominal revenues. While we intend to increase our revenues through oil and gas production from our interests in the New Albany Shale resource play, the Eliasville Field Properties, the Blessing Field Properties and other properties we may acquire in the future, there can be no assurance that we will be successful.

Our ability to generate net income will be strongly affected by, among other factors, our ability to successfully drill undeveloped reserves as well as the market price of crude oil and natural gas. If we are unsuccessful in drilling productive wells or the market price of crude oil and natural gas declines, we may report additional losses in the future. Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows.

Continuing losses may mean that additional funding may not be available on acceptable terms, or at all. If adequate funds are unavailable from our operations or additional sources of financing, we might be forced to reduce or delay acquisitions or capital expenditures, sell assets, reduce operating expenses, refinance all or a portion of our debt, or delay or reduce important drilling or enhanced production initiatives. In the future we may seek to raise any necessary additional funds through equity or debt financings, convertible debt financing, joint ventures with corporate partners or other sources, which may be dilutive to our existing shareholders and may cause the price of our common stock to decline.

If we are unable to successfully integrate into our operations on a timely basis those assets or companies we recently acquired or which we acquire in the future, our profitability could be negatively affected.

Increasing our reserve base through acquisitions is a component of our business strategy. We expect that our recent acquisition of the Blessing Field Properties on October 1, 2007 (the “DSX Acquisition”) will result in certain business opportunities and growth prospects. We, however, may never realize these expected business opportunities and growth prospects. We may experience increased competition that limits our ability to expand our business. Our assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. Acquisitions, including the DSX Acquisition, involve numerous risks, including, but not limited to:

•	difficulties in assimilating and integrating the operations, technologies and personnel acquired;

•	the diversion of our management’s attention from other business concerns;

•	current operating and financial systems and controls may be inadequate to deal with our growth;

•	the risk that we will be unable to maintain or renew any of the government contracts of businesses we acquire;

•	the risks of entering markets in which we have limited or no prior experience; and

•	the loss of key employees.

If these factors limit our ability to integrate the operations of our acquisitions, including the DSX Acquisition, successfully or on a timely basis, our expectations of future results of operations may not be met. In addition, our growth and operating strategies for businesses or assets we acquire may be different from the strategies currently pursued by such businesses or the current owners of such assets. If our strategies are not successful for a company or assets we acquire, it could have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business to achieve cost savings.

In addition, there may be risks and liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on each company or property we have already acquired or may acquire in the future. Such risks include the possibility of title defects or liabilities not discovered by our due diligence review. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions, including but not limited to, possible purchase price adjustments. We cannot assure you that rights to indemnification by sellers of assets to us, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired, including the DSX Acquisition. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Our failure to integrate acquired properties successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our incurring unanticipated expenses and losses. In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions, and the scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and natural gas;

•	the actions of certain foreign states;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil producing regions of the world;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	production or pricing decisions made by the Organization of Petroleum Exporting Countries (OPEC);

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value and magnitude of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. See “—Reserve estimates depend on many assumptions that may turn out to be inaccurate.” Our costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are a common risk that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling operations, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment failures or accidents;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	oil and natural gas property title problems; and

•	limitations in marketing oil and natural gas.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. Because our properties will serve as collateral for advances under the Credit Facility, a write-down in the carrying values of our properties could require us to repay debt earlier than would otherwise be required. A write-down would also constitute a non-cash charge to earnings. It is likely that the effect of such a write-down could also negatively impact the trading price of our securities.

We account for our oil and gas properties using the successful efforts method of accounting. Under this method, all development costs and acquisition costs of proved properties are capitalized and amortized on a units-of-production basis over the remaining life of proved developed reserves and proved reserves, respectively. Costs of drilling exploratory wells are initially capitalized, but charged to expenses if and when a well is determined to be unsuccessful. We evaluate impairment of our proved oil and gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable. The risk that the company will be required to write down the carrying value of its oil and natural gas properties increases when oil and gas prices are low or volatile. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves. In order to prepare our estimates, we must project production rates and the timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires that economic assumptions be made about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices received, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our drilling prospects are in various stages of evaluation. There is no way to predict in advance of drilling and testing whether any particular drilling prospect will yield oil or natural gas in sufficient quantities to recover drilling and completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

The near-term focus of our development activities will be concentrated in three core asset areas, which exposes us to risks associated with prospect concentration. The relative concentration of our near-term activities in three core asset areas means that any impairments or material reductions in the expected size of the reserves attributable to our wells, any material harm to the producing reservoirs or associated surface facilities from which these wells produce or any significant governmental regulation with respect to any of these fields, including curtailment of production or interruption of transportation of production, could have a material adverse effect on our financial condition and results of operations.

Special geological characteristics of the New Albany Shale will require us to use less-common drilling technologies in order to determine the economic viability of our development efforts. New Albany Shale reservoirs are complex, often containing unusual features that are not well understood by drillers and producers. Successful operations in this area require specialized technical staff with specific expertise in horizontal drilling, with respect to which we have limited experience.

The New Albany Shale contains vertical fractures. Results of past drilling in the New Albany Shale have been mixed and are generally believed to be related to whether or not a particular well bore intersects a vertical fracture. While wells have been drilled into the New Albany Shale for years, most of those wells have been drilled vertically. Where vertical fractures have been encountered, production has been better. It is expected that horizontal drilling will allow us to encounter more fractures by drilling perpendicular to the fracture planes. While it is believed that the New Albany Shale is subject to some level of vertical fracturing throughout the Illinois Basin, certain areas will be more heavily fractured than others. If the areas in which we hold an interest are not subject to a sufficient level of vertical fracturing, then our plan for horizontal drilling might not yield commercially viable results.

Gas and water are produced together from the New Albany Shale. Water is often produced in significant quantities, especially early in the producing life of a well. We plan to dispose of this produced water by means of injecting it into other porous and permeable formations via disposal wells located adjacent to producing wells. If we are unable to find such porous and permeable reservoirs into which to inject this produced water or if we are prohibited from injecting because of governmental regulation, then our cost to dispose of produced water could increase significantly, thereby affecting the economic viability of producing the New Albany Shale wells.

We cannot control activities on properties that we do not operate and are unable to ensure their proper operation and profitability.

We do not operate all of the properties in which we will own an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

In addition, the financial condition of our operators could negatively impact the operation of our properties and our ability to collect revenues from operations. In the event that an operator of our properties experiences financial difficulties, this may negatively impact our ability to receive payments for our share of net production that we are entitled to under our contractual arrangements with such operator. While we seek to minimize such risk by structuring our contractual arrangements to provide for production revenue payments to be made directly to us by first purchasers of the hydrocarbons, there can be no assurances that we can do so in all situations covering our non-operated properties.

The marketability of our natural gas production depends on facilities that we typically do not own or control, which could result in a curtailment of production and revenues.

The marketability of our natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our gas may be interrupted due to capacity constraints on the applicable system, due to maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such markets, systems or pipelines.

Our future acquisitions may yield revenues or production that vary significantly from our projections.

In acquiring producing properties, we will assess the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to such properties. Our assessments are necessarily inexact and their accuracy is inherently uncertain. Our review of a subject property in connection with our acquisition assessment will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities. We may not inspect every well, and we may not be able to identify structural and environmental problems even when we do inspect a well. If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems. Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations.

Our business may suffer if we lose our Chief Executive Officer.

Our success will be dependent on our ability to continue to employ and retain experienced skilled personnel. We depend to a large extent on the services of Thomas Kaetzer, our Chief Executive Officer and Chairman, the loss of whom could have a material adverse effect on our operations. Although we have an employment agreement with Mr. Kaetzer which provides for notice before he may resign and contains non-competition and non-solicitation provisions, we do not, and likely will not, maintain key-man life insurance with respect to him or any of our employees.

Hedging activities we engage in may prevent us from benefiting from price increases and may expose us to other risks.

Following our entry into the Credit Facility on October 1, 2007, we executed a number of arrangements, using derivative instruments, to hedge the impact of market fluctuations on crude oil gas prices. To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of future price increases above the levels of the hedges. In addition, we will be subject to risks associated with differences in prices received at different locations, particularly where transportation constraints restrict our ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

With the increase in the prices of oil and natural gas, we have encountered an increase in the cost of securing drilling rigs, equipment and supplies. Shortages or the high cost of drilling rigs, equipment, supplies and personnel are expected to continue in the near-term. In addition, larger producers may be more likely to secure access to such equipment by virtue of offering drilling companies more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, not only would this potentially delay our ability to convert our reserves into cash flow, but it could also significantly increase the cost of producing those reserves, thereby negatively impacting anticipated net income.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our results of operations, financial condition and cash flows.

We may not have enough insurance to cover all of the risks that we face.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

The exploration, development, production and sale of oil and natural gas is subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with such governmental regulations.

Matters subject to regulation include:

•	permits for drilling operations;

•	drilling and plugging bonds;

•	reports concerning operations;

•	the spacing and density of wells;

•	unitization and pooling of properties;

•	environmental maintenance and cleanup of drill sites and surface facilities; and

•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may cause us to incur substantial liabilities for failure to comply with environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit or other authorizations before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, require permitting or authorization for release of pollutants into the environment, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, areas inhabited by endangered or threatened species, and other protected areas, and impose substantial liabilities for pollution resulting from historical and current operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as on the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

We anticipate having substantial capital requirements that, if not met, may hinder our operations.

We anticipate we will experience continued substantial capital needs as a result of our planned development and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing on acceptable terms in the future. Without adequate capital resources, we may be forced to limit our planned oil and natural gas acquisition and development activities and thereby adversely affect the recoverability and ultimate value of our oil and natural gas properties. This, in turn, would negatively affect our business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

We depend on successful exploration, development and acquisitions to maintain revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. In addition, we may be required to find partners for any future exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

A substantial percentage of our proved reserves consists of undeveloped reserves.

As of June 1, 2007, approximately 27% of the Eliasville Field Properties’ proved reserves and 50% of the Blessing Field Properties’ proved reserves were classified as undeveloped reserves. These reserves may not ultimately be developed or produced, or quantities developed and produced may be smaller than expected, which in turn may have a material adverse effect on our results of operations.

We may experience difficulty in achieving and managing future growth.

Future growth may place strains on our resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including:

•	our ability to identify and close future acquisitions on acceptable terms;

•	our ability to obtain leases or options on properties for which we have 3-D seismic data;

•	our ability to acquire additional 3-D seismic data;

•	our ability to identify and acquire new exploratory prospects;

•	our ability to develop existing prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	the results of our drilling program;

•	hydrocarbon prices; and

•	our access to capital.

We may not be successful in upgrading our technical, operations, and administrative resources or in internally providing certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.

We may not be able to keep pace with technological developments in our industry.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introduction of new products and services which utilize new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other natural gas and oil companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we are able to. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

Our producing properties are located in regions which make us vulnerable to risks associated with operating in a limited number of geographic areas, including the risk of damage or business interruptions from hurricanes.

Our Blessing Field Properties are geographically concentrated in the Texas Gulf Coast region. As a result of this concentration, we may be disproportionately affected by any delays or interruptions in production or transportation in these areas caused by governmental regulation, transportation capacity constraints, natural disasters, regional price fluctuations or other factors. Such disturbances could in the future have any or all of the following adverse effects on our business:

•	interruptions to our operations as we suspend production in advance of an approaching storm;

•	damage to our facilities and equipment, including damage that disrupts or delays our production;

•	disruption to the transportation systems we rely upon to deliver our products to our customers; and

•	damage to or disruption of our customers’ facilities that prevents them from taking delivery of our products.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management has specifically identified and preliminarily scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These scheduled drilling locations represent a significant component of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Terrorist attacks aimed at our energy operations could adversely affect our business.

The continued threat of terrorism and the impact of military and other government action has led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected our oil and natural gas operations to increased risks. Any future terrorist attack on our facilities, those of our customers, the infrastructure we depend on for transportation of our products, and, in some cases, those of other energy companies, could have a material adverse effect on our business.

Risks Related to the Exchange Notes

Our leverage and debt service obligations may adversely affect our cash flow and our ability to make payments on the Exchange Notes.

We have a substantial amount of debt. As of December 14, 2007, we had total debt of $165.0 million consisting of the old notes and the Convertible Subordinated Notes. In addition, our Credit Facility permits us to borrow initially up to $20.0 million.

Our substantial level of indebtedness could have important consequences to you, including the following:

•	it may make it difficult for us to satisfy our obligations under our indebtedness and contractual and commercial commitments;

•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for other purposes;

•	our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

•	our flexibility in reacting to changes in the industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

•	we may be at a competitive disadvantage to those of our competitors who operate on a less leveraged basis.

Furthermore, all of our borrowings under our Credit Facility bear interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced, our interest expense would significantly increase, and the risks related to our substantial indebtedness would intensify.

In addition, the indenture governing the exchange notes and our Credit Facility contain various restrictive covenants (including in the case of our revolving credit facility, certain financial covenants), which covenants limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with these covenants would result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness, and have a material adverse effect on our liquidity, financial condition and results of operations.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

We face significant interest expenses as a result of the exchange notes, any outstanding old notes, the Convertible Subordinated Notes and the Credit Facility. Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness, including any exchange notes, will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive, legislative, operating and other business factors, many of which we cannot control, such as general economic and financial conditions in our industry or the economy at large. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to service our debt, including the Notes, and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the exchange notes and our other indebtedness. See “Plan of Operations—Financial Liquidity and Capital Resources.”

We urge you to consider the information under “Description of Exchange Notes” and “Description of Senior Indebtedness” and the financial data included elsewhere in the registration statement to which this prospectus forms a part, for more information on these matters.

Any failure to meet our debt obligations could harm our business, financial condition, results of operations or cash flows.

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the exchange notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

The indenture governing the exchange notes, the indenture governing the Convertible Subordinated Notes and the Credit Facility will impose significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the exchange notes, the indenture governing the Convertible Subordinated Notes and the Credit Facility contain covenants that restrict our ability and the ability of our restricted subsidiaries to take various actions, such as:

•	incurring or generating additional indebtedness or issuing certain preferred stock;

•	paying dividends on our capital stock or redeeming, repurchasing or retiring our capital stock or subordinated indebtedness or making other restricted payments;

•	entering into certain transactions with affiliates;

•	creating or incurring liens on our assets;

•	transferring or selling assets;

•	incurring dividend or other payment restrictions affecting certain of our future subsidiaries; and

•	consummating a merger, consolidation or sale of all or substantially all of our assets.

In addition, the Credit Facility includes other and more restrictive covenants including those that restrict our ability to prepay our other indebtedness, including the exchange notes, while borrowings under the Credit Facility remain outstanding. The Credit Facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indenture governing the exchange notes, the indenture governing the Convertible Subordinated Notes and the Credit Facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of the restrictive covenants or our inability to comply with the required financial ratios could result in a default under the Credit Facility.

If a default occurs, the lenders under the Credit Facility may elect to:

•	declare all borrowings outstanding thereunder, together with accrued interest and other fees, to be immediately due and payable; or

•	exercise their remedies against our assets subject to their first liens, which could prevent us from making payments on the exchange notes;

either of which would (after the expiration of any applicable grace periods) result in an event of default under the indenture governing the exchange notes and could result in a cross default under our other debt instruments. The lenders would also have the right in these circumstances to terminate any commitments they have to provide us with further borrowings. If the borrowings under the Credit Facility and the exchange notes were to be accelerated, we cannot assure you that we would be able to repay in full in the exchange notes. See “Description of Exchange Notes—Restrictive Covenants.”

There may not be sufficient collateral to pay all or any of the exchange notes.

Indebtedness and other obligations under the Credit Facility, the Senior Secured Notes and the exchange notes are, and certain other secured indebtedness that we may incur in the future will be, secured by a lien on substantially all of our tangible and intangible assets. Pursuant to the terms of an intercreditor agreement, the security interest in those assets that secure the exchange notes and guarantees are contractually subordinated to a lien thereon that secures the Credit Facility, the Senior Secured Notes and certain other permitted indebtedness. Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, or an acceleration of such first priority claims, such assets that secure these senior priority claims and the exchange notes must be used first to pay senior priority claims in full before any payments are made therewith on the exchange notes.

No fair market value appraisals of any collateral have been prepared in connection with this offering of the exchange notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the exchange notes, in full or at all, after first satisfying our obligations in full under senior priority claims. See the section entitled “Description of Exchange Notes—Collateral.” Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the exchange notes. Any claim for the difference between the amount, if any, realized by holders of the exchange notes from the sale of the collateral securing the exchange notes and the obligations under the exchange notes will rank equally in right of payment with all of our unsecured senior indebtedness and other obligations, including trade payables.

To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the indenture will allow us to issue additional exchange notes in certain circumstances. The indenture will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Any PIK Notes (as defined in “Description of Exchange Notes”) issued pursuant to the indenture will rank pari passu with the exchange notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of PIK Notes pursuant to the indenture may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. Releases of collateral from the liens securing the exchange notes are permitted under some circumstances. See “Description of Exchange Notes—Collateral.”

The collateral is subject to casualty risks.

We are obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards as is usually done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that are either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the exchange notes.

Holders of exchange notes will not control decisions regarding collateral.

Our intercreditor agreement entered into with the agent under the Credit Facility (who also serves as the collateral agent) and the collateral agent for the exchange notes provides that, among other things:

•

the holders of the senior priority claims and the agents for such claims will control substantially all matters related to the collateral that secures the senior priority claims and the exchange notes;

•

the holders of senior priority claims and the agent for such claims may foreclose on or take other actions with respect to such collateral with which holders of the exchange notes may disagree or that may be contrary to the interests of holders of the exchange notes;

•

to the extent certain collateral is released from securing senior priority claims to satisfy such claims, the liens securing the exchange notes will also automatically be released without any further action; and

•

the holders of the exchange notes will agree to waive certain of their rights in connection with a bankruptcy or insolvency proceeding involving us or any guarantor of the exchange notes. See “Description of Exchange Notes—Collateral—Intercreditor Agreement.”

In the event of a bankruptcy, the ability of the noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations.

The right of the collateral agent for the exchange notes to repossess and dispose of the collateral securing the exchange notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the exchange notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, the extent to which collateral values would decline during any such delay or whether or to what extent holders of the exchange notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection”. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in certain collateral existing or acquired in the future.

The security interest in the collateral securing the exchange notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The failure to perfect a security interest in respect of such acquired collateral may result in the loss of the security interest therein or the priority of the security interest in favor of the exchange notes against third parties.

If we or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the exchange notes, any liens recorded or perfected after the issue date of the exchange notes would face a greater risk of being invalidated than if they had been recorded or perfected on, or substantially contemporaneously with, the issue date. If a lien is recorded or perfected after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the exchange notes. Accordingly, if we or a guarantor were to file for bankruptcy after the issue date of the exchange notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the exchange notes may be especially subject to challenge as a result of having been delivered after the issue date of the exchange notes. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

A court could cancel the exchange notes or the guarantees of our future restricted subsidiaries and security interests under fraudulent conveyance laws or certain other circumstances.

Our issuance of the exchange notes and the issuance of the guarantees by certain of our future domestic restricted subsidiaries may be subject to review under federal or state fraudulent transfer or similar laws.

All of our future domestic restricted subsidiaries will guarantee the exchange notes. If we or such a subsidiary becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel its guarantee and/or the liens created by the security interest. The court might do so if it found that, when the subsidiary entered into its guarantee and security arrangement or, in some states, when payments become due thereunder, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and/or security arrangement and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business, or (iii) believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee and/or security arrangement, without regard to the above factors, if it found that the subsidiary entered into its guarantee and/or security arrangement with actual or deemed intent to hinder, delay, or defraud our creditors.

Similarly, if we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might cancel our obligations under the exchange notes, if it found that when we issued the exchange notes (or in some jurisdictions, when payments become due under the exchange notes), factors (a) and (b) above applied to us, or if it found that we issued the exchange notes with actual intent to hinder, delay or defraud our creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the exchange notes. If a court avoided such guarantee, holders of the exchange notes would no longer have a claim against such subsidiary. In addition, the court might direct holders of the exchange notes to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the exchange notes from another subsidiary or from any other source.

The indenture will state that the liability of each subsidiary on its guarantee and security arrangement is limited to the maximum amount that the subsidiary can incur without risk that the guarantee or security arrangement will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees and/or security arrangements from a fraudulent conveyance attack or, if it does, the guarantees and/or security arrangements may not be in amounts sufficient, if necessary, to pay obligations under the exchange notes when due.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the exchange notes.

Upon the occurrence of a “change of control,” as defined in the indenture governing the exchange notes, we will be required to offer to repurchase all outstanding exchange notes at a price equal to 101% of the principal amount of the exchange notes, together with accrued and unpaid interest, if any, and additional interest, if any, to the date of repurchase.

However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the exchange notes or that restrictions in the Credit Facility will not allow such repurchases. If the indebtedness under the Credit Facility is not paid, the lenders thereunder may seek to enforce securities interests in the collateral securing such indebtedness thereby limiting our ability to raise cash to purchase the exchange notes and reducing the practical benefit of the offer to purchase provisions of the exchange notes. See “Description of Exchange Notes—Repurchase upon Change of Control” and “Description of Certain Indebtedness—Credit Facility.”

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the exchange notes to obtain the benefit of an offer to repurchase all of a portion of the exchange notes held by such holder may be impaired.

The purchase requirements contained in our debt instruments could also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not necessarily constitute a change of control under the indenture governing the exchange notes. Upon the occurrence of a change of control we could seek to refinance the indebtedness under the Credit Facility and the exchange notes, obtain a waiver from the lenders and the holders of the exchange notes or seek third party financing to repurchase the exchange notes. We cannot assure you, however, that we would be able to obtain waivers or refinance our indebtedness or secure third party financing on commercially reasonable terms, if at all. See “Description of Certain Indebtedness—Credit Facility” and “Description of Exchange Notes—Repurchase upon Change of Control.”

We may not be able to purchase the exchange notes upon a fundamental change as required by the indenture governing the exchange notes.

Holders may require us to purchase all or any portion of their exchange notes in cash upon a fundamental change as described under “Description of Exchange Notes.” In order to purchase the exchange notes from holders, we must be in pro forma compliance (after giving effect to such purchase) with the covenants set forth in our Credit Facility. We may not have sufficient funds to repurchase the exchange notes. Such payments or additional financing required for our operations may not be available to us in the amounts necessary. Our failure to repurchase exchange notes at a time when repurchase is required by the indenture would constitute a default under the indenture. In addition, a default under the indenture or a fundamental change, in and of itself, could lead to a default under existing and future agreements governing our indebtedness, including our Credit Facility. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness or repurchase the exchange notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the exchange notes.

The fundamental change provisions will not afford protection to holders of exchange notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a fundamental change requiring us to repurchase the exchange notes. Certain other transactions may not constitute a fundamental change because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of fundamental change. Further, the definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of “substantially all” under applicable law. In the event of any such transaction, holders of the exchange notes would not have the right to require us to repurchase the exchange notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or credit ratings, thus adversely affecting the holders of the exchange notes.

U.S. Holders will recognize income for U.S. federal income tax purposes significantly in excess of interest payments on the exchange notes and gain (if any) recognized on a disposition of exchange notes will generally be taxed as ordinary income.

The indenture governing the exchange notes treat the exchange notes as “contingent payment debt instruments” for U.S. federal income tax purposes. As a result of such treatment, U.S. holders of the exchange notes are required to include interest in gross income in an amount significantly in excess of the stated interest on the exchange notes. In addition, any gain recognized by a U.S. Holder on the sale, exchange, repurchase, redemption, retirement or conversion of a Note will generally be ordinary interest income and any loss will generally be ordinary loss to the extent of the interest previously included in income by the U.S. Holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our agreed treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or taxable disposition of the exchange notes.

There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price you paid.

Even after the registration statement to which this prospectus forms a part becomes effective, the exchange notes will constitute a new issue of securities with no established trading market. We do not intend to apply for the exchange notes to be listed on any security exchange or to arrange for quotation on any automated dealer quotation systems.

The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes;

•	the price of our common stock; and

•	prevailing interest rates.

Consequently, you may not be able to sell your exchange notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes or, in the case of any holders of the old notes that do not exchange them, the trading market for the old notes following the offer to exchange the old notes for the exchange notes. As a result, you may be required to bear the financial risk of your investment in the exchange notes (and the old notes to the extent you do not participate in this Exchange Offer).

The trading price of the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. Any such disruptions could adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from the initial offering price of the exchange notes, depending on the prevailing interest rates, the market for similar exchange notes, our performance and other factors, many of which are beyond our control.

If you are able to resell your exchange notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your exchange notes, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the exchange notes;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the market price of our common stock;

•	the redemption and repayment features of the exchange notes to be sold; and

•	the time remaining to the maturity of the exchange notes.

As a result of these factors, you may only be able to sell your exchange notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

USE OF PROCEEDS

All sales of the exchange notes will be by or for the account of the selling security holders listed in this prospectus and any prospectus supplement. We will not receive any proceeds from the sale by any selling security holder of the exchange notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the years ended December 31, 2006, 2005, 2004, 2003, and 2002 and for the nine months ended September 30, 2007 is negative each period due to the net losses incurred in each period. For purposes of computing these ratios, earnings represent income from continuing operations before income taxes plus fixed charges less capitalized interest. Fixed charges represent interest expense, capitalized interest, amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest.

The amount of the coverage deficiency for each period is as follows:

	Years Ended December 31,					Nine Months Ended September 30, 2007
	2006	2005	2004	2003	2002
Coverage deficiency	$4,291,289	$17,699,499	$92,307	$0	$0	$5,538,711

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued the old notes in a private placement on October 1, 2007. The old notes were, and the exchange notes will be, issued under the indenture, dated October 1, 2007, between us and The Bank of New York, as trustee (the “Indenture”). In connection with the private placement, we entered into a registration rights agreement, which requires that we file this registration statement under the Securities Act with respect to the exchange notes to be issued in the Exchange Offer and, upon the effectiveness of this registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and, except as set forth below, you may reoffer and resell them without registration under the Securities Act. After we complete the Exchange Offer, our obligation to register the exchange of exchange notes for old notes will terminate. A copy of the registration rights agreement was included as an exhibit to our Current Report on Form 8-K filed with the SEC on October 5, 2007.

Based on an interpretation by the SEC staff set forth in no-action letters issued to third parties, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that you may reoffer, resell or otherwise transfer the exchange notes issued to you in the Exchange Offer without compliance with the registration and prospectus delivery requirements of the Securities Act. This interpretation, however, is based on your representation to us that:

•	the exchange notes to be issued to you in the Exchange Offer are acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes to be issued to you in the Exchange Offer; and

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued to you in the Exchange Offer.

If you tender old notes in the Exchange Offer for the purpose of participating in a distribution of the exchange notes to be issued to you in the Exchange Offer, you cannot rely on this interpretation by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in order to reoffer, resell or otherwise transfer your exchange notes.

Each broker-dealer that receives exchange notes in the Exchange Offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those exchange notes. See “Plan of Distribution.”

If you will not receive freely tradable exchange notes in the Exchange Offer or are not eligible to participate in the Exchange Offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes registered on a “shelf” registration statement pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering” below.

Consequences of Failure to Exchange

If you do not participate or properly tender your old notes in this Exchange Offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•

you will not be able to require us to register your old notes under the Securities Act unless, as set forth above, you do not receive freely tradable exchange notes in the Exchange Offer or are not eligible to participate in the Exchange Offer, and we are obligated to file a shelf registration statement;

•

you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the Exchange Offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. We will issue $1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of the old notes accepted in the Exchange Offer. You may tender some or all of your old notes pursuant to the Exchange Offer; however, old notes may be tendered only in integral multiples of $1,000 in principal amount.

The forms and terms of the exchange notes are substantially the same as the forms and terms of the old notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will be issued pursuant to, and entitled to the benefits of, the indenture that governs the old notes. The exchange notes, any remaining old notes and any additional notes issued under the indenture will be deemed one class of notes under the indenture.

As of the date of this prospectus, $115.0 million in aggregate principal amount of the old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters’ rights in connection with the Exchange Offer under Nevada law or the Indenture. The Exchange Offer is not conditioned upon any minimum principal amount of old notes being tendered.

We will be deemed to have accepted validly tendered old notes if and when we have given oral or written notice of our acceptance to The Bank of New York, the exchange agent for the Exchange Offer. The exchange agent will act as our agent for the purpose of receiving from us the exchange notes for the tendering noteholders. If we do not accept any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus, or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering noteholder as promptly as practicable after the expiration of the Exchange Offer.

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See “—Fees and Expenses” below.

Expiration Date; Extension; Amendment

The Exchange Offer will expire at 5:00 p.m., New York City time, on January 30, 2008, unless we determine, in our sole discretion, to extend the Exchange Offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the Exchange Offer, however, although we reserve the right to do so. If we extend the Exchange Offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the Exchange Offer.

We also reserve the right, in our sole discretion,

•	to accept tendered notes upon the expiration of the Exchange Offer, and extend the Exchange Offer with respect to untendered notes;

•

to delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the Exchange Offer by giving oral or written notice of such delay or termination to the exchange agent; or

•	to amend the terms of the Exchange Offer in any manner by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the Exchange Offer.

Procedures for Tendering

Only a holder of old notes may tender the old notes in the Exchange Offer. Except as set forth under “—Book-Entry Transfer,” to tender in the Exchange Offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to The Bank of New York, as the exchange agent, prior to the expiration of the Exchange Offer. By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the Exchange Notes.”

In addition:

•	the certificates representing your old notes must be received by the exchange agent prior to the expiration of the Exchange Offer;

•

a timely confirmation of book-entry transfer of such notes into the exchange agent’s account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration of the Exchange Offer; or

•	you must comply with the guaranteed delivery procedures described below.

If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder of your old notes promptly and instruct the registered holder to tender on your behalf.

If you tender an old note and you do not properly withdraw the tender prior to the expiration of the Exchange Offer, you will have made an agreement with us to participate in the Exchange Offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•

old notes tendered in the Exchange Offer are tendered either by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal or for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular old notes either before or after the expiration of the Exchange Offer, including the right to waive the ineligibility of any holder who seeks to tender old notes in the Exchange Offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•

Our interpretation of the terms and conditions of the Exchange Offer as to any particular old notes either before or after the expiration of the Exchange Offer shall be final and binding on all parties.

•

Neither us, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

The exchange agent will return your old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the Exchange Offer.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the Exchange Offer;

•	terminate the Exchange Offer; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the Exchange Offer.

In all cases, the issuance of exchange notes for old notes that are accepted for exchange in the Exchange Offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the Exchange Offer. Old notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to us.

Book-Entry Transfer

The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes being tendered by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or a copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration of the Exchange Offer or you must comply with the guaranteed delivery procedures described below.

The Depository Trust Company’s Automated Tender Offer Program, or ATOP, is the only method of processing Exchange Offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal.

If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange for exchange notes, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration of the Exchange Offer a computer-generated message transmitted by means of ATOP and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests:

•

a timely confirmation of book-entry transfer of such notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described above must be received by the exchange agent prior to the expiration of the Exchange Offer; or

•	you must comply with the guaranteed delivery procedures described below.

Certificated Old Notes

Only registered holders of certificated old notes may tender those notes in the Exchange Offer. If your old notes are certificated notes and you wish to tender those notes in the Exchange Offer, you must transmit to the exchange agent on or prior to the expiration of the Exchange Offer a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the expiration of the Exchange Offer; or

•	you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible financial institution;

•

on or prior to 5:00 p.m., New York City time, on the expiration date for the Exchange Offer, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•

the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of old notes you are tendering; and

•

a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated old notes being tendered, in proper form, for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date for the Exchange Offer.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission of or, for DTC participants, an electronic ATOP transmission of, the notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date for the Exchange Offer.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of the old notes to be withdrawn;

•

be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date for the Exchange Offer.

Conditions

Notwithstanding any other provision of the Exchange Offer, and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of any old notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the Exchange Offer; or

•	the Exchange Offer violates any applicable law or any applicable interpretation of the SEC staff.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date for the Exchange Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any tendered old notes if, at the time the notes are tendered, any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

The Exchange Offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed The Bank of New York as exchange agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By registered or certified mail, by hand or by overnight courier:

The Bank of New York

Corporate Trust Operations Reorganization Unit

101 Barclay Street—7 East

New York, New York 10286

Attention: Diane Amoroso

By facsimile: 212-298-1915

By telephone: 212-815-2742

The exchange agent also acts as trustee under the Indenture.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the Exchange Offer, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes unless you instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder of old notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. Emerging Issues Task Force Issue Number 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, does not require a calculation of gain or loss since the terms of the new notes are not substantially different from the terms of the old notes. We will expense the costs related to the Exchange Offer in the period in which they are incurred.

DESCRIPTION OF SENIOR INDEBTEDNESS

Credit Facility

On October 1, 2007, we entered into a Credit Agreement (the “Credit Facility”) with Wells Fargo Foothills, Inc. (“Wells Fargo”), as arranger and administrative agent. The Credit Facility provides for a revolving credit commitment of up to $20 million. Unless earlier payment is required under the credit agreement, advances under the Credit Facility must be paid on or before October 1, 2010. We may prepay amounts outstanding under the Credit Facility at any time.

Under the Credit Facility, interest on Advances accrues at either Wells Fargo’s Base Rate or the LIBOR Rate, at our option, plus an Applicable Margin of 1.50% in the case of Base Rate Loans or 3.00% in the case of LIBOR Rate Loans.

The credit agreement contains customary covenants that will restrict our ability to, among other things:

•	declare and pay dividends;

•	prepay, redeem or purchase debt;

•	incur liens;

•	make loans and investments;

•	make capital expenditures;

•	incur additional indebtedness;

•	engage in mergers, acquisitions and asset sales;

•	enter into transactions with affiliates; and

•	engage in businesses that are not related to our business.

The credit agreement includes financial covenants that, among other things, require us to maintain minimum availability under the revolving credit facility and maintain fixed charge coverage ratios. The credit agreement also contains customary events of default, including, but not limited to:

•	non-payment of principal, interest or fees;

•	violations of certain covenants;

•	certain bankruptcy-related events;

•	inaccuracy of representations and warranties in any material respect; and

•	cross defaults with certain other indebtedness and agreements.

As security for our obligations under the Credit Facility, we granted Wells Fargo a security interest in and a first lien on, all of our existing and after-acquired assets including, without limitation, the oil and gas properties and rights that we acquired in the Blessing Field Properties on October 1, 2007.

The credit agreement provides that we put in place, on a rolling twenty-four month basis, hedge agreements, as adjusted from time to time as specified therein, with respect to estimated volumes of not less than 50% and not more than 80% of the estimated aggregate production from (i) Proved Developed Producing Reserves and (ii) such additions to Proved Developed Producing Reserves as we estimate we have made as a result of drilling activity since our most recent reserve report, with respect to each of crude oil and natural gas.

Intercreditor Agreement

Concurrently with our entry into the Credit Agreement and our sale of the old notes, on October 1, 2007 we entered into an intercreditor agreement with Wells Fargo, as the administrative agent under the Credit Agreement, and The Bank of New York, as second and third priority agent (the “Intercreditor Agreement”), subordinating the collateral securing the notes to the lien granted to Wells Fargo under the Credit Agreement.

A summary of certain provisions of the Intercreditor Agreement, which is incorporated by reference elsewhere in this prospectus, is set forth below and under “Description of Exchange Notes—Collateral—Intercreditor Agreement.” You can find definitions of certain capitalized terms used in the following summary under the “Description of Exchange Notes—Definitions.”

The Intercreditor Agreement provides that, so long as our obligations owing under the Credit Agreement and certain other Indebtedness permitted under the Indenture and secured by a Lien on the Collateral (collectively known as First Priority Claims) have not been paid in full in cash, (a) any Lien then or thereafter held by or for the benefit of any First Priority Secured Party (a “First Priority Lien”) will be senior in right, priority, operation, effect and all other respects to any and all liens securing the old notes and, when issued, the exchange notes and the Guarantees, or Second Priority Liens, and (b) any Second Priority Lien then or thereafter held by or for the benefit of the note holders, the Trustee and the Collateral Agent with respect to the notes, or Second Priority Secured Parties, will be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens, and the First Priority Liens will be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens for all purposes.

The Intercreditor Agreement also provides that (a) each agent, for itself and on behalf of the other Secured Parties on whose behalf it acts in such capacity therefor, agrees that it will not, and will waive any right to, contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity or enforceability of any Second Priority Lien or any First Priority Lien, as the case may be; provided that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of any Agent or any other Secured Party to enforce the Intercreditor Agreement to the extent provided thereby and (b) if our Company or any Guarantor creates any additional Liens upon any property to secure (i) any First Priority Claims, it must concurrently grant a Lien upon such property as security for the exchange notes or the Guarantee of such Guarantor, as the case may be, and (ii) the exchange notes or Guarantee of such Guarantor, it must concurrently grant a Lien upon such property as security for the First Priority Claims.

The Intercreditor Agreement further provides that the Wells Fargo and the other holders of First Priority Claims will, at all times prior to the payment in full in cash of the First Priority Claims, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any insolvency or liquidation proceeding), in each case, without any consultation with or the consent of the Second Priority Agent or any other Second Priority Secured Party and no Second Priority Secured Party will have any such right.

In addition, the Intercreditor Agreement provides that any Collateral or proceeds thereof received by any Secured Party in connection with any disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) will be applied as follows:

first, to the payment of costs and expenses of the applicable Secured Party in connection with such enforcement or exercise;

second, after all such costs and expenses have been paid in full in cash, to the payment of the First Priority Claims; and

third, after all such costs and expenses and First Priority Claims have been paid in full in cash, to the payment of the exchange notes and Guarantees.

After all such costs and expenses and First Priority Claims have been paid in full in cash, any surplus Collateral or proceeds then remaining will be returned to our Company, the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Priority Claims and the exchange notes and Guarantees, then, to the extent the debt obligations distributed on account of the First Priority Claims and on account of the exchange notes and Guarantees, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. Each of the First Priority Agent, on behalf of the First Priority Secured Parties and the Second Priority Agent on behalf of the Second Priority Secured Parties, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency or liquidation proceeding.

DESCRIPTION OF EXCHANGE NOTES

The old notes were issued, and the exchange notes will be issued, under an indenture, dated as of October 1, 2007 (the “Indenture”), among Baseline Oil & Gas Corp. and The Bank of New York, as trustee and collateral agent (the “Trustee”). The terms of the old notes and the exchange notes (collectively, the “Notes”) include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “—Definitions.” We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. For purposes of this “Description of the Exchange Notes,” the term “Company” means Baseline Oil & Gas Corp. and our successors under the Indenture, excluding our subsidiaries, if any.

The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions, registration rights and additional interest payment provisions relating to the old notes do not apply to the exchange notes.

The Trustee will initially act as paying agent and registrar for the exchange notes. You may present the old notes for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate office. No service charge will be made for any registration of transfer or exchange or redemption of the old notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. We may change any paying agent and registrar without notice to Holders. We will pay principal (and premium, if any) on the exchange notes at the Trustee’s corporate office in New York, New York. At our option, we may pay interest on the exchange notes and Additional Interest, at the Trustee’s corporate trust office or by check mailed to the registered address of each Holder.

Under the registration rights agreement entered into by us with respect to the old notes, we are subject to certain penalties if we fail to cause not later than 180 days after the Issue Date to have filed and declared effective a registration statement under the Securities Act for an exchange offer of the Notes or to have completed the Exchange Offer within 30 days after the effectiveness of the registration statement to which this prospectus is a part. Penalties are in the form of additional interest in an amount equal to a rate of 0.25% per annum of the principal amount of the Notes accruing for the first 90 days, which rate shall increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period until the effectiveness of the Exchange Offer; provided, however, that such accruing additional interest shall not exceed at any one time the aggregate of 1% per annum.

Brief Description of the Notes and the Guarantees

The Notes

The Notes will:

•	be senior secured obligations of our Company;

•

rank equally in right of payment with all other senior obligations of our Company and senior in right of payment to all Indebtedness that by its terms is subordinated to the Notes, including the Convertible Subordinated Notes;

•	be secured by a Lien on substantially all of the assets of our Company, subject to certain exceptions and subject to Permitted Liens; and

•	be unconditionally guaranteed, jointly and severally, on a senior secured basis by all of our Company’s future Domestic Restricted Subsidiaries, as set forth under “Guarantees” below.

The Guarantees

The Notes will be guaranteed by all of our Company’s future direct and indirect Domestic Restricted Subsidiaries. Each Guarantee of a Guarantor will:

•	be a senior secured obligation of such Guarantor;

•

rank equally in right of payment with all other senior obligations of such Guarantor and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

•	be secured by a Lien on substantially all of the assets of such Guarantor, subject to Permitted Liens.

Pursuant to the terms of the Intercreditor Agreement and the other Collateral Agreements, the Lien on the assets of our Company and the Guarantors that secures the Notes and the Guarantees will be contractually subordinated to the Liens thereon that secure First Priority Claims. Consequently, the Notes and the Guarantees will be effectively subordinated to the First Priority Claims to the extent of the value of such assets.

Principal, Maturity and Interest

Our Company will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. An aggregate principal amount of $115.0 million in old notes are currently outstanding. Any Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

The Notes will mature on October 1, 2012.

Interest on the Notes will accrue at the rate of 12 1/2 % per annum and will be due and payable semiannually in cash on each of April 1 and October 1, commencing on April 1, 2008, to the Persons who are registered Holders at the close of business on each of March 15 and September 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Our Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Guarantees

The full and prompt payment of our Company’s payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all future, direct and indirect, Domestic Restricted Subsidiaries. Each Guarantor will fully and unconditionally guarantee on a senior secured basis (each a “Guarantee” and, collectively, the “Guarantees”), jointly and severally, to each Holder, the Trustee and the Collateral Agent, the full and prompt performance of our Company’s Obligations under the Indenture and the Notes, including the payment of principal of, and premium, if any, interest and Additional Interest, if any, on the Notes. The Guarantee of each Guarantor will rank senior in right of payment to all future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against our Company for reimbursement and any claim against any other Guarantor for contribution. Each

Guarantor may consolidate with or merge into or sell its assets to our Company or another Guarantor without limitation. See “Certain Covenants—Mergers, Consolidation and Sale of Assets” and “—Limitation on Asset Sales.”

Notwithstanding the foregoing, a Guarantor will be released from its Guarantee and the Collateral Agreements without any action required on the part of the Trustee or any Holder:

(1) if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than our Company or any of our Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and our Company otherwise complies, to the extent applicable, with the covenant described below under “Certain Covenants—Limitation on Asset Sales;”

(2) if our Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under “Certain Covenants—Limitation on Restricted Payments;”

(3) if our Company exercises its legal defeasance option or its covenant defeasance option as described below under the caption “Legal Defeasance and Covenant Defeasance;” or

(4) upon satisfaction and discharge of the Indenture or payment in full in cash of the principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on, the Notes and all other Obligations that are then due and payable under the Indenture Documents.

At our Company’s request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See “Modification of the Indenture.”

As of the date of the Indenture, all of our Company’s Subsidiaries will be Guarantors. However, under certain circumstances described below under the subheading “Certain Covenants—Limitation on Restricted Payments” and the definition of the term “Unrestricted Subsidiaries,” our Company will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to our Company.

Collateral

The Notes and the Guarantees will be secured by a Lien on substantially all existing and future property and assets owned by our Company and the Guarantors, including a pledge of the Capital Stock of each Subsidiary owned directly by our Company and the Guarantors, except as described below.

The Collateral will not include:

(i) the Voting Stock of any CFC Subsidiary in excess of 65% of the outstanding Voting Stock of such CFC Subsidiary owned directly or indirectly by our Company;

(ii) motor vehicles;

(iii) rights under any contracts, leases or other instruments that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(iv) property and assets owned by our Company or any Guarantors that are the subject of Permitted Liens described in clause (6) or (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

(v) property and assets owned by our Company or any Guarantor in which a Lien may not be granted without governmental approval or consent or in which the granting of a Lien is prohibited by applicable law (but only for so long as our Company or the applicable Guarantor has not obtained such approval or consents);

(vi) deposits described in clause (3) or (10) of the definition of Permitted Liens; and

(vii) Oil and Gas Properties of our Company and its Subsidiaries to which no proved reserves of oil and gas are attributed, except to the extent that Liens on such Oil and Gas Properties and any related Oil and Gas Assets are at any time granted to secure the Obligations under the Credit Agreement, in which event Liens on such Oil and Gas Properties and such related Oil and Gas Assets must also be granted to secure the Notes or Guarantees, as appropriate;

(the excluded assets set forth in clauses (i)—(vii) are collectively referred to as the “Excluded Collateral”).

Intercreditor Agreement

A summary of certain sections of the Intercreditor Agreement is set forth below.

First Priority Claims; Notes Effectively Subordinated to First Priority Claims. The Obligations under the Credit Agreement will, and certain other Indebtedness permitted under the Indenture may, be secured by a Lien on the Collateral, which Lien will be contractually senior to the Lien thereon that secures the Notes and the Guarantees pursuant to the Intercreditor Agreement. Such Obligations are referred to in this discussion of the Intercreditor Agreement as First Priority Claims. More specifically, First Priority Claims include the Obligations under the Credit Agreement, as well as certain Hedging Obligations and First Priority Cash Management Obligations. By their acceptance of the Notes, the Holders will be deemed to have authorized the Collateral Agent to enter into the Intercreditor Agreement with the First Priority Agent and the Third Priority Agent. As a result, the Notes will be effectively subordinated to the First Priority Claims to the extent of the value of the Collateral. The Notes, the Guarantees and all other Obligations under the documents relating to the Notes and the Guarantees are referred to in this discussion as the Second Priority Claims.

Third Priority Claims; Second Priority Claims to Third Priority Claims. The Convertible Subordinated Notes and the Convertible Subordinated Notes Guarantee will be secured by a Lien on the Collateral, which Lien will be contractually subordinated to the Lien thereon that secures the First Priority Claims and the Second Priority Claims pursuant to the Intercreditor Agreement. Such Obligations are referred to in this discussion of the Intercreditor Agreement as Third Priority Claims. As a result, the Notes will be senior to the Third Priority Claims to the extent of the value of the Collateral.

Relative Priorities. The Intercreditor Agreement provides that notwithstanding the date, manner or order of grant, attachment or perfection of any Lien securing the Notes or Guarantees (a “Second Priority Lien”), any Lien securing the Third Priority Claims (a “Third Priority Lien”) or any Lien securing the First Priority Claims (a “First Priority Lien”), and notwithstanding any provision of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law or the provisions of any Indenture Document or any agreement, instrument or other document evidencing or governing any First Priority Claims (collectively, the “First Priority Debt Documents” and, together with any agreement, instrument or other document evidencing or governing any Third Priority Claims (the “Third Priority Debt Documents”), the Indenture Documents, the “Debt Documents”) or any other circumstance whatsoever, each Agent (i.e., the First Priority Agent, the Third Priority Agent and the Collateral Agent), for itself and on behalf of the Secured Parties (i.e., the holders of the First Priority Claims and the First Priority Agent (collectively, the “First Priority Secured Parties”), the holders of the Convertible Subordinated Notes, the trustee under the indenture relating to the Convertible Subordinated Notes and the Third Priority Agent (collectively, the “Third Priority Secured Parties”) and the Holders, the Trustee and the Collateral Agent (collectively, the “Second Priority Secured Parties”)) on whose behalf it acts in such capacity therefor, will agree that, so long as (1) the First Priority Claims have not been paid in full in cash, (a) any First Priority

Lien then or thereafter held by or for the benefit of any First Priority Secured Party will be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and Third Priority Liens and (b) any Second Priority Lien or Third Priority Lien then or thereafter held by or for the benefit of any Second Priority Secured Party or Third Priority Secured Lien will be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens, and the First Priority Liens will be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens or Third Priority Liens for all purposes, whether or not any First Priority Liens are subordinated in any respect to any other Lien securing any other obligation of our Company, any Guarantor or any other Person and (2) the Second Priority Claims have not been paid in full in cash, (a) any Second Priority Lien then or thereafter held by or for the benefit of any Second Priority Secured Party will be senior in right, priority, operation, effect and all other respects to any and all Third Priority Liens and (b) any Third Priority Lien then or thereafter held by or for the benefit of any Third Priority Secured Lien will be junior and subordinate in right, priority, operation, effect and all other respects to any and all Second Priority Liens, and the Second Priority Liens will be and remain senior in right, priority, operation, effect and all other respects to any Third Priority Liens for all purposes, whether or not any Second Priority Liens are subordinated in any respect to any other Lien securing any other obligation of our Company, any Guarantor or any other Person.

Prohibition on Contesting Liens; Additional Collateral. The Intercreditor Agreement also provides that (a) each Agent, for itself and on behalf of the other Secured Parties on whose behalf it acts in such capacity therefor, will agree that it will not, and will waive any right to, contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity or enforceability of any Third Priority Lien, Second Priority Lien or any First Priority Lien, as the case may be; provided that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of any Agent or any other Secured Party to enforce the Intercreditor Agreement to the extent provided thereby and (b) if our Company or any Guarantor creates any additional Liens upon any property to secure (i) any First Priority Claims, it must concurrently grant a Lien upon such property as security for the Third Priority Claims, Notes or the Guarantee of such Guarantor, as the case may be, (ii) the Notes or Guarantee of such Guarantor, it must concurrently grant a Lien upon such property as security for the First Priority Claims and the Third Priority Claims and (iii) any Third Priority Claims, it must concurrently grant a Lien upon such property as security for the First Priority Claims, Notes or the Guarantee of such Guarantor, as the case may be.

Exercise of Rights and Remedies; Standstill. In addition, the Intercreditor Agreement provides that the First Priority Agent and the other holders of First Priority Claims will, at all times prior to the payment in full in cash of the First Priority Claims, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any insolvency or liquidation proceeding), in each case, without any consultation with or the consent of the Second Priority Agent, the Third Priority Agent or any other Second Priority Secured Party or Third Priority Secured Party and no Second Priority Secured Party or Third Priority Secured Party will have any such right; provided, however, that (i) the Second Priority Secured Parties and the Third Priority Secured Parties will be entitled to take certain actions to preserve and protect their claims with respect to the Collateral and actions to which unsecured creditors are entitled to take (which in any event cannot be in contravention to the limitations imposed on the Second Priority Secured Parties or the Third Priority Secured Parties in the Intercreditor Agreement), in each case, to the extent set forth in the Intercreditor Agreement, (ii) after a period of 90 days has elapsed (which period will be tolled during any period in which the First Priority Agent will not be entitled to enforce or exercise any rights or remedies with respect to any Collateral as a result of (x) any injunction issued by a court of competent jurisdiction or (y) the automatic stay or any other stay in any insolvency or liquidation proceeding) since the date on which the Second Priority Agent has delivered to the First Priority Agent written notice of the acceleration of the Notes (the “Notes Standstill Period”) the Second Priority Secured Parties may enforce or exercise any rights or remedies with respect to any Collateral subject to the following proviso; provided further, however, that notwithstanding the expiration of the Notes Standstill Period or anything in the Intercreditor

Agreement to the contrary, in no event may the Second Priority Agent or any other Second Priority Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Priority Agent or any other First Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Priority Agent by the First Priority Agent); and (iii) after a period of 120 days has elapsed (which period will be tolled during any period in which the First Priority Agent or Second Priority Agent will not be entitled to enforce or exercise any rights or remedies with respect to any Collateral as a result of (x) any injunction issued by a court of competent jurisdiction or (y) the automatic stay or any other stay in any insolvency or liquidation proceeding) since the date on which the Third Priority Agent has delivered to the First Priority Agent and the Second Priority Agent written notice of the acceleration of the Notes (the “Convertible Standstill Period”) the Third Priority Secured Parties may enforce or exercise any rights or remedies with respect to any Collateral subject to the following proviso; provided further, however, that notwithstanding the expiration of the Convertible Standstill Period or anything in the Intercreditor Agreement to the contrary, in no event may the Third Priority Agent or any other Third Priority Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Priority Agent, the Second Priority Agent or any other First Priority Secured Party or Second Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any Collateral or any such action or proceeding (prompt written notice thereof to be given to the Third Priority Agent by the First Priority Agent and the Second Priority Agent).

Automatic Release of Second Priority Liens and Third Priority Liens. The Intercreditor Agreement also provides that if, in connection with (i) any disposition of any Collateral permitted under the terms of the First Priority Debt Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of Collateral, the First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, (x) releases any of the First Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the First Priority Claims (in each case, a “Release”), other than any such Release granted following the payment in full in cash of the First Priority Claims, then the Second Priority Liens and the Third Priority Liens on such Collateral, and the obligations of such Guarantor under its guarantee of the Notes and of the guarantors under the Convertible Subordinated Notes Guarantee (the “Convertible Guarantors”), will be automatically, unconditionally and simultaneously released, and the Second Priority Agent will, for itself and on behalf of the other Second Priority Secured Parties and the Third Priority Agent will, for itself and on behalf of the other Third Priority Secured Parties, promptly execute and deliver to the First Priority Agent, our Company or such Guarantor or Convertible Guarantor, as the case may be, such termination statements, releases and other documents as the First Priority Agent, our Company or such Guarantor or Convertible Guarantor, as the case may be, may reasonably request to effectively confirm such Release; provided that, in the case of a disposition of Collateral (other than any such disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral) or a Release of a Guarantor from its Guarantee or of a Convertible Guarantor from its Convertible Subordinated Notes Guarantee (other than any such Release in connection with the enforcement or exercise of any rights or remedies with respect to all of the Capital Stock of such Guarantor or Convertible Guarantor or all or substantially all of its assets), the Second Priority Liens and the Third Priority Liens may not be so released if such disposition or such Release of such Guarantor from its Guarantee or Convertible Guarantor from its Convertible Subordinated Notes Guarantee is not permitted under the terms of the Indenture Documents or the Third Priority Debt Documents.

Waterfall. The Intercreditor Agreement also provides that any Collateral or proceeds thereof received by any Secured Party in connection with any disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) will be applied as follows:

first, to the payment of costs and expenses of the applicable Secured Party in connection with such enforcement or exercise;

second, after all such costs and expenses have been paid in full in cash, to the payment of the First Priority Claims;

third, after all such costs and expenses and First Priority Claims have been paid in full in cash, to the payment of the Notes and Guarantees; and

fourth, after all such cost and expenses and Second Priority Claims have been paid full in cash, to the payment of the Second Priority Claims.

After all such costs and expenses, the First Priority Claims. the Notes, Guarantees and the Third Priority Claims have been paid in full in cash, any surplus Collateral or proceeds then remaining will be returned to our Company, the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Turnover. The Intercreditor Agreement also provides that so long as (a) the First Priority Claims have not been paid in full in cash, any Collateral or any proceeds thereof received by the Second Priority Agent, the Third Priority Agent or any other Second Priority Secured Party or Third Priority Secured Party in connection with any disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), will be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct and (b) the First Priority Claims have been paid in full in cash and the Second Priority Claims have not been paid in full in cash, any Collateral or any proceeds thereof received by the Third Priority Agent or any other Third Priority Secured Party in connection with any disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), will be segregated and held in trust and forthwith transferred or paid over to the Second Priority Agent for the benefit of the Second Priority Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Insolvency or Liquidation Proceedings. The Intercreditor Agreement also provides that:

Finance and Sale Matters. (a) Until the First Priority Claims have been paid in full, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties and the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties, agrees that, in the event of any insolvency or liquidation proceeding, the Second Priority Secured Parties and the Third Priority Secured Parties:

(i) will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing, whether provided by the First Priority Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law (a “First DIP Financing”), or the Liens securing any First DIP Financing (“First DIP Financing Liens”), unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall then oppose or object to such First DIP Financing or such First DIP Financing Liens, and, to the extent that such First DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, the Second Priority Agent will, for itself and on behalf of the other Second Priority Secured Parties, subordinate the Second Priority Liens to the First Priority Liens and the First DIP Financing Liens and the Third Priority Agent will, for itself and on behalf of the other Third Priority Secured Parties, subordinate the Third Priority Liens to the First Priority Liens and the Second Priority Liens and the First DIP Financing Liens on the terms of the Intercreditor Agreement;

(iii) except to the extent permitted by paragraph (c) below, in connection with the use of cash collateral as described in clause (i) above or a First DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, First DIP Financing or First DIP Financing Liens; and

(iv) will not oppose or object to any disposition of any Collateral free and clear of the Second Priority Liens, the Third Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, if the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall consent to such disposition.

(b) If the First Priority Claims have been paid in full, until the Second Priority Claims have been paid in full, the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties, agrees that, in the event of any insolvency or liquidation proceeding, the Third Priority Secured Parties:

(i) will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, unless the Second Priority Secured Parties, or a representative authorized by the Second Priority Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing, whether provided by the Second Priority Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law (a “Second DIP Financing”), or the Liens securing any Second DIP Financing (“Second DIP Financing Liens”), unless the Second Priority Secured Parties, or a representative authorized by the Second Priority Secured Parties, shall then oppose or object to such Second DIP Financing or such Second DIP Financing Liens, and, to the extent that such Second DIP Financing Liens are senior to, or rank pari passu with, the Second Priority Liens, the Third Priority Agent will, for itself and on behalf of the other Third Priority Secured Parties, subordinate the Third Priority Liens to the Second Priority Liens and the Second DIP Financing Liens on the terms of the Intercreditor Agreement;

(iii) except to the extent permitted by paragraph (d) below, in connection with the use of cash collateral as described in clause (i) above or a Second DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, Second DIP Financing or Second DIP Financing Liens; and

(iv) will not oppose or object to any disposition of any Collateral free and clear of the Third Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, if the Second Priority Secured Parties, or a representative authorized by the Second Priority Secured Parties, shall consent to such disposition.

(c) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties and the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties, agrees that no Second Priority Secured Party or Third Priority Secured Party, as the case may be, may contest, or support any other Person in contesting, (i) any request by the First Priority Agent or any other First Priority Secured Party for adequate protection in respect of any First Priority Claims or (ii) any objection, based on a claim of a lack of adequate protection with respect of any First Priority Claims, by the First Priority Agent or any other First Priority Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any First DIP Financing or use of cash collateral,

(A) any First Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the Second Priority Agent may, for itself and on behalf of the other Second Priority Secured Parties and the Third Priority Agent may, for itself and on behalf of the other Third Priority Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens (and to the Second Priority Liens, in the case of the Third Priority Claims) and First DIP Financing Liens on the same basis as the other Second Priority Liens and Third Priority Liens are subordinated to the First Priority Liens (or the Second Priority Liens, in the case of the Third Priority Claims) under the Intercreditor Agreement, (B) any Second Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the First Priority Agent will, for itself and on behalf of the other First Priority Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Second Priority Lien as security for the First Priority Claims and the Third Priority Agent will, for itself and on behalf of the other Third Priority Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is subordinate to such Second Priority Lien and the First Priority Lien as security for the Third Priority Claims on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens and senior to the Third Priority Liens under the Intercreditor Agreement and (C) any Third Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the First Priority Agent will, for itself and on behalf of the other First Priority Secured Parties and the Second Priority Agent will, for itself and on behalf of the other Second Priority Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Third Priority Lien as security for the First Priority Claims and the Second Priority Claims, as the case may be on the same basis as the other Third Priority Liens are subordinated to the First Priority Liens and the Second Priority Liens under the Intercreditor Agreement.

(d) If the First Priority Claims have been paid in full, Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties, agrees that no Third Priority Secured Party, as the case may be, may contest, or support any other Person in contesting, (i) any request by the Second Priority Agent or any other Second Priority Secured Party for adequate protection in respect of any Second Priority Claims or (ii) any objection, based on a claim of a lack of adequate protection with respect of any Second Priority Claims, by the Second Priority Agent or any other Second Priority Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any Second DIP Financing or use of cash collateral, (A) any Second Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the Third Priority Agent may, for itself and on behalf of the other Third Priority Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Second Priority Liens and Second DIP Financing Liens on the same basis as the other Third Priority Liens are subordinated to the Second Priority Liens under the Intercreditor Agreement and (B) any Second Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the Third Priority Agent will, for itself and on behalf of the other Third Priority Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is subordinate to such Second Priority Lien as security for the Third Priority Claims on the same basis as the other Third Priority Liens are subordinated to the Second Priority Liens.

(e) Notwithstanding the foregoing, the applicable provisions of paragraphs (a) and (c) above are only binding on the Second Priority Secured Parties and the Third Priority Secured Parties with respect to any First DIP Financing to the extent the principal amount of such First DIP Financing, when taken together with the aggregate principal amount of the First Priority Claims, does not exceed the sum of (x) the principal amount of Indebtedness permitted to be incurred under clauses (3) and (16) of the definition of the term “Permitted Indebtedness” and (y) $5,000,000.

(f) Notwithstanding the foregoing, the applicable provisions of paragraphs (b) and (d) above are only binding on the Third Priority Secured Parties with respect to any Second DIP Financing to the extent the principal amount of such Second DIP Financing, when taken together with the aggregate principal amount of the Second Priority Claims, does not exceed the sum of (x) the principal amount of Indebtedness permitted to be incurred under clauses (2), (3) and (16) of the definition of the term “Permitted Indebtedness” and (y) $5,000,000.

(g) Notwithstanding anything to the contrary in the Intercreditor Agreement, the Second Priority Secured Parties and the Third Priority Secured Parties retain their rights under the Bankruptcy Code to make post-petition financing proposals and such proposals shall not be deemed to be an objection to any other First or Second DIP Financing proposals so long as (x) any court order approving such post-petition financing requires that all First Priority Claims (or Second Priority Claims in the case of a Second DIP Financing) be paid in full in cash as a condition to such post-petition financing, and (y) all First Priority Claims (or Second Priority Claims in the case of a Second DIP Financing) are paid in full in cash on the date of such post-petition financing, which date shall be no later than 10 business days after the date on which such post-petition financing is approved by the court in which such insolvency or liquidation proceeding is pending.

Relief from the Automatic Stay. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, and the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties each agrees that, so long as the First Priority Claims have not been paid in full, no Second Priority Secured Party or Third Priority Secured Party may, without the prior written consent of the First Priority Agent, seek or request relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien or Third Priority Lien. If the First Priority Claims have been paid in full, the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties will each agree that, so long as the Second Priority Claims have not been paid in full, no Third Priority Secured Party may, without the prior written consent of the Second Priority Agent, seek or request relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of any part of the Collateral, any proceeds thereof or any Third Priority Lien.

Reorganization Securities. If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Priority Claims, the Notes, the Guarantees and the Third Priority Claims, then, to the extent of the debt obligations distributed on account of the First Priority Claims, on account of the Notes and Guarantees and on account of the Third Priority Claims, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Post-Petition Interest. (a) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties and the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties each agrees that no Second Priority Secured Party or Third Priority Secured Party, as the case may be, may oppose or seek to challenge any claim by the First Priority Agent or any other First Priority Secured Party for allowance in any insolvency or liquidation proceeding of First Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (it being understood and agreed that such value will be determined without regard to the existence of the Second Priority Liens or the Third Priority Liens on the Collateral). The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, agrees that the Second Priority Agent or any other Second Priority Secured Party or the Third Priority Agent of any other Third Priority Secured Party may make a claim for allowance in any insolvency or liquidation proceeding of Second Priority Claims or Third Priority Claims, as the case may be, consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens or the Third Priority Claims, as the case may be; provided, however, that (i) if the First Priority Secured Parties shall have made any such claim, such claim (A) shall have also have been approved or (B) will be approved contemporaneous with the approval of any such claim by any Second Priority Secured Party or Third Priority Secured Party and (ii) each First Priority Secured Party may oppose or seek to challenge any such claim.

(b) If the First Priority Claims have been paid in full, the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties each agrees that no Third Priority Secured Party, as the case may be, may oppose or seek to challenge any claim by the Second Priority Agent or any other Second Priority

Secured Party for allowance in any insolvency or liquidation proceeding of Second Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens (it being understood and agreed that such value will be determined without regard to the existence of the Third Priority Liens on the Collateral). The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that the Third Priority Agent of any other Third Priority Secured Party may make a claim for allowance in any insolvency or liquidation proceeding of Third Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Third Priority Claims; provided, however, that (i) if the Second Priority Secured Parties shall have made any such claim, such claim (A) shall have also have been approved or (B) will be approved contemporaneous with the approval of any such claim by any Third Priority Secured Party and (ii) each Second Priority Secured Party may oppose or seek to challenge any such claim.

Certain Waivers by the Second and Third Priority Secured Parties. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties and the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties each waives any claim any Second Priority Secured Party or Third Priority Secured Party may have against any First Priority Secured Party arising out of (a) the election by any First Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any insolvency or liquidation proceeding. If the First Priority Claims have been paid in full, the Third Priority Agent, for itself and on behalf of the other Third Priority Secured Parties waives any claim any Third Priority Secured Party may have against any Second Priority Secured Party arising out of (a) the election by any Second Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any insolvency or liquidation proceeding.

Certain Voting Matters. Each of the First Priority Agent, on behalf of the First Priority Secured Parties, the Second Priority Agent on behalf of the Second Priority Secured Parties and the Third Priority Agent, on behalf of the Third Priority Secured Parties, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency or liquidation proceeding. Except as provided in this paragraph, nothing in the Intercreditor Agreement will be intended, or may be construed, to limit the ability of the Second Priority Agent, the Second Priority Secured Parties, the Third Priority Agent or the Third Priority Secured Parties to vote on any plan of reorganization that maintains the lien subordination provisions of the Intercreditor Agreement or of the First Priority Secured Parties, Second Priority Secured Parties or the Third Priority Secured Parties, to contest any plan of reorganization that does not maintain the lien subordination provisions of the Intercreditor Agreement.

Postponement of Subrogation. The Intercreditor Agreement also provides that the Second Priority Agent and the Third Priority Agent will each agree that no payment or distribution to any First Priority Secured Party pursuant to the provisions of the Intercreditor Agreement will entitle any Second Priority Secured Party or Third Priority Secured Party to exercise any rights of subrogation in respect thereof until the First Priority Claims shall have been paid in full in cash. The Intercreditor Agreement also provides that, if the First Priority Claims have been paid in full, the Third Priority Agent will each agree that no payment or distribution to any Second Priority Secured Party pursuant to the provisions of the Intercreditor Agreement will entitle any Third Priority Secured Party to exercise any rights of subrogation in respect thereof until the Second Priority Claims shall have been paid in full in cash.

Purchase Option. (a) The Intercreditor Agreement also provides that notwithstanding anything in the Intercreditor Agreement to the contrary, following the acceleration of the Indebtedness then outstanding under the First Priority Debt Agreement, the Second Priority Secured Parties may, at their sole expense and effort, upon notice to our Company and the First Priority Agent, require the First Priority Secured Parties to transfer and assign to the Second Priority Secured Parties, without warranty or representation or recourse, all (but not less than all) of the First Priority Claims; provided that (x) such assignment may not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (y) the Second Priority Secured Parties shall have paid to the First Priority Agent, for the account of the First Priority Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (other than any fees that become due as a result of the prepayment of the loans and other advances under, or early termination of, the First Priority Debt Agreement (such fees, the “First Termination Fees”)) plus all the other First Priority Claims then outstanding (which will include, with respect to (i) the aggregate face amount of the letters of credit outstanding under the First Priority Debt Agreement, an amount in cash equal to 105% thereof, and (ii) each interest rate hedging, cap, collar, swap or other similar agreements that evidence any First Priority Hedging Obligations, 100% of the aggregate amount of such First Priority Claims, after giving effect to any netting arrangements, that our Company or the applicable Guarantor as the case may be, would be required to pay if such interest rate hedging, cap, collar, swap or other similar agreements were terminated at such time). In order to effectuate the foregoing, the First Priority Agent will calculate, upon the written request of the Second Priority Agent from time to time, the amount in cash that would be necessary so to purchase the First Priority Claims. If the right set forth in this paragraph is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten business days of the request set forth in the first sentence of this paragraph. If the Second Priority Secured Parties exercise the right set forth in this paragraph, it will be exercised pursuant to documentation mutually acceptable to each of the First Priority Agent and the Second Priority Agent. Notwithstanding anything to the contrary in the Intercreditor Agreement, if at any time following the consummation of such transfer and assignment, the Second Priority Secured Parties recover any First Termination Fees prior to the first anniversary of the date that such transfer and assignment is consummated they must pay such fees to First Priority Secured Parties, but only after principal due in respect to the Notes, together with interest and fees due thereon, have been paid in full and prior to the payment of any fees that become due as a result of the prepayment of the Notes.

(b) The Intercreditor Agreement also provides that notwithstanding anything in the Intercreditor Agreement to the contrary, if the Second Priority Secured Parties elect not to exercise their option set forth in (a) above ,following the acceleration of the Indebtedness then outstanding under the First Priority Claims, the Notes and the Guarantees, the Third Priority Secured Parties may, at their sole expense and effort, upon notice to our Company, the First Priority Agent and the Second Priority Agent, require the First Priority Secured Parties and the Second Priority Secured Parties to transfer and assign to the Third Priority Secured Parties, without warranty or representation or recourse, all (but not less than all) of the First Priority Claims and the Second Priority Claims; provided that (x) such assignment may not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (y) the Third Priority Secured Parties shall have paid to the First Priority Agent and the Second Priority Agent, for the account of the First Priority Secured Parties and the Second Priority Secured Parties, as the case may be, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (other than any fees that become due as a result of the prepayment of the loans and other advances under, or early termination of, the First Priority Debt Agreement, the Notes and the Guarantees (such fees, the “Second Termination Fees”)) plus all the other First Priority Claims and Second Priority Claims then outstanding (which will include, with respect to (i) the aggregate face amount of the letters of credit outstanding under the First Priority Debt Agreement, an amount in cash equal to 105% thereof, and (ii) each interest rate hedging, cap, collar, swap or other similar agreements that evidence any First Priority Hedging Obligations, 100% of the aggregate amount of such First Priority Claims and Second Priority Claims, after giving effect to any netting arrangements, that our Company or the applicable Guarantor as the case may be, would be required to pay if such interest rate hedging, cap, collar, swap or other similar agreements were terminated at such time). In order to effectuate the foregoing, the First Priority Agent and Second Priority Agent will each calculate, upon the written request of the Third Priority Agent from time to time, the amount in cash that would be necessary so to purchase the First Priority Claims and/or the Second Priority Claims, as the case may be. If the right set forth in this paragraph is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten business days of the request set forth in the first sentence of this paragraph. If the Third Priority

Secured Parties exercise the right set forth in this paragraph, it will be exercised pursuant to documentation mutually acceptable to the First Priority Agent, the Second Priority Agent and the Third Priority Agent. Notwithstanding anything to the contrary in the Intercreditor Agreement, if at any time following the consummation of such transfer and assignment, the Third Priority Secured Parties recover any Second Termination Fees prior to the first anniversary of the date that such transfer and assignment is consummated they must pay such fees to First Priority Secured Parties and the Second Priority Secured Parties as the case may be, but only after principal due in respect to the Convertible Subordinated Notes, together with interest and fees due thereon, have been paid in full and prior to the payment of any fees that become due as a result of the prepayment of the Convertible Subordinated Notes. The Holders will be bound by the terms of the Intercreditor Agreement that provides the Third Priority Secured Parties the option discussed in this clause (b).

Security Documents

Our Company, the Guarantors and the Collateral Agent have entered into one or more Collateral Agreements granting, in favor of the Collateral Agent for the benefit of the Second Priority Secured Parties, Liens on the Collateral securing the Notes and Guarantees. Whether prior to or after the First Priority Claims have been paid in full, our Company will be entitled to releases of assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) to enable our Company to consummate asset dispositions permitted or not prohibited under the covenant described below under “Certain Covenants—Limitation on Asset Sales;”

(2) if any Subsidiary that is a Guarantor is released from its Guarantee, that Subsidiary’s assets will also be released from the Liens securing the Notes;

(3) as described under “Modification of the Indenture” below; or

(4) if required in accordance with the terms of the Intercreditor Agreement.

The Liens on all Collateral that secures the Notes and the Guarantees also will be released:

(1) if our Company exercises its legal defeasance option or covenant defeasance option as described below under “Legal Defeasance and Covenant Defeasance”;

(2) upon satisfaction and discharge of the Indenture or payment in full of the principal of, and premium, if any, and accrued and unpaid interest on, the Notes and all other Obligations that are then due and payable; or

(3) as described under “Modification of the Indenture” below.

Certain Bankruptcy and Other Limitations

The ability of the Collateral Agent and the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See the section entitled “Risk Factors—Risks Related to the Notes—In the event of bankruptcy, the ability of the holders to realize upon the collateral will be subject to certain bankruptcy law limitation.” The ability of the Collateral Agent and the Holders to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.

Additionally, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

Our Company is permitted to form new Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of its Restricted Subsidiaries that are Domestic Restricted Subsidiaries; provided, that each such new Domestic Restricted Subsidiary will be required to execute a Guarantee in respect of our Company’s obligations under the Notes and the Indenture and a supplement to the applicable Collateral Agreement granting to the Collateral Agent a Lien on the assets of such Domestic Restricted Subsidiary on the same basis and subject to the same limitations as described in this section.

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Agreements (including, without limitation, the Intercreditor Agreement), each of our Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of any of its Subsidiaries and to exercise any voting, consensual rights and other rights pertaining to such Collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, upon notice and demand from the Collateral Agent, (a) all rights of our Company or such Guarantor, as the case may be, to exercise such voting, consensual rights, or other rights shall cease and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of our Company or such Guarantor, as the case may be, to receive cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent, and (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements. Subject to the Intercreditor Agreement, all funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the Holders shall be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

No fair market value appraisals of any of the Collateral have been prepared by or on behalf of our Company in connection with the issuance of the Notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all Obligations owed to the holders of First Priority Claims or after the satisfaction of all other Obligations in which any Collateral secures such other Obligations owing to the holders of other Liens which have priority over the Lien securing the Notes would be sufficient to satisfy the obligations owed to the Holders of the Notes.

Subject to the restrictions on incurring Indebtedness in the Indenture, our Company and its Restricted Subsidiaries will also have the right to grant Liens securing Capital Lease Obligations and Purchase Money Obligations constituting Permitted Indebtedness and to acquire any such assets subject to such Liens. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value and any sale of such Collateral separately from the assets of our Company as a whole may not be feasible. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. See “Risk Factors—Risks Related to the Notes—There may not be sufficient collateral to pay all or any of the notes.”

Redemption

Optional Redemption prior to October 1, 2010. At any time prior to October 1, 2010, our Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Optional Redemption on or after October 1, 2010. The Notes are not redeemable before October 1, 2010. Thereafter, our Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to (but not including) the redemption date, if redeemed during the twelve-month period beginning on October 1 of the years set forth below:

Year	Percentage
2010	106.750%
2011 and thereafter	100.000%

In addition, our Company must pay accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the redemption date.

Optional Redemption Upon Equity Offerings. At any time, or from time to time, prior to October 1, 2010, our Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes originally issued under the Indenture at a redemption price of 113.500% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, to the date of redemption; provided that:

(1) at least 65% of the principal amount of Notes originally issued under the Indenture remains outstanding immediately after any such redemption; and

(2) our Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

In the event that our Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

Our Company will pay the redemption price for any Note together with accrued and unpaid interest and Additional Interest, if any, thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as our Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Our Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, our Company may be required to offer to purchase the Notes as described under the captions “Repurchase Upon Change of Control” and “Certain Covenants—Limitation on Asset Sales.” Our Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase upon Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that our Company purchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, our Company must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

Our Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by our Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that our Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event our Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, our Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that our Company would be able to obtain such financing and the terms of the Credit Agreement and/or the Indenture may restrict the ability of our Company to obtain such financing.

Restrictions in the Indenture described herein on the ability of our Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of our Company, whether favored or opposed by the management or the Board of Directors of our Company. Consummation of any such Asset Sales in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that our Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of our Company or any of its Subsidiaries by the management of our

Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of our Company’s assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders elect to require our Company to purchase the Notes and our Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase under such circumstances.

Our Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Repurchase upon Change of Control” provisions of the Indenture, our Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Repurchase upon Change of Control” provisions of the Indenture by virtue thereof.

Excess Cash Flow Offer

If our Company has Excess Cash Flow (i) for the period from the Issue Date to December 31, 2007 (the “Initial Period”) and (ii) subsequent to the Initial Period, for each of the fiscal years ending on December 31, 2008 and December 31, 2009 (the “Second Period”) then our Company shall apply an amount (the “Excess Cash Flow Offer Amount”) equal to 100% of such Excess Cash Flow for such period to make an offer to the Holders to repurchase all or a portion (in integral multiples of $1,000) of their Notes with an aggregate repurchase price in cash equal to the Excess Cash Flow Offer Amount pursuant to and subject to the conditions contained in the Indenture (an “Excess Cash Flow Offer”).

If our Company has Excess Cash Flow subsequent to the Second Period, for each of the fiscal years ending on December 31, 2010 and December 31, 2011 (the “Third Period” and, together with the Initial Period and the Second Period, the “Periods”) then our Company shall apply an Excess Cash Flow Offer Amount equal to 50% of such Excess Cash Flow for such period to make an Excess Cash Flow Offer.

In each Excess Cash Flow Offer, our Company will be required to repurchase Notes validly tendered in response to such Excess Cash Flow Offer at a purchase price in cash equal to 101% of their principal amount, plus accrued but unpaid interest and Additional Interest, if any, thereon to the Excess Cash Flow Offer Payment Date, in accordance with the procedures (including proration in the event of oversubscription) set forth in the Indenture. Our Company will not be required to make an Excess Cash Flow Offer if the Excess Cash Flow for any Period is less than $2.5 million.

Within 90 days after the end of any period) with respect to which our Company is required to make an Excess Cash Flow Offer pursuant to the first two paragraphs of this section, our Company must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Excess Cash Flow Offer. Such offer shall state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Excess Cash Flow Offer Payment Date”). Holders electing to have a Note purchased pursuant to an Excess Cash Flow Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Excess Cash Flow Offer Payment Date. If only a portion of a Note is purchased pursuant to an Excess Cash Flow Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer will be cancelled and cannot be reissued. With respect to each Excess Cash Flow Offer, our Company shall be entitled to reduce the applicable Excess Cash Flow Offer Amount with respect thereto by the aggregate repurchase price of any Notes theretofore repurchased by our Company in the open market (to the extent such amount has not previously reduced any Excess Cash Flow Offer Amount).

If the aggregate repurchase price of Notes tendered pursuant to any Excess Cash Flow Offer is less than the applicable Excess Cash Flow Offer Amount, our Company may, subject to the other provisions of the Indenture, use any such Excess Cash Flow for any other lawful purpose.

If an Excess Cash Flow Offer is made, there can be no assurance that our Company will have available funds sufficient to pay the Excess Cash Flow purchase price for all the Notes that might be delivered by Holders seeking to accept the Excess Cash Flow Offer.

Notwithstanding the foregoing, the repurchase of Notes by our Company pursuant to any Excess Cash Flow Offer shall not be required if it would breach any covenant under the Credit Agreement that prohibits the consummation of the applicable Excess Cash Flow Offer and shall be limited to amounts as provided under the Credit Agreement.

Our Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Excess Cash Flow Offer” provisions of the Indenture, our Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Excess Cash Flow Offer” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness. (a) Our Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, our Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if (x) on the date of the incurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of our Company will be, after giving effect to the incurrence thereof, greater than 2.5 to 1.0 and (y) any such Indebtedness (i) other than Indebtedness described in clauses (4), (6) (to the extent incurred in respect of clause (4)), (7) (to the extent incurred in respect of clause (4)) and (9) of the definition thereof) shall constitute Permitted Subordinated Indebtedness or (ii) that consists of Disqualified Capital Stock shall constitute Permitted Disqualified Capital Stock.

(b) Our Company will not, and will not permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of our Company or such Domestic Restricted Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Obligations of our Company or such Domestic Restricted Subsidiary under (i) in the case of our Company, the Notes and the Indenture or (ii) in the case of such Domestic

Restricted Subsidiary, its Guarantee and the Indenture, in each case, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of our Company or such Domestic Restricted Subsidiary.

Limitation on Restricted Payments. Our Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of our Company and dividends and distributions payable to our Company or another Restricted Subsidiary of our Company) on or in respect of shares of Capital Stock of our Company or its Restricted Subsidiaries to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of our Company or its Restricted Subsidiaries (other than any such Capital Stock held by our Company or any Restricted Subsidiary);

(3) make any payment (whether for principal, premium, if any, or interest) on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of our Company or any Guarantor, that is subordinate or junior in right of payment to the Notes or a Guarantee; or

(4) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”).

Notwithstanding the foregoing, if on any record date for the Convertible Subordinated Notes (the “Convertible Record Date”):

(i) a Default or an Event of Default shall not have occurred and be continuing;

(ii) our Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness;” and

(iii) 50% of the aggregate amount of accrued and unpaid interest due on the Convertible Subordinated Notes’ next interest payment date following the Convertible Record Date (the “Convertible Interest Payment Date”) is equal to or less than the sum of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of our Company earned during the period beginning on the first day of the first fiscal quarter after the Issue Date and ending on the last day of our Company’s most recent fiscal quarter ending prior to the Convertible Record Date for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(B) 100% of the aggregate net cash proceeds received by our Company from any Person (other than a Subsidiary of our Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of our Company (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described under “Redemption—Optional Redemption Upon Equity Offerings”); plus

(C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by our Company from holders of our Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described under “Redemption—Optional Redemption Upon Equity Offerings”); plus

(D) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of our Company that have been converted into or exchanged for Qualified Capital Stock of our Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(E) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by our Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions otherwise included in Consolidated Net Income), in each case received by our Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to our Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made by our Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary; minus,

(F) any amounts previously paid to the Holders of the Convertible Subordinated Notes pursuant to this section (iii),

(such sum being referred to as the “Build-up Amount”), our Company is required to pay 50% (the “Required Amount”) and, should the Build-up Amount exceed the Required Amount (the “Excess Amount”), may pay the Excess Amount in an amount up to 100% of the remaining interest then due on the Convertible Interest Payment Date after payment of the Required Amount, in cash to the holders of the Convertible Subordinated Notes. Our Company may, subject to the other provisions of the Indenture, use any amounts remaining after such interest payment is made on the Convertible Subordinated Notes for any other lawful purpose.

In the case of clauses (iii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of our Company financed directly or indirectly using funds borrowed from our Company or any Subsidiary of our Company, shall be excluded until and to the extent such borrowing is repaid.

If no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the provisions of this covenant do not prohibit the repurchase or other acquisition of shares of Capital Stock of our Company, from employees, former employees, directors or former directors of our Company or its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of our Company under which such shares were granted, issued or sold or such other repurchases or acquisitions as may be approved by the Board of Directors of our Company; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $250,000 plus up to $250,000 of any unutilized amounts from the preceding calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by our Company (to the extent contributed to our Company) and its Restricted Subsidiaries subsequent to the Issue Date.

On the last business day of each fiscal quarter our Company shall deliver to the Trustee an Officers’ Certificate stating that the Restricted Payments made by our Company during such fiscal quarter complied with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon our Company’s latest available internal quarterly financial statements.

Limitation on Asset Sales. Our Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) our Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2) at least 75% of the consideration received by our Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents or assets described in the following clause (3)(b) and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of our Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to our Company or any of its Subsidiaries with respect to such liabilities; and

(3) our Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to repay Indebtedness under the Credit Agreement and permanently reduce the commitments thereunder;

(b) to make an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business; or

(c) a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of Net Cash Proceeds, our Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of our Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by our Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders, the maximum principal amount of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by our Company or any Restricted Subsidiary of our Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

Our Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

In the event of the transfer of substantially all (but not all) of the property and assets of our Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of our Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of our Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant. In addition, the Fair Market Value of such properties and assets of our Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

Our Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, our Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such compliance.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Our Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of our Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to our Company or any other Restricted Subsidiary of our Company; or

(3) transfer any of its property or assets to our Company or any other Restricted Subsidiary of our Company, except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule or regulation;

(b) the Indenture and the Collateral Agreements;

(c) customary non-assignment provisions of any lease of any Restricted Subsidiary of our Company to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date (including the Convertible Subordinated Notes Indenture and the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

(f) restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

(g) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(h) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(i) restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided, that such restrictions relate only to the assets financed with such Indebtedness;

(j) restrictions in other Indebtedness incurred in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness” (including Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of Board of Directors of our Company, no more materially restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as reasonably determined by our Company) and our Company determines that any such encumbrance or restriction will not materially affect our Company’s ability to make principal, premium, if any, or interest payments on the Notes or any Guarantor’s ability to honor its Guarantee in respect thereof; or

(k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to our Company in any material respect as determined by the Board of Directors of our Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

Limitation on Issuances and Sales of Capital Stock of Subsidiaries. Our Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to our Company or to a Wholly-Owned Restricted Subsidiary of our Company) or permit any Person (other than our Company or a Wholly-Owned Restricted Subsidiary of our Company) to own or hold any Capital Stock of any Restricted Subsidiary of our Company (other than as required by applicable law); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “—Limitation on Restricted Payments” covenant if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the “—Limitation on Asset Sales” covenant.

Limitation on Liens. Our Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of our Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than collateral assignments constituting Permitted Liens).

Merger, Consolidation and Sale of Assets. Our Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of our Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of our Company’s assets (determined on a consolidated basis for our Company and our Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) our Company shall be the surviving or continuing corporation; or

(b) the Person (if other than our Company) formed by such consolidation or into which our Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of our Company and of our Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee and the Collateral Agent, the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on, all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of our Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of our Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), our Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of our Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) our Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of our Company the Capital Stock of which constitutes all or substantially all of the properties and assets of our Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of our Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of our Company in accordance with the foregoing, in which our Company is not the surviving or the continuing corporation, the successor Person formed by such consolidation or into which our Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, our Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, our Company and any Guarantors that remain Subsidiaries of our Company shall be released from their obligations under the Indenture, the Collateral Agreements, the Notes and the Guarantees.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of this covenant and the “—Limitation on Asset Sales” covenant) will not, and our Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than our Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee, the Indenture and the Registration Rights Agreement and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) such entity shall have delivered to the Trustee and Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger complies with the Indenture.

Any merger or consolidation of (i) a Guarantor with and into our Company (with our Company being the surviving entity) or another Guarantor or (ii) a Guarantor or our Company with an Affiliate organized solely for the purpose of reincorporating (or, except with respect to our Company, reorganizing) such Guarantor or our Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

(A) clause (4) of the first paragraph of this covenant; and

(B) (x) in the case of a merger or consolidation involving our Company as described in clause (ii), clause (1)(b)(y) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii), clause (2) of the immediately preceding paragraph.

Limitation on Transactions with Affiliates. (a) Our Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

(x) Affiliate Transactions permitted under paragraph (b) below, and

(y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of our Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $2.5 million shall be approved by a majority of the members of the Board of Directors of our Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If our Company or any Restricted Subsidiary of our Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $5.0 million, our Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to our Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in paragraph (a) of this covenant shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of our Company or any Restricted Subsidiary of our Company as determined in good faith by our Company’s Board of Directors or senior management;

(2) transactions exclusively between or among our Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by the Indenture and Permitted Investments of the type described in clauses (9) and (11) of the definition thereof;

(5) any merger or other transaction with an Affiliate solely for the purpose of reincorporating our Company in another jurisdiction or creating a holding company of our Company;

(6) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by our Company or any of its Restricted Subsidiaries in the ordinary course of business;

(7) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions; and

(8) the issuance of Qualified Capital Stock of our Company.

Additional Guarantees. If our Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date (other than an Unrestricted Subsidiary), then our Company shall cause such Domestic Restricted Subsidiary to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of our Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2) execute and deliver to the Trustee and the Collateral Agent amendments to the Collateral Agreements or additional Collateral Agreements and take such other actions as may be necessary to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets other than Excluded Collateral of such Domestic Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions or such other actions as may be required by the Collateral Agreements;

(3) take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected Lien in the assets other than Excluded Collateral of such new Domestic Restricted Subsidiary, subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

(4) take such further action and execute and deliver such other documents reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

(5) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary as provided for in the Indenture.

Impairment of Security Interest. Subject to the Intercreditor Agreement, neither our Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Collateral Agreements or the Indenture. Neither our Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture and the Collateral Agreements (including the Intercreditor Agreement). Our Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. Our Company shall, and shall cause each Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

Real Estate Mortgages and Filings. With respect to any real property other than Oil and Gas Assets and Excluded Collateral (individually and collectively, the “Premises”) owned by our Company or a Domestic Restricted Subsidiary on the Issue Date with a Fair Market Value of greater than $500,000 and with respect to any such property to be acquired by our Company or a Domestic Subsidiary after the Issue Date with a purchase price of greater than $500,000 (within 90 days of the acquisition thereof):

(1) our Company shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, duly executed by our Company or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) our Company shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to lesser of (x) the aggregate principal amount of the Notes and (y) 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens in form and substance reasonably satisfactory to the Collateral Agent together with such endorsements, coinsurance and reinsurance as may reasonably be required by the Collateral Agent;

(3) our Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from our Company and the Guarantors stating that there has been no change sufficient for the title insurance company to remove all standard survey exceptions and issue the endorsements reasonably required by the Collateral Agent; and

(4) our Company shall deliver to the Collateral Agent an opinion from local counsel in each state where a Premises is located in form and substance reasonably satisfactory to the Collateral Agent and covering such matters as Collateral Agent may reasonably request, including without limitation, the enforceability of the relevant Mortgages.

Oil and Gas Mortgages and Filings. With respect to any Oil and Gas Assets owned by our Company or a Domestic Restricted Subsidiary on the Issue Date or acquired by our Company or a Domestic Subsidiary after the Issue Date, excluding in all cases Excluded Collateral:

(1) our Company shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages or amendments and supplements to prior Mortgages, duly executed by our Company or the applicable Domestic Restricted Subsidiary in form and substance reasonably satisfactory to the Collateral Agent (together with evidence of the completion–or satisfactory arrangements for the completion–of all recordings and filings of such instruments) as may be necessary to create a valid, perfected Lien (subject to no Liens other than Permitted Liens) on such Oil and Gas Assets; and

(2) our Company shall deliver to the Collateral Agent an opinion from local counsel in each state where such Oil and Gas Assets are located, in form and substance reasonably satisfactory to the Collateral Agent and covering such matters as Collateral Agent may reasonably request, including without limitation, the enforceability of the relevant Mortgage, as it may be supplemented or amended.

Each such Mortgage, amendment or supplement shall be delivered by our Company on or prior to the first Business Day of each January, April, July or October (beginning with January 1, 2008) that occurs:

(i) after the acquisition of such Oil and Gas Assets by our Company or a Domestic Restricted Subsidiary or

(ii) if such Oil and Gas Assets were previously Excluded Collateral but have ceased to be Excluded Collateral, after such cessation,

provided that if, prior to such date, our Company or a Domestic Restricted Subsidiary grants a Lien on such Oil and Gas Assets to secure First Priority Claims, such Mortgage, amendment or supplement must be delivered to the Collateral Agent at the same time as such grant to secure First Priority Claims.

Leasehold Mortgages and Filings; Landlord Waivers. Our Company and each of its Domestic Restricted Subsidiaries shall deliver Mortgages with respect to our Company’s leasehold interests in the premises (the “Leased Premises”) occupied by our Company or such Domestic Restricted Subsidiary pursuant to leases which may be mortgaged by their terms or the terms of the landlord consents (collectively, the “Leases,” and individually, a “Lease”).

Prior to Issue Date or the effective date of any Lease, as applicable, our Company and such Subsidiaries shall provide to the Trustee all of the items described in clauses (2), (3) and (4) of “Certain Covenants—Real Estate Mortgages and Filings” above and in addition shall use their respective reasonable commercial efforts to obtain an agreement executed by the lessor under the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent.

Each of our Company and each of its Domestic Restricted Subsidiaries that is a lessee of, or becomes a lessee of, real property, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, substantially in the form of the exhibit form thereof to be attached to the Indenture, executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the Issue Date, our Company or its Domestic Restricted Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date to satisfy such requirement.

Other Collateral. With respect to any other assets or property (herein called “Other Collateral”) that are neither Excluded Collateral nor addressed in “Certain Covenants—Real Estate Mortgages and Filings”, “Certain Covenants—Oil and Gas Mortgages and Filings”, “Certain Covenants—Leasehold Mortgages and Filings; Landlord Waivers” nor subject to the Security Agreement and are owned by our Company or a Domestic Restricted Subsidiary on the Issue Date or acquired by our Company or a Domestic Subsidiary after the Issue Date, our Company or such Domestic Restricted Subsidiary will promptly grant Liens covering such Other Collateral to the Collateral Agent pursuant to a document or instrument on reasonable commercial terms that contains provisions similar to those of the Security Agreement, if such Other Collateral is personal property, or provisions similar to those of the Mortgages described in “Certain Covenants—Real Estate Mortgages and Filings”, if such Other Collateral is real property.

Conduct of Business. Our Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Permitted Businesses.

Limitation on Capital Expenditures. Our Company and its Restricted Subsidiaries shall not make Capital Expenditures in excess of:

(1) the sum of (x) $7.0 million and (y) an amount contractually required to prevent the loss of our Company’s rights to wells and acreage in the New Albany Shale not to exceed $2.0 million in the aggregate in the period from the Issue Date to December 31, 2007;

(2) the sum of (x) $18.0 million and (y) an amount contractually required to prevent the loss of our Company’s rights to wells and acreage in the New Albany Shale not to exceed $2.0 million in the aggregate in the fiscal year ending December 31, 2008; and

(3) the sum of (x) $12.0 million and (y) an amount contractually required to prevent the loss of our Company’s rights to wells and acreage in the New Albany Shale not to exceed $2.0 million in the aggregate in any fiscal year ending on or after December 31, 2009, plus, with respect to clauses (2) and (3) above, up to $2.0 million of unused amounts, if any, carried over from the preceding fiscal year; provided that, with respect to clauses (2) and (3) above, if our Company’s Consolidated EBITDA for the current fiscal year is projected to be equal to or greater than $40.0 million, our Company and its Restricted Subsidiaries shall be permitted to make Capital Expenditures in an amount equal to 50% of the difference between Consolidated EBITDA in such fiscal year and $40.0 million.

Limitation on Acquisitions. Our Company and its Restricted Subsidiaries will not (x) prior to the date that our Company’s Consolidated EBITDA for the previous 12 months is greater than $40.0 million, make Acquisitions totaling $5.0 million in the aggregate or (y) make Acquisitions in excess of $5.0 million unless at the time of such Acquisition, without giving effect to the Acquisition, our Company’s Consolidated EBITDA for the previous 12 months is greater than $40.0 million.

Minimum Ratio of PV-10 to Senior Secured Indebtedness. Our Company shall not permit as of June 30th or December 31st of any year (commencing with June 30, 2008) the ratio of (i) PV-10 as of such date to (ii) all Senior Secured Indebtedness as of such day to be less than 1.40.

Maximum Ratio of Senior Secured Indebtedness to LTM EBITDA. Our Company will not permit, on any date set forth in the table below, the ratio of (i) all Senior Secured Indebtedness as of such date to (ii) LTM EBITDA as of such date to be greater than the ratio set forth below opposite such date:

March 31, 2008	5.3x
June 30, 2008	4.8x
September 30, 2008	4.4x
December 31, 2008	4.0x
March 31, 2009	3.8x
June 30, 2009	3.0x
September 30, 2009	2.8x
December 31, 2009	2.6x
March 31, 2010	2.4x
June 30, 2010 and thereafter	2.0x

Maximum Ratio of Total Indebtedness to LTM EBITDA. Our Company will not permit, as of the last day of the fiscal quarter set forth in the table below, the ratio of (i) Total Indebtedness as of such day to (ii) LTM EBITDA as of such day to be greater than the ratio set forth below opposite such fiscal quarter:

March 31, 2008	7.2x
June 30, 2008	6.8x
September 30, 2008	6.2x
December 31, 2008	5.8x
March 31, 2009	5.4x
June 30, 2009	4.5x
September 30, 2009	4.3x
December 31, 2009	4.1x
March 31, 2010	3.9x
June 30, 2010 and thereafter	3.5x

Obligation to Hedge. Within 60 days after receipt of each annual Reserve Report with respect to the proved oil and gas reserves of our Company and its Restricted Subsidiaries, and within a reasonable time after each other determination that such proved oil and gas reserves have increased by a material amount, our Company will enter into, or will cause its Restricted Subsidiaries to enter into, and will maintain in effect, one or more hedging agreements that in the aggregate fix prices, fix prices within a range, or fix minimum prices for at least 70% of the anticipated proved developed producing production of oil and gas from such reserves during each of the then next following 12 calendar months. As used in this paragraph, “hedging agreements” means:

(1) swap contracts, collar contracts, floor contracts, and other similar derivative contracts for notional quantities of oil or gas;

(2) contracts for the sale of actual oil and gas production; and

(3) contracts on a commodities exchange

that provide for fixed prices, a fixed range of prices, or floor prices, in each case with the purpose and effect of protecting our Company and its Restricted Subsidiaries against fluctuations in the prices of oil or gas and not for purposes of speculation.

Reports to Holders. The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, our Company will furnish to the Trustee and, upon request, to the Holders:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if our Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of our Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of our Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of our Company, if any) and, with respect to the annual information only, a report thereon by our Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if our Company were required to file such reports,

in each case within the time periods specified in the SEC’s rules and regulations, provided that any breach of this covenant shall be cured upon the furnishing of such late report within 20 days of the date on which such report was required to be furnished.

Our Company will hold a quarterly conference call for the Holders and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information.

Notwithstanding the foregoing, our Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by our Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, our Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, our Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Payments for Consent. Our Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, any Collateral Agreement or the Intercreditor Agreement unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

No Amendment to Subordination Provisions. Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, our Company will not amend, modify or alter the Convertible Subordinated Notes Indenture in any way to:

(1) increase the rate of or change the time for payment of interest on any Convertible Subordinated Notes;

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Convertible Subordinated Notes;

(3) alter the redemption provisions or the price or terms at which our Company is required to offer to purchase any Convertible Subordinated Notes; or

(4) amend the provisions of Article 10 of the Convertible Subordinated Notes Indenture (which relate to subordination).

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest and Additional Interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest and Additional Interest, if any, on, any Note) or any Collateral Agreement which default continues for a period of 30 days after our Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the “—Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (after giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of our Company or any Restricted Subsidiary of our Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against our Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid and unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting our Company or any of its Significant Subsidiaries;

(7) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement or the Indenture;

(8) our Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(9) the Guarantee of any Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to our Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, and premium, if any, and accrued interest and Additional Interest, if any, on, all the Notes to be due and payable by notice in writing to our Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to our Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on, all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if our Company has paid to each of the Trustee and the Collateral Agent its compensation and reimbursed each of the Trustee and the Collateral Agent for its expenses, disbursements and its advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, or premium, if any, or interest or Additional Interest, if any, on, any Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture and the Collateral Agreements relating to the duties of the Trustee and the Collateral Agent, neither the Trustee nor the Collateral Agent is under no obligation to exercise any of its rights or powers under the Indenture or any Collateral Agreement to which it is a party at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee or the Collateral Agent, as the case may be, indemnity satisfactory to it. Subject to the provisions of the Indenture and the Collateral Agreements and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on the Trustee or the Collateral Agent.

No past, present or future director, officer, employee, incorporator, or stockholder of our Company or a Guarantor, as such, shall have any liability for any obligations of our Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, or in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Under the Indenture, our Company will be required to provide an Officers’ Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers’ Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

Our Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that our Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, and premium, if any, interest and Additional Interest, if any, on, the Notes when such payments are due;

(2) our Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and our Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, our Company may, at its option and at any time, elect to have the obligations of our Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) our Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, interest and Additional Interest, if any, on, the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, our Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) our Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, our Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” or “—Limitation on Liens” as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under any other material agreement or instrument to which our Company or any of its Subsidiaries is a party or by which our Company or any of its Subsidiaries is bound;

(6) our Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by our Company with the intent of preferring the Holders over any other creditors of our Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of our Company or others;

(7) our Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) our Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Satisfaction and Discharge

The Indenture (and all Liens on Collateral) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by our Company and thereafter repaid to our Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and our Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, interest and Additional Interest, if any, on, the Notes to the date of such stated maturity or redemption, as the case may be, together with irrevocable instructions from our Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) our Company has paid all other sums payable under the Indenture and the Collateral Agreements by our Company; and

(3) our Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, our Company, the Guarantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, without the consent of the Holders, may amend, modify or supplement the Indenture, the Notes, the Guarantees and the Collateral Agreements:

(1) to cure any ambiguity, defect or inconsistency contained therein;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of our Company’s or a Guarantor’s obligations to Holders in accordance with the covenant described under “Certain Covenants—Merger, Consolidation and Sale of Assets;”

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Guarantees or the Collateral Agreements;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to conform the text of the Indenture, the Notes, the Guarantees, the Intercreditor Agreement or the Collateral Agreements to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Guarantees, the Intercreditor Agreement or the Collateral Agreements;

(7) if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or the Collateral Agreements;

(8) to allow any Subsidiary or any other Person to guarantee the Notes;

(9) to release a Guarantor as permitted by the Indenture and the relevant Guarantee; or

(10) to release Collateral as permitted under the terms of the Indenture or the Collateral Agreements,

Other amendments of, modifications to and supplements to the Indenture, the Notes, the Guarantees, the Registration Rights Agreement and the Collateral Agreements may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, no such amendment, modification or supplement may without the consent of

(a) each Holder affected thereby, no amendment may:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture, the Notes, the Guarantees or the Collateral Agreements;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, or Additional Interest on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, and premium, if any, interest and Additional Interest, if any, on, such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of our Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, modify any of the provisions or definitions with respect thereto;

(7) subordinate the Notes or any Guarantee in right of payment to any other Indebtedness of our Company or any Guarantor; or

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; and

(b) the Holders holding at least 75% in aggregate principal amount of the Notes, release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements.

Governing Law

The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, each of the Trustee and the Collateral Agent will perform only such duties as are specifically set forth in the Indenture and the Collateral Agreements to which it is a party. During the existence of an Event of Default, each of the Trustee and the Collateral Agent will exercise such rights and powers vested in it by the Indenture and the Collateral Agreements to which it is a party, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of each of the Trustee and the Collateral Agent, should it become a creditor of our Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, each of the Trustee and the Collateral Agent will be permitted to engage in other transactions; provided that if either the Trustee or the Collateral Agent acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (a) existing at the time such Person becomes a Restricted Subsidiary of our Company or at the time it merges or consolidates with or into our Company or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of our Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to our Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of our Company or the time of such acquisition, merger or consolidation.

“Acquisition” means:

(1) an Investment by our Company or any Subsidiary of our Company in any other Person (other than a Restricted Subsidiary of our Company) pursuant to which our Company or such Subsidiary acquires, whether directly or indirectly, the Capital Stock of such other Person or the right to acquire any such Capital Stock (including an Investment in the Indebtedness of such other Person that is convertible in to the Capital Stock of such other Person) or

(2) the acquisition by our Company or any Restricted Subsidiary of our Company of the assets of any Person (other than a Restricted Subsidiary of our Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or other than in the ordinary course of business, any other assets of such Person.

“Administrative Agent” has the meaning set forth in the definition of the term “Credit Agreement.”

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at October 1, 2010, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through October 1, 2010, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note, if greater.

“Asset Acquisition” means:

(1) an Investment by our Company or any Restricted Subsidiary of our Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of our Company or any Restricted Subsidiary of our Company, or shall be merged with or into our Company or any Restricted Subsidiary of our Company, or

(2) the acquisition by our Company or any Restricted Subsidiary of our Company of the assets of any Person (other than a Restricted Subsidiary of our Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with the Indenture) for value by our Company or any of its Restricted Subsidiaries to any Person other than our Company or a Guarantor of:

(1) any Capital Stock of any Restricted Subsidiary of our Company; or

(2) any other property or assets of our Company or any Restricted Subsidiary of our Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a) a transaction or series of related transactions for which our Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of our Company as permitted under “Certain Covenants—Merger, Consolidation and Sale of Assets;”

(c) any Restricted Payment permitted under “Certain Covenants—Limitation on Restricted Payments,” including a Permitted Investment;

(d) the sale of Cash Equivalents;

(e) the sale or other disposal of the Collateral pursuant to the exercise of any remedies pursuant to the documents relating to any First Priority Claims that are permitted under the Indenture and secured by Permitted Liens of the type described in clause (11), (15) or (18) of the definition thereof;

(f) the sale or other disposition of used, worn out, obsolete or surplus equipment; and

(g) the abandonment, assignment, lease, sub-lease or farmout of Oil and Gas Assets or, the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in a manner that is customary in the Oil and Gas Business (but not including sales of dollar denominated or volumetric production payments, which shall be considered Asset Sales).

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“BTU” means, British Thermal Unit.

“Capital Expenditures” means for any period expenditures (other than contracts for expenditures under or with respect to operating leases that are accounted for as capital leases in accordance with GAAP and in which our Company has no ownership interest and excluding expenditures made with the proceeds of casualty insurance or reinvestment of proceeds of asset dispositions as expressly permitted under “—Limitation on Asset Sales”) in respect of the purchase or other acquisition of fixed or capital assets that have a useful life of more than one year and that are required to be capitalized in conformity with GAAP.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“CFC Subsidiary” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

“Change of Control” means the occurrence of one or more of the following events:

(1) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of our Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”);

(2) our Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, our Company, other than any such transaction where the Voting Stock of our Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the approval by the holders of Capital Stock of our Company of any plan or proposal for the liquidation, winding up or dissolution of our Company;

(4) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Stock of our Company; or

(5) individuals who on the Issue Date constituted the Board of Directors of our Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of our Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Collateral” shall mean collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the Indenture, the Collateral Agreements, the Notes or the Guarantees is granted or purported to be granted under any Collateral Agreement; provided, however, that “Collateral” shall not include any Excluded Collateral.

“Collateral Agent” means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and thereafter means such successor.

“Collateral Agreements” means, collectively, the Intercreditor Agreement, the Security Agreement, each Mortgage and each other instrument creating Liens in favor of the Trustee as required by the Indenture, in each case, as the same may be in force from time to time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

(d) restructuring costs (including employee relocations costs) and integration expenses and charges that are identified at the time of closing of any acquisition as resulting from such acquisition (including, without limitation, cash severance payments and facility closures);

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.” If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees); but excluding the amortization or write-off during such period of capitalized financing or debt issuance costs.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8) the cumulative effect of a change in accounting principles;

(9) interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;”

(10) any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

(11) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

(12) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Convertible Subordinated Notes” means the 14% Convertible Subordinated Notes due 2013 issued by our Company.

“Convertible Subordinated Notes Guarantees” means any guarantee of the Convertible Subordinated Notes.

“Convertible Subordinated Notes Indenture” means the indenture governing the Convertible Subordinated Notes.

“Credit Agreement” means the Credit Agreement, dated as of the Issue Date, between our Company and the lenders party thereto (together with their successors and assigns, the “Lenders”) and the administrative agent named therein (in such capacity, together with its successors and assigns, the “Administrative Agent”), setting forth the terms and conditions of the senior revolving credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (3) or (16) of the definition of the term “Permitted Indebtedness”) or adding Subsidiaries of our Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of our Company or its Subsidiaries at any time prior to such anniversary.

“Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a CFC Subsidiary of such Person.

“Equity Offering” means an underwritten public offering of Common Stock of our Company or any holding company of our Company pursuant to a registration statement filed with the SEC (other than on Form S-8) or any private placement of Common Stock of our Company or any holding company of our Company to any Person other than issuances upon exercise of options by employees of any holding company, our Company or any of the Restricted Subsidiaries.

“Excess Cash Flow” means, for any period, the excess of (i) Consolidated EBITDA for such period and any decreases in the working capital of our Company and its Restricted Subsidiaries (excluding cash and Cash Equivalents) during such period after giving effect to the payment of any cash interest on the Convertible Subordinated Notes required under “Certain Covenants—Limitation on Restricted Payments” over (ii) the sum of (A) Capital Expenditures made in cash by our Company and its Restricted Subsidiaries during such period (other than any such Capital Expenditures made with insurance or condemnation proceeds), (B) the aggregate principal amount of Senior Secured Indebtedness of our Company and its Restricted Subsidiaries permanently repaid or prepaid during such period by our Company and its Restricted Subsidiaries to any Person (other than our Company or any Restricted Subsidiary), (C) the cash portion of Consolidated Interest Expense paid by our Company and its Restricted Subsidiaries during such period, (D) the aggregate amount (without duplication) of all income and franchise taxes paid in cash by our Company and its Restricted Subsidiaries and (E) any increases in the working capital of our Company and its Restricted Subsidiaries (excluding cash and Cash Equivalents) during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Offer” means an exchange offer that may be made by our Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount of Notes having substantially identical terms to the Notes registered under the Securities Act.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of our Company acting in good faith; provided, however, that with respect to any price less than $2.5 million only the good faith determination by our Company’s senior management shall be required.

“First Priority Agent” means the Administrative Agent and any successor designated as such by the holders of First Priority Claims.

“First Priority Cash Management Obligations” means all obligations of our Company and the Guarantors in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, secured by any assets constituting Collateral under the documents that secure Obligations under the Credit Agreement.

“First Priority Claims” means (a) Indebtedness under the Credit Agreement permitted pursuant to clause (3) or (16) of the definition of the term “Permitted Indebtedness,” (b) First Priority Cash Management Obligations and First Priority Hedging Obligations, and (c) all other Obligations under the documents relating to Indebtedness described in clauses (a) and (b) above.

“First Priority Hedging Obligations” means all Hedging Obligations secured by any assets constituting Collateral under the documents that secure Obligations under the Credit Agreement.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantor” means (1) each of our Company’s Domestic Restricted Subsidiaries existing on the Issue Date and (2) each of our Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Hedging Obligations” means the obligations of our Company or any of its Restricted Subsidiaries pursuant to agreements (1) designed to protect our Company or any of its Restricted Subsidiaries against (a) fluctuations in interest rates in respect of Indebtedness of our Company or such Restricted Subsidiary or (b) fluctuations in currency exchange rates or commodity prices and (2) entered into in the ordinary course of business and not for purposes of speculation.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8) all Hedging Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indenture Documents” means, collectively, the Indenture, the Notes, the Guarantees and the Collateral Agreements.

“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in our Company; and (2) that, in the judgment of the Board of Directors of our Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” means the Intercreditor Agreement, a form of which is attached to the Indenture, to be entered into concurrently with the Credit Agreement, among the First Priority Agent, the Collateral Agent, our Company and the Guarantors, as the same may be amended, supplemented or modified from time to time.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If our Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by our Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by our Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by our Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(i) “Investment” shall include the portion (proportionate to our Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of our Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, our Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) our Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to our Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of our Company.

“Issue Date” means the date of original issuance of the Notes.

“Lenders” has the meaning set forth in the definition of the term “Credit Agreement.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“LTM EBITDA” means, as of any date of determination, Consolidated EBITDA for the four consecutive fiscal quarters ending on such date (the “LTM Reference Period”). In addition, for purposes of calculating LTM EBITDA:

(1) any Asset Sale or other disposition or Asset Acquisition, as if such Asset Sale or other disposition or Asset Acquisition (including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the LTM Reference Period provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.”

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations of businesses (and ownership interests therein) disposed of prior to such date, will be excluded;

(3) any Person that is a Restricted Subsidiary on such date will be deemed to have been a Restricted Subsidiary during the LTM Reference Period; and

(4) any Person that is not a Restricted Subsidiary on such date will be deemed not to have been a Restricted Subsidiary at any time during the LTM Reference Period.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on our Company and its Restricted Subsidiaries’ Oil and Gas Assets and interests, Premises and/or the Leased Premises to secure the Notes or the Guarantees.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by our Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or estimated by our Company (in good faith) to be payable in cash in connection with such Asset Sale;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by our Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by our Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

“NYMEX” means the New York Mercantile Exchange.”

“Obligations” means all obligations for principal, premium, interest, Additional Interest, (including, without limitation, interest occurring after an insolvency, bankruptcy or similar proceeding, whether or not such interest is an allowed claim in any such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes hereunder.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of our Company.

“Officers’ Certificate” means a certificate signed by two Officers of our Company, at least one of whom shall be the principal financial officer of our Company, and delivered to the Trustee and/or the Collateral Agent, as the context may require.

“Oil and Gas Assets” means (a) any and all Oil and Gas Properties; (b) any and all properties now or hereafter pooled or unitized with Oil and Gas Properties; (c) any and all presently existing or future unitization, communitization, or pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations rules or other official acts of any federal, state or other governmental body, agency or authority) that affect any Oil and Gas Property; (d) any and all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any Oil and Gas Property or the production, sale, purchase, exchange or processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to any Oil and Gas Property; (e) any and all Hydrocarbons in and under and which may be produced and saved from, or are attributable to, any Oil and Gas Property, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to any Oil and Gas Property; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to any Oil and Gas Property and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, immovable or immovable, that is now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Oil and Gas Property or other property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be taken to such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, field separators, liquid extraction plants, plant compressors, pumps, pumping units, sales and flow lines, gathering systems, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

“Oil and Gas Liens” means (i) Liens on any specific Oil and Gas Asset or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such Oil and Gas Asset and the plugging and abandonment of wells located thereon (it being understood that, in the case of any producing Oil and Gas Asset, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such Oil and Gas Asset forms a part or which relate to such Oil and Gas Asset); (ii) Liens on a producing Oil and Gas Asset to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such Oil and Gas Asset; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to our Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; and (iv) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means any and all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, together with all fixtures and improvements pertaining thereto.

“Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

“Permitted Amount” means, as of any date of determination, 10% of PV-10.

“Permitted Business” means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which our Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Disqualified Capital Stock” means Disqualified Capital Stock that is convertible into debt securities of our Company or any of its Restricted Subsidiaries that constitutes Permitted Subordinated Indebtedness.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued in the Offering or in the Exchange Offer not to exceed $115.0 million and the related Guarantees;

(2) Indebtedness under the Convertible Subordinated Notes in an aggregate principal amount not to exceed $57.5 million and the related Convertible Subordinated Notes Guarantees;

(3) the incurrence by our Company and any Guarantor of additional Indebtedness and letters of credit under the Credit Agreement (i) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of our Company and its Restricted Subsidiaries thereunder) not to exceed $20.0 million and (ii) in connection with the collateralization of Hedging Obligations (including, without limitation, borrowing funds that are used to provide cash or cash equivalents pledged to secure Hedging Obligations or obtaining letters of credit that are used to provide support for Hedging Obligations) in an aggregate principal amount at any time outstanding not to exceed $3.0 million, less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under the Credit Agreement (other than repayments that are concurrently refunded or refinanced) that have been made by our Company or any of its Restricted Subsidiaries since the date of the Indenture and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under the Credit Agreement that have been made by our Company or any of its Restricted Subsidiaries since the date of the Indenture;

(4) other Indebtedness of our Company and its Restricted Subsidiaries outstanding on the Issue Date;

(5) Hedging Obligations of our Company or any of its Restricted Subsidiaries that are subordinated in right of payment to the Notes, the Guarantees, the Convertible Subordinated Notes and the Convertible Subordinated Guarantees, as the case may be, and matures at least 91 days after the final stated maturity of the later of the Notes or the Convertible Subordinated Notes;

(6) Intercompany Indebtedness of our Company or a Guarantor that is subordinated in right of payment to the Notes, the Guarantees, the Convertible Subordinated Notes and the Convertible Subordinated Guarantees, as the case may be, and matures at least 91 days after the final stated maturity of the later of the Notes or the Convertible Subordinated Notes for so long as such Indebtedness is held by our Company or a Guarantor; provided that if as of any date any Person other than our Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (11), (15) or (18) of the definition thereof that secure First Priority Claims that are permitted under the Indenture or a Permitted Lien of the type described in clause (14) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days after our Company obtains knowledge thereof;

(8) Indebtedness of our Company or any of its Restricted Subsidiaries represented by letters of credit for the account of our Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, bonds and completion guarantees described in the following clause in the ordinary course of business;

(9) obligations in respect of plugging and abandonment, performance, bid and surety bonds and completion guarantees provided by our Company or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of our Company and its Restricted Subsidiaries that is subordinated in right of payment to the Notes, the Guarantees, the Convertible Subordinated Notes and the Convertible Subordinated Guarantees, as the case may be, and matures at least 91 days after the final stated maturity of the later of the Notes or the Convertible Subordinated Notes incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by our Company in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

(11) Refinancing Indebtedness;

(12) Indebtedness represented by guarantees by our Company or a Restricted Subsidiary of Indebtedness incurred by our Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by our Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture and that is subordinated in right of payment to the Notes, the Guarantees, the Convertible Subordinated Notes and the Convertible Subordinated Guarantees, as the case may be, and matures at least 91 days after the final stated maturity of the later of the Notes or the Convertible Subordinated Notes;

(13) Indebtedness that is subordinated in right of payment to the Notes, the Guarantees, the Convertible Subordinated Notes and the Convertible Subordinated Guarantees, as the case may be, and matures at least 91 days after the final stated maturity of the later of the Notes or the Convertible Subordinated Notes arising from agreements of our Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by our Company and the Subsidiary in connection with such disposition;

(14) Indebtedness of our Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

(15) Indebtedness solely represented by premium financing or similar payment obligations incurred with respect to insurance policies purchased in the ordinary course of business and consistent with past practices; and

(16) additional Indebtedness of our Company and its Restricted Subsidiaries that is subordinated in right of payment to the Notes, the Guarantees, the Convertible Subordinated Notes and the Convertible Subordinated Guarantees, as the case may be, and matures at least 91 days after the final stated maturity of the later of the Notes or the Convertible Subordinated Notes in an aggregate principal amount not to exceed $2.5 million at any time outstanding.

For purposes of determining compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, our Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Indebtedness of the type described in clause (3) above that is outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by such clause (and for the avoidance of doubt, not clause (4) above). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “—Limitation on Incurrence of Additional Indebtedness” covenant.

“Permitted Investments” means:

(1) Investments by our Company or any Restricted Subsidiary of our Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into our Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to our Company or a Guarantor;

(2) Investments in our Company by any Restricted Subsidiary of our Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to our Company’s Obligations under the Notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) Hedging Obligations in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(5) Investments in the Notes;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

(7) Investments made by our Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “—Limitation on Asset Sales” covenant;

(8) Investments in existence on the Issue Date;

(9) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of our Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(10) advances to suppliers and customers in the ordinary course of business; and

(11) additional Investments in an aggregate amount not to exceed $5.0 million at any time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which our Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) any judgment Lien not giving rise to an Event of Default;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of our Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (9) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness;” provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of our Company or any Restricted Subsidiary of our Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of our Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Indebtedness under Hedging Obligations that are permitted under the Indenture or that relate to Indebtedness that is otherwise permitted under the Indenture;

(12) Liens securing Acquired Indebtedness incurred in accordance with the “—Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by our Company or a Restricted Subsidiary of our Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by our Company or a Restricted Subsidiary of our Company; and

(b) such Liens do not extend to or cover any property or assets of our Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of our Company or a Restricted Subsidiary of our Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by our Company or a Restricted Subsidiary of our Company;

(13) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (4) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(14) Liens securing the Notes and all other Obligations under the Indenture, the Collateral Agreements and the Guarantees;

(15) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (3) or (16) of the definition of the term “Permitted Indebtedness”;

(16) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the “—Limitation on Incurrence of Additional Indebtedness” provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of our Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(17) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money;

(18) Liens securing First Priority Cash Management Obligations; and

(19) Liens securing the Convertible Subordinated Notes and the Convertible Subordinated Notes Guarantees, so long as the Lien thereon shall be subject to the terms of the Intercreditor Agreement.

“Permitted Subordinated Indebtedness” means Indebtedness that is subordinated in right of payment to the Notes, the Guarantees, the Convertible Subordinated Notes and the Convertible Subordinated Guarantees, as the case may be, and matures at least 91 days after the final stated maturity of the later of the Notes or the Convertible Subordinated Notes.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of our Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“PV-10” means the sum of all of the discounted future net cash flow discounted at a 10% discount rate of all categories of un risked proved reserves from the most recent Reserve Report covering the Subject Properties. For purposes of calculating future revenues from all proved reserves, the independent engineers shall use the most recent NYMEX strip adjusted either upward or downward for the following, (i) basis differentials to NYMEX of each property, (ii) BTU content of each property, and (iii) if any property is hedged under a price hedge, the hedged price shall be used in lieu of NYMEX, all of which will be used to calculate future revenue projected to be produced from the proved reserves of the Subject Properties.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by our Company or any Restricted Subsidiary of our Company of Indebtedness incurred in accordance with the “—Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to Permitted Indebtedness) or clause (1), (2), (4) or (11) of the definition of Permitted Indebtedness, in each case that does not:

(1) have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, between us, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Reserve Report” means a report relating to the estimates of the proved reserves of our Company and its Restricted Subsidiaries prepared by independent petroleum engineers.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Secured Parties” means the Collateral Agent, the Trustee and the Holders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, made by our Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Senior Secured Indebtedness” means, on any date, without duplication, (A) the aggregate principal amount of all Indebtedness of our Company and its Restricted Subsidiaries that (i) is evidenced by or consists of the Credit Agreement, the Notes (or any Guarantee in respect thereof) or any Indebtedness that Refinances any Note (or any Guarantee in respect thereof) that has a Lien on any assets of our Company or any of its Restricted Subsidiaries and (ii) is outstanding on such date less (B) total cash and Cash Equivalents of our Company and its Restricted Subsidiaries on a consolidated basis as of such date.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subject Properties” means those properties owned by our Company possessing mo material title defects.

“Subsidiary” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Third Priority Agent” means the party named as collateral agent in the indenture relating to the Convertible Subordinated Notes and the Convertible Subordinated Notes Guarantees until a successor replaces it in accordance with the provisions of the such indenture and thereafter means such successor.

“Total Indebtedness” means, as of any date of determination, (A) the aggregate amount of Indebtedness of our Company and its Restricted Subsidiaries on a consolidated basis as of such date less (B) total cash and Cash Equivalents of our Company and its Restricted Subsidiaries on a consolidated basis as of such date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2010; provided, however, that if the period from the redemption date to October 1, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of our Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, our Company or any other Subsidiary of our Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1) our Company certifies to the Trustee that such designation complies with the “—Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of our Company or any of its Restricted Subsidiaries.

The Board of Directors of our Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, our Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a CFC Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Restricted Subsidiary of such Person.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of exchanging old notes for exchange notes in the Exchange Offer (see “The Exchange Offer”) and of the ownership and disposition of the exchange notes offered hereby, but does not purport to be a complete analysis of all potential tax considerations relating to the Exchange Offer or the exchange notes. Except as specifically noted herein, this summary is limited to persons that acquired the old notes in the initial offering at their original issue price, are exchanging old notes for exchange notes in the Exchange Offer and will hold the exchange notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, (generally, property held for investment). This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies:

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a United States alien holder (as defined below) that holds the notes in connection with a United States trade or business.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in such entity or arrangement should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

This section is based on current law, which is subject to change at any time, possibly with retroactive effect. In addition, the following summary does not address the tax consequences of the exchange under applicable state, local or foreign laws.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO SUCH HOLDER’S PARTICULAR SITUATION AS WELL AS TO ANY PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Internal Revenue Service Circular 230 Disclosure

Pursuant to Internal Revenue Service Circular 230, we hereby inform you that the description set forth herein with respect to United States federal tax issues was not intended or written to be used, and such description cannot be used, by any taxpayer for the purpose of avoiding any penalties that may be imposed on the taxpayer under the Code. Taxpayers should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Consequences of Exchanging Old Notes for Exchange Notes

The exchange of your old notes for exchange notes in the Exchange Offer should not constitute a taxable exchange for federal income tax purposes. Accordingly, the Exchange Offer should have no federal income tax consequences to you. Your federal income tax basis in the exchange notes should be the same as your federal income tax basis in your old notes and your holding period for federal income tax purposes in the exchange notes will include your holding period in the old notes you exchanged for the exchange notes. Where an old note was subject to the market discount or premium rules, the exchange note received in exchange for such old note will be treated as subject to such rules on the same basis as the old note.

United States Holders

This subsection describes the tax consequences to a United States holder. A holder is a United States holder if that holder is a beneficial owner of an exchange note and is or is treated for United States federal income tax purposes as:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Holders that are not United States holders should refer to “—United States Alien Holders” below.

Interest and Original Issue Discount. If you are a United States holder, stated interest on the exchange notes will be reportable by you as ordinary income at the time it accrues or is received in accordance with your regular method of accounting for United States federal income tax purposes. Thus, if you are on the accrual method of accounting for United States federal income tax purposes, stated interest on the exchange notes will be reportable by you as ordinary income at the time it accrues. If you are on the cash method of accounting for United States federal income tax purposes, stated interest on the exchange notes will be taxable to you as ordinary income at the time it is received.

Because the stated redemption price of the old notes did not exceed their issue price by more than a de minimis amount for federal income tax purposes, no portion of the original issue discount, or OID, on the notes is reportable by a United States holder as ordinary income on a current basis, unless the United States holder makes an affirmative election to accrue such OID (and all stated interest and any market discount) into income on a constant interest basis.

We believe that the likelihood, as of the issue date of the old notes, that additional interest would become payable on the old notes as a result of a failure to timely consummate a registered Exchange Offer for the notes or cause a shelf registration statement for resales of the notes to be declared effective was remote. Accordingly, we will take the position that United States holders are not required, prior to such additional interest becoming payable, to take the potential for such additional interest into account in determining their income from the old notes or exchange notes. Our determination that there was, as of the issue date, only a remote likelihood of additional interest is binding on each United States holder unless such holder explicitly discloses in the manner required by applicable Treasury regulations that such holder’s determination is different from ours. The Internal Revenue Service, or IRS, may disagree with our position regarding the likelihood of additional interest on the old notes, in which case the amount and timing of a United States holder’s recognition of income on the notes could be affected and the character of income recognized on the sale, exchange or redemption of the notes could be different from that described therein.

Purchase, Sale and Retirement of the Notes. A holder’s tax basis in an exchange note will generally be the cost of the old note. A holder will generally recognize gain or loss on the sale, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized on the sale, retirement or other taxable disposition and the holder’s tax basis in the exchange note. A holder will recognize capital gain or loss at the time of such sale, retirement or other taxable disposition, except to the extent attributable to accrued but unpaid interest. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Market Discount. The resale of exchange notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on an exchange note acquired by a purchaser of an exchange note generally will equal the amount, if any, by which the stated redemption price at maturity of the exchange note exceeds the purchaser’s adjusted tax basis in the exchange note immediately after its acquisition. Subject to a limited exception, these provisions generally require a United States holder who acquires an exchange note at a market discount to treat as ordinary income that is generally treated as interest income any gain it recognizes on the disposition of that exchange note to the extent of the accrued market discount on that exchange note at the time of maturity or disposition, unless such United States holder elects to include accrued market discount in income over the life of the exchange note.

This election to include market discount in income over the life of the exchange note, once made by a United States holder, applies to all market discount obligations acquired by such United States holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the exchange note at the time of acquisition, or, at the United States holder’s election, under a constant yield method. If a United States holder makes an election, it will apply only to the exchange note with respect to which it is made, and it may not be revoked. A United States holder who acquires an exchange note at a market discount who does not elect to include accrued market discount in income over the life of the exchange note may be required to defer the deduction of a portion of the interest on any indebtedness it incurs or maintains to purchase or carry the exchange note until maturity or until it disposes of the note in a taxable transaction.

Amortizable Premium. An exchange note is purchased at a premium if its adjusted basis, immediately after its purchase, exceeds the amounts payable (other than qualified stated interest) on the exchange note. A United States holder who purchases an exchange note at a premium generally may elect to amortize that premium from the purchase date to the exchange note’s maturity date under a constant-yield method that reflects semiannual compounding based on the exchange note’s payment period. Amortized premium is treated as an offset to interest income on an exchange note and not as a separate deduction. A United States holder’s election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by such United States holder on or after the first day of the first taxable year to which the election applies and such United States holder may not revoke it without the consent of the IRS.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. A holder is a United States alien holder if that holder is the beneficial owner of an exchange note and is, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from an exchange note.

This subsection does not apply to a United States holder.

The rules governing the United States federal income and estate taxation of a United States alien holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to United States alien holder that is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Code. UNITED STATES ALIEN HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

Under United States federal income tax law, and subject to the discussion of backup withholding below, if a holder is a United States alien holder of an exchange note:

•

we and other United States paying agents (collectively referred to as “U.S. Payors”) generally will not be required to deduct a 30% United States withholding tax from payments on the exchange notes to the holder if, in the case of payments of interest:

•	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of our Company that are entitled to vote;

•	the holder is not a bank extending credit under a loan agreement entered into in the ordinary course of business;

•	the holder is not a controlled foreign corporation that is related to our Company through stock ownership;

•	the U.S. Payor does not have actual knowledge or reason to know that the holder is a United States person and:

•

the holder has furnished to the U.S. Payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person;

•	the U.S. Payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

•

a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

•

a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company, that has agreed to be treated as a United States person for withholding purposes,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a withholding foreign partnership or a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

•	the U.S. Payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•

certifying to the U.S. Payor under penalties of perjury that an Internal Revenue Service Form W–8BEN or an acceptable substitute form has been received from the holder by it or by a similar financial institution between it and the holder, and

•	to which is attached a copy of Internal Revenue Service Form W–8BEN or acceptable substitute form, or

•

the U.S. Payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the exchange notes in accordance with U.S. Treasury regulations.

Subject to the discussion below regarding effectively connected interest, a United States alien holder that does not meet the conditions set forth above will be subject to a 30% United States federal withholding tax with respect to payments of interest, unless the United States alien holder is entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the United States alien holder’s country of residence. To claim such a reduction or exemption, a United States alien holder must generally complete an Internal Revenue Service Form W–8BEN and claim this exemption on the form. In some cases, a United States alien holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

Interest Treated as Effectively Connected. Notwithstanding the foregoing discussion and subject to the discussion below regarding backup withholding, interest on a United States alien holder’s exchange notes will not be subject to United States federal withholding tax, but will be includible in the income of the United States alien holder for regular United States federal income tax purposes (and, in the case of a United States alien holder that is a foreign corporation, for purposes of the 30% United States branch profits tax unless reduced under an applicable tax treaty between the United States and the United States alien holder’s country of residence) if:

•	the United States alien holder is engaged in the conduct of a trade or business in the United States;

•

interest income on the United States alien holder’s exchange notes is effectively connected to the conduct of its trade or business in the United States (and, if a “permanent establishment” clause in a tax treaty applies, is attributable to a permanent establishment in the United States); and

•

the United States alien holder has certified to the paying agent on an IRS Form W-8ECI that it is exempt from withholding tax because the interest income on its exchange notes will be effectively connected with the conduct of its trade or business in the United States.

Sale or Other Disposition of the Exchange Notes. A United States alien holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, retirement or other taxable disposition of an exchange note unless such gain is effectively connected with a United States trade or business of such United States alien holder. However, an individual United States alien holder who is present in the United States for 183 days or more in the taxable year of the disposition of an exchange note and satisfies certain other conditions will be subject to United States federal income tax on any gain recognized.

Furthermore, an exchange note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of our Company entitled to vote at the time of death; and

•	the income on the exchange note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the IRS all payments of principal, premium, if any, and interest on the exchange notes. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of the exchange notes before maturity within the United States. Additionally, backup withholding will apply to any payments if the holder fails to provide an accurate taxpayer identification number, or the holder is notified by the IRS that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns.

In general, in the case of a United States alien holder, payments of principal, premium, if any, and interest made by us and other payors to the holder will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or the holder otherwise establishes an exemption. However, we and other payors are required to report payments of interest on the exchange notes on Internal Revenue Service Form 1042–S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of exchange notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is not a United States person; or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	the holder otherwise establishes an exemption.

If a holder fails to establish an exemption and the broker does not possess adequate documentation of the holder’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by the holder unless the broker has actual knowledge or reason to know that the holder is a United States person.

In general, payment of the proceeds from the sale of exchange notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the holder in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of exchange notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

In addition, payment of the proceeds from the sale of exchange notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of exchange notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that the holder is a United States person.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes in an Exchange Offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. Exchange notes received by broker-dealers in the Exchange Offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it in the Exchange Offer for its own account and any broker or dealer that participates in a distribution of such notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received in the Exchange Offer and any profit on any such resale of such notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of exchange notes they received in the Exchange Offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the Exchange Offer. We have agreed that, for a period of 180 days from the effective date of the registration statement of which this prospectus is a part, we will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, including the reasonable fees and expenses of counsel to the initial purchaser of the old notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

We reserve the right in our sole discretion to purchase or make offers for, or to offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the Exchange Offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

INTERESTS OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS

Certain matters related to the validity of the exchange notes and certain legal matters in connection with this Exchange Offer has been passed upon for us by Eaton & Van Winkle LLP, New York, NY 10016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Included in this prospectus are the reports of Malone & Bailey, PC, independent registered public accountants, located in Houston, Texas, with respect to its audits of; (i) our balance sheet as of December 31, 2006, and the related statements of expenses, cash flows and changes in stockholders’ equity (deficit) for the two year period then ended and for the period from June 29, 2004 (Inception) through December 31, 2006; (ii) the Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties purchased by us from Statex Petroleum I, L.P. and Charles W. Gleason, L.P. for the years ended December 31, 2006 and 2005; and (iii) the Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties purchased by us from DSX Energy Limited, LLP for the years ended December 31, 2006 and 2005. We have relied upon such reports, given upon the authority of such firm as an expert in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

The information included in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Baseline and the Blessing Field Properties as of June 1, 2007 and prepared by or from estimates prepared by Cawley, Gillespie & Associates, Inc., an independent petroleum engineer. A summary of Cawley, Gillespie & Associates’ report is included as Exhibit 99.4 of the registration statement to which this prospectus is a part. These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Our Articles of Incorporation and by-laws provide that we will indemnify to the fullest extent permitted by the Nevada Revised Statutes any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer, employee or agent of our Company or serves or served at our request as a director, officer or employee of another corporation or entity.

We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our articles of incorporation and by-laws. These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or officer of our Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We maintain a Directors, Officers and Company Liability Policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Development of Business

We were incorporated as a Nevada corporation in February 2004 under the name of College Oak Investments, Inc., and changed our name to Baseline Oil & Gas Corp. on January 17, 2006.

We are the surviving corporation of a merger transaction with Coastal Energy Services, Inc. (“Coastal”) that was effective on April 6, 2005. Under the Plan and Agreement of Merger, Coastal was merged with and into our company in exchange for 17,206,000 shares of our common stock issued to the former Coastal stockholders. In addition, all stock options and other rights to purchase shares of common stock of Coastal were converted into options or rights to purchase an equal number of shares of our common stock. As of the effective date of the merger, options to acquire up to 500,000 shares of Coastal common stock were converted into options to acquire 500,000 shares of our common stock.

Under the merger, we assumed all of the obligations and liabilities of Coastal, including Coastal’s obligations to repay outstanding indebtedness under its $350,000 original principal amount of 10% convertible promissory notes. These notes were convertible into shares of our common stock at a rate of $0.25 per share and matured on April 6, 2006. Each holder of these notes was entitled to receive an additional number of shares equal to 20% of the face amount of holder’s note, resulting in an effective conversion price of $0.21 per share. Effective April 6, 2006, the holders of such notes converted such notes into an aggregate of 1,820,000 shares of our common stock. In addition, on the effective date of the merger, Coastal delivered the sum of $125,000 to us to discharge amounts owed by us for prior legal services rendered to us and for expenses incurred by us in connection with the merger transaction.

As a result of the merger, Coastal Energy Services, Inc. was treated as the “acquiring” company and the historical financial statements of our company were restated to be those of Coastal for financial accounting and reporting purposes.

Coastal was formed to engage in the energy business, and following the merger, we began pursuing opportunities in the energy industry and particularly, in the oil and gas industries. We ceased being a shell company by virtue of:

•

our redemption on March 16, 2007 of our prior membership interest in a joint venture for a direct working interest in approximately 171,000 gross acres in the Illinois Basin located in southern Indiana known to contain New Albany Shale, as described elsewhere in this prospectus under “Management’s Discussion and Analysis or Plan of Operations—Plan of Operations—New Albany Shale Assets—Southern Indiana”; and

•

our purchase on April 12, 2007 of the Eliasville Field Properties, including those wells and properties located on approximately 5,231 acres in north Texas, as described elsewhere in this prospectus under “Management’s Discussion and Analysis or Plan of Operations—Plan of Operations—Eliasville Field Properties—North Texas Assets”.

On October 1, 2007, we also acquired producing natural gas and oil properties located in Texas, or the Blessing Field Properties, from DSX Energy Limited LLP, Kebo Oil & Gas, Inc., and 25 other related parties for an adjusted purchase price of $96.6 million. The properties acquired by us consist of a greater than 95% working interest in 2,374 net acres in the Blessing Field which contained twelve (12) producing wells. The effective date of the acquisition was June 1, 2007.

Our Business Operations

We have assembled through the foregoing transactions a portfolio of properties covering an aggregate of 39,945 net acres across three core areas of operation and having a balanced commodity mix of roughly 51% oil and 49% natural gas proved reserves. We own a working interest of over 95% and an average 74% net revenue interest in our two Texas properties, and operate 100% of the wells that presently comprise our PV-10. We believe this enables us to more efficiently manage our operating costs, capital expenditures and the timing and method of development of our properties. In addition to our development opportunity in Southern Indiana, the proved developed nonproducing, proved undeveloped and non-proved reserves identified in our two Texas properties include over 150 potential drilling and workover opportunities. Commencing October 1, 2007, we have implemented an active development program to exploit these opportunities. See “Management’s Discussion and Analysis or Plan of Operations—Plan of Operations.”

As of June 1, 2007, based on the reserve report prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers (“CG&A” and the “CG&A Reserve Report”), pro forma for our acquisition of the Blessing Field Properties we had 67.7 Bcfe of proved reserves, of which 48.7% were natural gas and 58.8% were proved developed. The PV-10 and NYMEX PV-10 of these proved reserves as of that date were $203.5 million and $213.6 million, respectively, on a pro forma basis.

As used above and elsewhere in this prospectus, PV-10 and NYMEX PV-10 are derived from the standardized measure of discounted future net cash flows which is the most directly comparable GAAP financial measure. PV-10 is an SEC standard computation of the discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at June 1, 2007 before deducting future income taxes, discounted at 10%. NYMEX PV-10 is a measure of future net cash flows at June 1, 2007 before deducting future income taxes, using NYMEX forward pricing as of August 29, 2007, discounted at 10%. The principal difference between reserve estimates calculated on PV-10 and reserve estimates calculated on NYMEX PV-10 is that PV-10 is calculated using flat pricing based on spot prices as of May 31, 2007 whereas NYMEX PV-10 is calculated using a commodity market index price based on forward pricing as of August 29, 2007. The PV-10 and NYMEX PV-10 measures and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves due to uncertainties inherent in commodity prices and production risk. A reconciliation of PV-10 to NYMEX PV-10 is provided elsewhere in this prospectus under “Plan of Operations—Proved Reserves.”

Regulation of the Oil and Natural Gas Industry

Regulation of Transportation and Sale of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission, or the FERC, regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index slightly, effective July 2001. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act. The Decontrol Act removed all Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993. While sales by producers of natural gas can currently be made at unregulated market prices, Congress could reenact price controls in the future.

FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, the FERC issued Order No. 636 and a series of related orders to implement its open access policies. As a result of the Order No. 636 program, the marketing and pricing of natural gas have been significantly altered. The interstate pipelines’ traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

In 2000, the FERC issued Order No. 637 and subsequent orders, which imposed a number of additional reforms designed to enhance competition in natural gas markets. Among other things, Order No. 637 effected changes in FERC regulations relating to scheduling procedures, capacity segmentation, penalties, rights of first refusal and information reporting. Most major aspects of Order No. 637 have been upheld on judicial review, and most pipelines’ tariff filings to implement the requirements of Order No. 637 have been accepted by the FERC and placed into effect.

The Energy Policy Act of 2005, which we refer to as EP Act 2005, gave FERC increased oversight and penalty authority regarding market manipulation and enforcement. EP Act 2005 amended the NGA to prohibit market manipulation and also amended the NGA and the NGPA to increase civil and criminal penalties for any violations of the NGA, NGPA and any rules, regulations or orders of FERC up to $1,000,000 per day, per violation. In addition, FERC issued a final rule effective January 26, 2006, regarding market manipulation, which makes it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to FERC jurisdiction, to defraud, make an untrue statement, or omit a material fact or engage in any practice, act, or course of business that operates or would operate as a fraud. This final rule works together with FERC’s enhanced penalty authority to provide increased oversight of the natural gas marketplace.

We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Additional proposals and proceedings that might affect the natural gas industry are pending before the FERC and the courts. The natural gas industry historically has been very heavily regulated. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Natural Gas Gathering

Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC. FERC has developed tests for determining which facilities constitute jurisdictional transportation facilities under the NGA and which facilities constitute gathering facilities exempt from FERC’s NGA jurisdiction. From time to time, FERC reconsiders its test for defining non-jurisdictional gathering. For example, there is currently pending at FERC a proposed rulemaking to reformulate its test for non-jurisdictional gathering in the shallow waters of the Outer Continental Shelf. In recent years, FERC has also permitted jurisdictional pipelines to “spin down” exempt gathering facilities into affiliated entities that are not subject to FERC jurisdiction, although FERC continues to examine the circumstances in which such a “spin down” is appropriate and whether it should reassert jurisdiction over certain gathering companies and facilities that previously had been “spun down.” We cannot predict the effect that FERC’s activities in this regard may have on our operations, but we do not expect these activities to affect our operations in any way that is materially different from the effect thereof on our competitors.

State regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take or service requirements, but does not generally entail rate regulation. Recently, however, gas gathering has received greater regulatory scrutiny at the state levels. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the state’s more active review of rates, services and practices associated with the gathering and transportation of gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies, although the FERC does regulate the rates, terms and conditions of service provided by intrastate pipelines which transport gas subject to the FERC’s Natural Gas Act jurisdiction under Section 311 of the Natural Gas Policy Act. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Sales of condensate and natural gas liquids are not currently regulated and are made at market prices.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental Matters and Other Regulation

General

Our operations are subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling commences;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs. As part of transactions in which we acquire oil and gas properties and facilities, we may assume the environmental liabilities of prior owners and operators of these oil and gas properties or facilities.

Although we believe that we are in substantial compliance with all applicable environmental laws, regulations, and other requirements, or are addressing those instances in which we have identified areas of non-compliance, the production of oil and gas entails significant environmental risks and is subject to complex federal, state, and local environmental laws.

The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

Waste Handling

The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, as well as other oil and gas or natural resource statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA or state non-hazardous waste provisions. Releases or spills of these regulated materials may result in remediation liabilities under these statutes. It is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

Comprehensive Environmental Response, Compensation, and Liability Act

The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the Superfund Law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current or former owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

In the course of our operations, we generate wastes that may fall within CERCLA’s definition of a “hazardous substance”. We may be jointly and severally liable under CERCLA or comparable state statutes for all or part of the costs required to clean up sites at which these wastes have been disposed. Although CERCLA currently contains a “petroleum exclusion” from the definition of “hazardous substance,” state laws affecting our operations impose cleanup liability for release of petroleum or petroleum related products, including oil cleanups.

Further, we currently own, lease or operate properties that have been used for oil and natural gas exploration and production for many years. Hazardous substances or petroleum may have been released on, at or under the properties owned, leased or operated by us, or on, at or under other locations, including off-site locations, where such hazardous substances or other wastes have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose handling, treatment and disposal of hazardous substances, petroleum, or other materials or wastes were not under our control. These properties and the substances or materials disposed or released on, at or under them may be subject to CERCLA, RCRA or analogous or other state laws. Under such laws, we could be required to remove previously disposed substances and wastes or released petroleum, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances into waters of the United States or state waters. Under these laws, the discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by EPA or an analogous state agency. The Clean Water Act regulates storm water run-off from oil and natural gas facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The Clean Water Act and regulation promulgated thereunder also prohibit discharges of dredged and fill material in wetlands and the waters of the United States unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure requirements of the Clean Water Act require the preparation of plans and the implementation of measures to prevent the contamination of navigable waters in the event a petroleum hydrocarbon tank spills, ruptures or leaks. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Oil Pollution Act of 1990, or OPA, which amends and augments the Clean Water Act, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the United States. In addition, OPA and regulations promulgated pursuant thereto impose a variety of regulations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. OPA also requires certain oil and natural gas operators to develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance.

Air Emissions

The Federal Clean Air Act, or CAA, and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA has developed and continues to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Our operations use equipment that emits air pollutants which may be subject to federal and state air pollution control laws. These laws require the use of air emissions abatement equipment to achieve prescribed emissions limitations and ambient air quality standards, as well as operating permits for existing equipment and construction permits for new and modified equipment.

Permits and related compliance obligations under the CAA and comparable state laws, as well as changes to state implementation plans for controlling air emissions in regional non-attainment areas, may require oil and natural gas exploration and production operators to incur future capital expenditures in connection with the addition or modification of existing air emission control equipment and strategies. In addition, some oil and natural gas facilities may be included within the categories of hazardous air pollution sources, which are subject to increasing regulation under CAA and comparable state laws. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the CAA and associated state laws and regulations. Oil and gas operations may in certain circumstances and locations be subject to permits and restrictions under these statutes for emissions of air pollutants, including volatile organic compounds, nitrous oxides, and hydrogen sulfide.

National Environmental Policy Act

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

Endangered Species, Wetlands and Damages to Natural Resources

Various state and federal statutes prohibit certain actions that adversely affect endangered or threatened species and their habitat, migratory birds, wetlands, and natural resources. These statutes include the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Water Act and CERCLA. Where takings of or harm to species or damages to wetlands, habitat, or natural resources occur or may occur, government entities or at times private parties may act to prevent oil and gas exploration or production or seek damages to species, habitat, or natural resources resulting from filling or construction or releases of oil, wastes, hazardous substances or other regulated materials.

OSHA and Other Laws and Regulations

We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA) and comparable state statutes. The OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and similar state statutes require that we organize and/or disclose information about hazardous materials stored, used or produced in our operations.

Recent studies have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, many nations have agreed to limit emissions of “greenhouse gases” pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol.”

Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil and natural gas, and refined petroleum products, are “greenhouse gases” regulated by the Kyoto Protocol. Although the United States is not participating in the Kyoto Protocol, several states have adopted legislation and regulations to reduce emissions of greenhouse gases. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect our operations and demand for our products. Additionally, the U.S. Supreme Court has ruled, in Massachusetts, et al. v. EPA, that the U.S. Environmental Protection Agency abused its discretion under the Clean Air Act by refusing to regulate carbon dioxide emissions from mobile sources. This Supreme Court decision could result in federal regulation of carbon dioxide emissions and other greenhouse gases, and may affect the outcome of other climate change lawsuits pending in U.S. federal courts in a manner unfavorable to our industry. Currently, our operations are not adversely impacted by existing state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business.

Private Lawsuits

In addition to claims arising under state and federal statutes, where a release or spill of hazardous substances, oil and gas or oil and gas wastes have occurred, private parties or landowners may bring lawsuits against oil and gas companies under state law. The plaintiffs may seek property damages, personal injury damages, remediation costs or injunctions to require remediation or restoration of contaminated property, soil, groundwater or surface water. In some cases, oil and gas operations are located near populated areas and emissions or accidental releases could affect the surrounding properties and population.

Employees

Including Thomas Kaetzer, our Chairman and Chief Executive Officer, and Patrick McGarey, our Chief Financial Officer, as of December 14, 2007 we have 13 full-time employees and 3 part-time employees.

LEGAL PROCEEDINGS

There are no pending legal proceedings, and we are not aware of any threatened legal proceedings, to which we are a party or to which our property is subject.

DESCRIPTION OF PROPERTY

Properties

The Blessing Field Properties.

The Blessing Field Properties are situated within the Blessing Field area, located in Matagorda County, Texas, on trend with several prolific Frio fields. Most of these fields were structural traps along down-to-the-coast growth faults containing normally-pressured Frio sand reservoirs. A proprietary 3-D seismic survey was acquired over the area in 1996 and, as a result, a series of buried faults were identified that set up traps in the deeper, geopressured Frio section basinward of Blessing Field. With the aid of a proprietary 3D seismic survey, DSX has drilled 12 successful wells to date, experiencing a reported 100% success rate, and has established production in 5 separate fault blocks, with proved and probable reserves in 21 different sands. Blessing Field has produced over 390 billion cubic feet of natural gas equivalent since the late 1930’s from its series of Upper Frio sands.

The independent engineering firm of Cawley Gillespie & Associates, Inc. (CGA) completed an evaluation of our proved reserves in the Blessing Field with an effective date of June 1, 2007. CGA estimated Baseline’s net remaining proved reserves in the field at 42.22 billion cubic feet of natural gas equivalent (7.04 million barrels of oil equivalent), with an associated net present value (PV10) of $143.8 million, based on holding oil and natural gas prices received on May 31, 2007 ($64.02/bbl and $7.75/mmbtu) flat for the remaining life of the field. Of the proved reserves, 19.2% are PDP, 30.8% are PDNP and 50.0% are PUD reserves.

The Eliasville Field Properties.

The Eliasville Field Properties consist of a 100% working interest in 5,231 acres located in Stephens County in North Texas, roughly 90 miles west of Fort Worth, Texas. The Eliasville Field was discovered in the 1920’s and produces primarily from the Caddo Lime oil formation at a depth of 3,300 feet. Currently the field produces 3.0 MMcfe/d of net production, with an average net revenue interest of approximately 78.5%. There are 82 oil wells producing in the field, and a portion of it is operated as an active waterflood with 54 injection wells. There are eight leases, two central operating facilities and three tank batteries. After the waterflood was initiated in the 1980’s, oil production peaked at 1,500 Bbls/d from the central six leases.

Proved reserves have been estimated in the CG&A Reserve Report to be 25.4 Bcfe with a pre-tax PV-10 value of $59.7 million at $64.02/Bbl and $7.75/MMbtu. Of the proved reserves, 64.1% are PDP, 9.2% PDNP and 26.6% are PUD reserves.

The New Albany Shale Formation.

The New Albany Shale formation consists of a direct working interest in leasehold interests covering approximately 171,000 gross (32,340 net) surface acres in the Illinois Basin located in Southern Indiana known to overlay the New Albany Shale formation. Our acreage is grouped into three separate areas of mutual interest, where we have varying working interests as follows:

•	19.7% working interest in approximately 122,000 gross acres (approximately 24,400 net acres) located primarily in Greene County and operated by Aurora Oil & Gas Corporation;

•	18.2% working interest in approximately 41,000 gross acres (approximately 7,380 net acres) located in Knox and Sullivan Counties and operated by Rex Energy Corporation; and

•	6.9% working interest in approximately 8,000 gross acres (560 net acres) located in Greene County, operated by El Paso Corporation.

The name “New Albany Shale” refers to brownish-black shale exposed along the Ohio River at New Albany in Floyd County, Indiana, and is present in the subsurface throughout much of the Illinois Basin. The Illinois

Basin covers approximately 60,000 square miles in parts of Illinois, Southwestern Indiana and Western Kentucky. The New Albany Shale has produced natural gas since 1858, mostly from wells located in Southwestern Indiana and Western Kentucky.

Although the industry has reported a range of natural gas production rates and reserve potential in the New Albany Shale, there is not extensive production history from horizontal wells completed in the New Albany Shale and we have no proved reserves booked to its acreage position.

Corporate Headquarters.

We lease approximately 7500 square feet of office space in Houston, Texas to house our corporate offices. Our lease arrangement is a five-year lease, commencing November 1, 2007, and provides for total rent of $709,878, payable $12,070 per month during the initial three years and $12,382 per month during the final two years of the term. The lease also provides for us to pay initial build out costs of up to $30,000 over the first three months of the lease, during which three month period our rent is reduced to $4500 per month.

Proved Reserves

	Proved Reserves(1)
Property	% Gas	Natural Gas Equivalent	PV-10 Value(2)	Net Acreage
		(MMcfe)	($ thousands)
Blessing Field Properties	77.1%	42,219	$143,803	2,374
Eliasville Field Properties	1.6%	25,439	59,717	5,231
New Albany Shale	—	—	—	32,340

All Properties	48.7%	67,658	$203,521	39,945

(1)	Both Baseline’s (exclusive of Blessing Field Properties) and the Blessing Field Properties’ proved reserves are from the CG&A Reserve Report.

(2)

Based on May 31, 2007 prices of $64.02 per Bbl and $7.75 per MMBtu. A reconciliation of PV-10 to the standardized measure of discounted future cash flows is provided in the text and accompanying charts below.

As is customary in the oil and natural gas industry, we can generally retain our interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases or by paying delay rentals during the remaining primary term of leases. The oil and natural gas leases in which we have an interest are for varying primary terms, and if production under a lease continues from our developed lease acreage beyond the primary term, we are entitled to hold the lease for as long as oil or natural gas is produced.

We do not have any obligations under existing contracts or agreements calling for the provision of fixed and determinable quantities of oil and natural gas over the next three years, and have therefore not filed any information or reports with any federal authority or agency containing estimates of total proved developed or undeveloped net oil or natural gas reserves. Our oil and natural gas properties consist primarily of oil and natural gas wells and our interests in leasehold acreage, both developed and undeveloped.

Due to the inherent uncertainties and the limited nature of reservoir data, proved reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC financial accounting and reporting standards. The estimated present value of proved reserve does not give effect to indirect expenses such as general and administrative expenses, debt service and future income tax expense or to depletion, depreciation, and amortization.

In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of our proved reserves and the present value of proved reserves set forth herein are made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties. Estimated quantities of proved reserves and their present value are affected by changes in oil and natural gas prices. The average prices utilized for the purpose of estimating our proved reserves and the present value of proved reserves as of June 1, 2007 were $64.02 per barrel of oil and $7.75 per Mcf of natural gas.

Based on the CG&A Reserve Report, we had estimated total proved reserves of 67.7 Bcfe of which 39.8 Bcfe were proved developed reserves. We have not reported our reserves to any federal authority or agency.

The table below provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

	As of June 1, 2007
	Baseline	Blessing Field Properties	Combined
	(dollars in thousands)
PV-10	$59,717	$143,804	$203,521
Future income taxes, discounted at 10%	(16,377)	(32,588)	(48,965)

Standardized income of discounted future net cash flows	$23,340	$111,216	$154,556

The following tables set forth certain information as of June 1, 2007 with respect to estimated proved oil and natural gas reserves pursuant to SEC guidelines, and the present value of proved oil and natural gas reserves:

Baseline (exclusive of Blessing Field Properties)

	Oil	Natural Gas	Undiscounted Future Net Cash Flow	Present Value of Proved Reserves Discounted at 10%
	(MBbl)	(MMcf)	(dollars in thousands)
Developed Producing	2,673	275	$60,995	$31,312
Developed Nonproducing	383	53	10,007	5,151
Proved Undeveloped	1,117	73	47,845	23,254

Total Proved	4,173	401	$118,848	$59,717

Blessing Field Properties

	Oil	Natural Gas	Undiscounted Future Net Cash Flow	Present Value of Proved Reserves Discounted at 10%
	(MBbl)	(MMcf)	(dollars in thousands)
Developed Producing	354	5,995	$52,301	$41,523
Developed Nonproducing	363	10,816	79,373	27,314
Proved Undeveloped	893	15,748	120,944	74,966

Total Proved	1,610	32,559	$252,618	$143,803

Combined Baseline and Blessing Field Properties

	Oil	Natural Gas	Undiscounted Future Net Cash Flow	Present Value of Proved Reserves Discounted at 10%
	(MBbl)	(MMcf)	(dollars in thousands)
Developed Producing	3,027	6,270	$113,296	$72,835
Developed Nonproducing	746	10,869	89,380	32,465
Proved Undeveloped	2,010	15,821	168,789	98,220

Total Proved	5,783	32,961	$371,466	$203,521

Production and Price History

Prior to our acquisition of the Eliasville Field Properties on April 12, 2007, we only had nominal assets and no natural gas and oil production. From the period of April 12, 2007 to June 30, 2007, we produced 6,760 Mcf of natural gas and 44,041 Bbls of oil, or 271 MMcfe. Our average sales price for the same period was $63.53 per Bbl and $3.24 per Mcf, or $10.41 per Mcfe. Our average production cost was $4.83 per Mcfe for the same period.

The following table sets forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with the sale of oil and natural gas on the Blessing Field Properties for the years ended December 31, 2005 and December 31, 2006 and LTM Period.

Blessing Field Properties

	Year Ended December 31,		LTM Ended June 30, 2007
	2005	2006
Net Production:
Oil (Bbls)	37,829	91,932	115,164
Natural Gas (Mcf)	516,010	1,458,194	1,867,664

Natural Gas Equivalent (Mcfe)	742,984	2,009,786	2,558,648
Oil and Natural Gas Sales (dollars in thousands):
Oil	$2,209	$5,887	$7,210
Natural Gas	5,403	11,199	13,621

Total	$7,612	$17,086	$20,831
Average Sales Price:
Oil ($ per Bbl)	$58.39	$64.04	$62.60
Natural Gas ($ per Mcf)	10.47	7.68	7.29

Natural Gas Equivalent ($ per Mcfe)	$10.25	$8.50	$8.14
Oil and Natural Gas Costs (dollars in thousands):
Lease operating expenses	$2,555	$1,050	$1,582
Production taxes	496	1,112	1,344
Average production cost per Mcfe	$4.11	$1.08	$1.14

PLAN OF OPERATIONS

The following discussion is meant to assist you in understanding our plan of operations and financial position and should be read in conjunction with our financial statements and the pro forma financial information, together with the notes to our financial statements and pro forma financial information, included elsewhere in this prospectus. To the extent our discussion contains forward-looking information, we desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. See “Cautionary Note Regarding Forward-Looking Statements” at page     of this prospectus.

Plan of Operations

We are currently active in three core areas of operation, each of which is located within a historically prolific oil and gas region in the United States. Our three core areas include: (1) the Blessing Field Properties, located in Matagorda County, Texas; (2) the Eliasville Field Properties, located in Stephens County, Texas; and (3) the New Albany Shale formation, located in southern Indiana.

Blessing Field Properties—Texas Gulf Coast

On October 1, 2007 we closed our acquisition of greater than a 95% working interest (70%-75% net revenue interest) in 2,374 net leasehold acres situated within the Blessing Field area, in Matagorda County, TX. The effective date of the transaction was June 1, 2007 and we paid an adjusted purchase price of $96.6 million.

The Blessing Field acquisition was attractive to our management due to the significant amount of reserve potential remaining to be exploited, and the presence of an estimated 21 pay zones in the field. We have identified 14 proved undeveloped (PUD) locations in the field, mainly targeting the two primary field pay zones, and we expect to drill approximately 8 of these prior to the end of 2008. Depending on the results of this activity together with our ongoing field appraisal, it is likely that additional drilling locations will be identified in the field. In addition, numerous uphole recompletion prospects have been identified in the existing 12 producing wells. The presence of these secondary pay zones will extend the life of this field, as well as reduce our risk of drilling unsuccessful wells in the future.

Eliasville Field Properties—North Texas Assets

On April 12, 2007, we closed our acquisition of a 100% working interest (78.5% net revenue interest) in 5,231 net leasehold acres in the Eliasville Field from Statex Petroleum I, L.P. and Charles W. Gleason LP. The effective date of the transaction was February 1, 2007 and we paid an adjusted purchase price of $27.05 million.

We have extensive plans to further develop this field. Such plans include performing an estimated 27 workovers (mainly returning inactive wells to production), drilling 20 PUD wells, and drilling up to 17 probable locations. We expect to drill most or all of the 20 PUD wells before the end of 2008. Likewise, we anticipate performing approximately 20 of the 27 workovers over this time frame. Only the central and eastern portions of our acreage (roughly 60%) are currently being operated as a waterflood, leaving the remaining 40% of our acreage as a candidate for secondary recovery operations. Our overall goal is to fully develop our leasehold in this field on 10 acre spacing, and to expand waterflood operations over the rest of the field as well, subject to prudent engineering, geologic and economic considerations.

CGA estimated net remaining proved reserves in the Eliasville Field at 4.24 million barrels of oil equivalent (25.44 billion cubic feet of natural gas equivalent), with an associated net present value (PV10) of $59.7 million, based on holding oil and natural gas prices received on May 31, 2007 ($64.02/bbl and $7.75/mmbtu) flat for the remaining life of the field. Management believes that significant incremental reserves can be recovered beyond the proved recoverable reserves identified by CGA. Management is currently evaluating the implementation of an Alkaline Surfactant Polymer (ASP) flood in order to improve waterflood sweep efficiency and recover a significant volume of incremental barrels of oil. We anticipate implementing a pilot ASP flood in the Eliasville Field during the next 12 months.

New Albany Shale Assets—Southern Indiana

Between November 25, 2005 and March 16, 2007, we held a 50% economic and voting membership interest in a limited liability company formed for the purpose of acquiring oil and gas leasehold rights over acreage located in Southern Indiana and known to overlay the New Albany Shale formation. On March 16, 2007, our Company redeemed its membership interest in such limited liability company in return for a direct assignment of working interest over the same New Albany Shale acreage. Presently we have an interest in 171,000 gross acres in the play as follows:

•

A 19.7% working interest in an area of mutual interest covering approximately 122,000 gross acres (approximately 24,400 acres net to Baseline), primarily located in Greene County and operated by Aurora Oil & Gas (the “Wabash AMI”);

•

An 18.2% working interest in an area of mutual interest covering approximately 41,000 gross acres (approximately 7,380 acres net to Baseline), primarily located in Knox County and operated by Rex Energy (the “Knox AMI”); and

•

A 6.9% working interest in an area of mutual interest covering approximately 8,000 gross acres (approximately 560 acres net to Baseline), primarily located in Greene County and operated by El Paso (the “Greene AMI”).

Management presently considers the acreage contained in our Knox AMI to be highly prospective, as it lies between active producing projects owned by Noble Energy to the north (southern Sullivan County) and El Paso to the southeast (Knox and Davies Counties). During 2007, we participated with our partners in the drilling of 4 horizontal New Albany Shale wells in the Knox AMI, using a foam drilling fluid system. Each of these wells encountered significant formation fracturing, based upon formation water and natural gas encountered during drilling. During 2007, we also participated in the drilling of 3 New Albany Shale wells in the Wabash AMI and 1 well in the Greene AMI. Each of these wells also tested natural gas. We are actively working with our partners in defining optimal completion and stimulation techniques, as well as preparing to install gas gathering, treatment and compression facilities required to place the wells on production. We anticipate selling gas from these wells during 2008. Depending on results from our completion operations, management estimates that we will participate in the drilling of approximately 10 to 15 new horizontal wells on our New Albany acreage during 2008.

Our business and prospects within the foregoing three core areas must be considered in light of the risks and uncertainties frequently encountered by companies in the oil & gas industry. The successful development of oil and gas fields is highly uncertain and we cannot reasonably estimate or know the nature, timing and estimated expenses of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence from, any oil and gas production from our existing fields or other fields, if any, acquired in the future. Risks and uncertainties associated with oil & gas production include:

•	reservoir performance and natural field decline;

•	changes in operating conditions and costs, including costs of third party equipment or services such as drilling rigs and shipping;

•	the occurrence of unforeseen technical difficulties, including technical problems that may delay start-up or interrupt production;

•	the outcome of negotiations with co-venturers, governments, suppliers, or other third party operators;

•	our ability to manage expenses successfully;

•

regulatory developments, such as de-regulation of certain energy markets or restrictions on exploration and production under laws and regulations related to environmental or energy security matters; and

•

changes in oil, gas and petrochemical prices and changes in margins on gasoline and other refined products based upon supply and demand for oil and gas affected by general economic growth rates and conditions, supply disruptions, new supply sources and the competitiveness of alternative hydrocarbon or other energy sources.

Liquidity and Sources of Capital

As previously reported in our filings with the SEC, on October 1, 2007 we raised gross proceeds of $165 million through our issuance of (i) $115 million aggregate principal amount of the old notes and (ii) $50 million aggregate principal amount of the Convertible Subordinated Notes. Proceeds from the sale of such securities were used to purchase our Blessing Field assets, retire prior outstanding indebtedness and to pay fees and expenses of the financing. The balance of such proceeds (approximately $15.5 million) will be utilized for general working capital needs.

Also on October 1, 2007, we entered into the Credit Facility with Wells Fargo Foothill, Inc. as arranger and administrative agent. Subject to the satisfaction of a Borrowing Base formula (based on proved developed producing and proved developed non-producing reserves of our Company), and numerous conditions precedent and covenants, the Credit Facility provides for a revolving credit commitment of up to $20 million, with a sublimit of $10 million for the issuance of letters of credit. Unless earlier payment is required under the Credit Facility, advances under the loan facility must be paid on or before October 1, 2010.

By virtue of (i) proceeds received from the sale of the exchange notes and the Convertible Subordinated Notes, (ii) existing availability under the Credit Facility and (iii) our anticipated cash flow from operations, management believes that we have sufficient capital to satisfy its cash requirements over the next 12 months without the need to raise additional capital.

Previously, we satisfied our capital needs through the private placement of our debt and equity securities.

In November 2005, we completed the offering and sale of $2.375 million in units consisting of a 10% convertible promissory note and shares of common stock in privately negotiated transactions with accredited investors. Each note was to mature on May 15, 2007 and bore interest at the rate of 10% per annum. The holder of a note had the option to elect to receive interest on the note in cash or in shares of common stock valued at $0.50 per share. On May 30, 2007 holders of our 10% convertible promissory Notes unanimously agreed to extend the maturity date of the Notes from May 15, 2007 to November 15, 2007. As consideration for the extension of the maturity of the Notes, Baseline issued 380,000 shares in aggregate to the holders of the Notes and increased the coupon rate on the Notes from 10% to 12% per annum effective May 16, 2007. On November 15, 2007, all notes were either converted into shares of our common stock or repaid.

On February 1, 2006, we completed a private placement to accredited investors in which we received gross proceeds of $9.0 million by selling an aggregate of 8,181,819 shares of our newly-issued common stock at $1.10 per share. We paid aggregate placement agent commissions of $675,000 (or 7.5% of the gross proceeds) and issued three-year warrants to our placement agents to purchase an aggregate of 259,090 shares of common stock at an exercise price of $1.32 per share. C.K. Cooper & Company and Gilford Securities, Incorporated acted as our placement agents. Approximately $4 million of the net proceeds were used to fund the purchase of our interest in the New Albany Shale.

Should our estimated capital needs prove to be greater than we currently anticipate, or should we change our current operations plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated. Although we anticipate that adequate funds will remain available to us under the Credit Facility and proceeds from the offering of the old notes and the Convertible Subordinated Notes in October 2007, if we were unable to access such funding by reason of our failure to satisfy borrowing covenants under the Credit Facility we would have to use other alternative resources. To the extent it becomes necessary to raise additional cash in the future if our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or our equity securities, funding from joint venture or strategic partners, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. The sale of additional equity securities or convertible debt securities would result in dilution to our shareholders. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations in such circumstances.

Off-Balance-Sheet Arrangements

Since closing the DSX Acquisition, we have entered into a series of hedging arrangements. Pursuant to our Credit Agreement with Wells Fargo Foothill, Inc., we are required to maintain hedges covering not less than 50% and not more than 80% of the aggregate amount of our estimated hydrocarbon production volumes for the succeeding twenty-four months, on a rolling basis, (a) classified as Proved Developed Producing in our most recent reserve report, plus (b) such additions to Proved Developed Producing reserves as we estimated to have been made as a result of drilling activity occurring after our most recent reserve report. The terms of our exchange notes and outstanding old notes, if applicable, and our Senior Convertible Subordinated Notes require that we enter into hedging arrangements within 60 days of receiving our annual third party reserve report covering at least 70% of anticipated oil and gas production classified as Proved Developed Producing for the succeeding twelve months. A summary of our Company’s current hedging arrangements is shown below.

Crude Oil

Period	Vol., BBL	Instrument		Settlement Index		Floor	Ceiling	Fixed
2007	11,000	Collar		NYMEX WTI	(1)	$68.20	$74.20
2008	123,000	Collar		NYMEX WTI	(1)	$68.20	$74.20
2008	66,000	Collar		NYMEX WTI	(1)	$68.00	$79.81
2008	60,000	Floor		NYMEX WTI	(1)	$75.00
2009	117,000	Swap		NYMEX WTI	(1)			$68.20
2009	42,000	Collar		NYMEX WTI	(1)	$68.00	$74.05
2009	48,000	Floor		NYMEX WTI	(1)	$75.00
2010	47,500	Swap		NYMEX WTI	(1)			$68.20
2010	49,000	Ceiling	(2)	NYMEX WTI	(1)		$73.20
2011	84,000	Ceiling	(2)	NYMEX WTI	(1)		$73.20

(1)	Average daily NYMEX settle price for prompt contract during calendar month
(2)	Call option held by Wells Fargo & Company

Natural Gas

Period	Vol., MMBtu	Instrument	Settlement Index		Floor	Ceiling	Fixed
2008	960,000	Collar	HSC	(3)	$7.50	$7.83
2009	660,000	Collar	HSC	(3)	$7.50	$8.44

(3)	Inside FERC First of Month Houston Ship Channel price

Contractual Obligations

In addition to our hedging arrangements disclosed elsewhere in this prospectus under “—Off-Balance Sheet Arrangements,” our contractual obligations include: (i) a five-year lease at a total rent cost of $709,878 for use of our corporate headquarters in Houston, Texas, which lease provides for payment of base rent of $12,070 per month during the initial three years (commencing November 2007) and $12,382 per month during the final two years; (ii) the Convertible Subordinated Notes, which provide for us to make semi-annual interest payments of approximately $3,500,000 in the aggregate, payable in cash or by delivery of PIK Notes, at our option, on each of April 1st and October 1st, commencing April 1, 2008; (iii) the exchange notes and the old notes, as applicable, which provide for us to make semi-annual interest payments of approximately $7,187,500 in the aggregate, on each of April 1st and October 1st, commencing April 1, 2008; and (iv) the Credit Facility, which provides for us to make monthly payments of approximately $11,250, representing monthly interest, unused commitment fees, letter of credit fees and service fees in arrears. In the case of LIBOR borrowings under the Credit Facility, interest is payable on the last day of the interest period which applies to a specific LIBOR tranche.

FINANCIAL STATEMENTS

Index

Page No.
(a)	Annual Financial Statements of Baseline Oil & Gas Corp. (Audited)

	Report of Independent Registered Public Accounting Firm	F-2

	Balance Sheet at December 31, 2006	F-3

	Statements of Operations for years ended December 31, 2006 and 2005 and for the period from June 29, 2004 (Inception) through December 31, 2006	F-4

	Statements of Cash Flows for years ended December 31, 2006 and 2005 and for the period from June 29, 2004 (Inception) through December 31, 2006	F-5

	Statement of Changes in Stockholders’ Equity (Deficit) for the period from June 29, 2004 (Inception) through December 31, 2006	F-6

	Notes to Financial Statements	F-7

(b)	Interim Period Financial Statements of Baseline Oil & Gas Corp. (Unaudited)

	Balance Sheet at September 30, 2007	F-18

	Statements of Operations for Three Months Ended September 30, 2007 and 2006	F-19

	Statements of Operations for Nine Months Ended September 30, 2007 and 2006	F-20

	Statements of Cash Flows for Nine Months Ended September 30, 2007 and 2006	F-21

	Notes to Financial Statements	F-22

(c)	Financial Statements of Businesses Acquired.

Oil and Gas Properties Purchased from Statex Petroleum I, L.P. (Eliasville Field Properties)

	Report of Independent Registered Public Accounting Firm	F-33

Statements of Combined Revenues and Direct Operating Expenses of Oil and Gas Properties Purchased From Statex Petroleum I, L.P. and Charles W. Gleason, L.P. for the Years Ended December 31, 2006 and 2005 (Audited) and the Nine Months Ended September 30, 2007 and 2006 (Unaudited)

F-34

	Notes to Financial Statements	F-35

Oil and Gas Properties Purchased from DSX Energy Limited L.L.P. (Blessing Field Properties)

	Report of Independent Registered Public Accounting Firm	F-39

Statements of Combined Revenues and Direct Operating Expenses of Oil and Gas Properties Purchased From DSX Energy Limited L.L.P. for the Years Ended December 31, 2006 and 2005 (Audited) and the Nine Months Ended September 30, 2007 and 2006 (Unaudited)

F-40

	Notes to Financial Statements	F-41

(d)	Pro Forma Financial Information of Baseline Oil & Gas Corp.

	Introduction—Unaudited Pro Forma Condensed Combined Financial Data	F-45

	Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2007	F-46

	Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2007	F-48

	Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2006	F-50

	Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2006	F-52

(a)	Annual Financial Statements of Baseline Oil & Gas Corp.

BASELINE OIL & GAS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Baseline Oil & Gas Corp.

(A Development Stage Company)

Houston, Texas

We have audited the accompanying balance sheet of Baseline Oil & Gas Corp. (“Baseline”) as of December 31, 2006, and the related statements of operations, cash flows and changes in stockholders’ equity (deficit) for the two year period then ended and for the period from June 29, 2004 (Inception) through December 31, 2006. These financial statements are the responsibility of Baseline’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Baseline, as of December 31, 2006, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONE & BAILEY, PC

MALONE & BAILEY, PC www.malone-bailey.com Houston, Texas

April 12, 2007

BASELINE OIL & GAS CORP.

(A Development Stage Company)

Balance Sheet

As of December 31, 2006
Assets
Cash and marketable securities	$123,678
Prepaid and other current assets	125,000

Total current assets	248,678
Deferred debt issuance costs, net of amortization of $237,192	88,947
Deferred financing costs	99,631
Property acquisition—deposit	1,000,000
Unproven leasehold acquisition costs	7,810,135

Total assets	$9,247,391

Liabilities & Stockholders’ Equity
Accounts payable	$82,873
Other payables	50,029
Accrued liabilities	171,471
Derivative liability	104,896
Short term debt and current portion of long term debt, net of discount	1,948,001

Total current liabilities	2,357,270

Stockholders’ Equity
Common stock, $.001 par value, 140,000,000 shares authorized, 31,342,738 shares issued and outstanding	31,343
Additional paid-in-capital	28,423,418
Deficit accumulated during the development stage	(21,564,640)

Total stockholders’ equity	6,890,121

Total liabilities & stockholders’ equity	$9,247,391

See accompanying summary of accounting policies and notes to financial statements.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

Years Ended December 31, 2005 and 2006 and the Period from June 29, 2004 (Inception) through December 31, 2006

	Year Ended December 31, 2005	Year Ended December 31, 2006	Inception Through December 31, 2006
Selling, general and administrative	$17,305,279	$2,386,364	$19,781,452
Interest (income)	—	(117,630)	(117,630)
Interest expense	392,565	1,691,788	2,085,197
(Gain) on derivative liability	—	(400,775)	(400,775)
Other expense	1,605	213,137	216,396

Total expense	17,699,449	3,772,884	21,564,640

Net loss	$(17,699,449)	$(3,772,884)	$(21,564,640)

Basic and diluted loss per share	$(1.20)	$(0.11)
Weighted average common shares outstanding	14,777,299	33,989,119

See accompanying summary of accounting policies and notes to financial statements.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005 and 2006 and the Period from June 29, 2004 (Inception) through December 31, 2006

	Year Ended December 31, 2005	Year Ended December 31, 2006	Inception Through December 31, 2006
Cash Flows From Operating Activities:
Net loss	$(17,699,449)	$(3,772,884)	$(21,564,640)
Adjustments to reconcile net loss to cash used in operating activities:
Share based compensation	16,499,670	720,874	17,220,544
Unrealized gain on derivative liability	—	(400,775)	(400,775)
Amortization of debt discount	305,825	1,206,577	1,512,402
Stock issued as penalty for delayed registration	—	594,000	594,000
Stock issued in lieu of cash interest	—	187,500	187,500
Amortization of debt issuance costs	29,649	237,192	266,841
Changes in operating assets and liabilities:
Prepaid and other assets	—	(125,000)	(125,000)
Accounts payable and accruals	79,204	158,467	313,482

Net Cash Used in Operating Activities	(785,101)	(1,194,049)	(1,995,646)

Cash Flows From Investing Activities
Deposit on acquisition	—	(1,000,000)	(1,000,000)
Deferred acquisition costs	—	(99,631)	(99,631)
Property acquisition costs	(1,750,000)	(6,060,135)	(7,810,135)

Net Cash Flows Used in Investing Activities	(1,750,000)	(7,159,766)	(8,909,766)

Cash Flows From Financing Activities
Payment of note payable	—	(16,496)	(16,496)
Proceeds from sale of common stock, net	16,590	8,275,000	8,291,590
Proceeds from exercise of options	—	12,500	12,500
Proceeds from convertible notes	2,725,000	—	2,741,496

Net Cash Provided by Financing Activities	2,741,590	8,271,004	11,029,090

Net Change in Cash	206,489	(82,811)	123,678
Cash balance, beginning of period	—	206,489	—

Cash balance, end of period	$206,489	$123,678	$123,678

Supplemental Disclosures:
Cash paid for interest	$—	$50,000	$50,000
Cash paid for income taxes	—	—	—
Non-cash Investing and Financing Activities:
Warrants issued in connection with issuance of stock	$—	$505,671	$505,671

See summary of significant accounting policies and notes to financial statements.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

For the Period from June 29, 2004 (Inception) through December 31, 2006

	Common		Additional Paid in Capital	Deficit Accumulated During the Development Stage	Totals
	Shares	Stock
Balances, June 29, 2004	—	$—	$—	$—	$—
Shares issued to founders at inception for $0.00 per share	200,000	200	(200)	—	—
Net loss	—	—	—	(92,307)	(92,307)

Balances, December 31, 2004	200,000	200	(200)	(92,307)	(92,307)

Proceeds from issuance of common stock	17,006,000	17,006	—	—	17,006
Debt discount related to shares issued with convertible notes	950,000	950	—	—	950
Shares issued in connection with merger	2,114,000	2,114	(3,480)	—	(1,366)
Stock based compensation	—	—	16,499,670	—	16,499,670
Debt discount	—	—	1,939,401	—	1,939,401
Debt issuance cost	—	—	355,788	—	355,788
Net loss	—	—	—	(17,699,449)	(17,699,449)

Balances, December 31, 2005	20,270,000	20,270	18,791,179	(17,791,756)	1,019,693
Shares issued in connection with merger	12,069,250	12,069	1,194,856	—	1,206,925
Proceeds from issuance of common stock	8,181,818	8,182	8,991,818	—	9,000,000
Equity issuance costs	—	—	(1,230,671)	—	(1,230,671)
Shares issued on conversion of debt	1,820,000	1,820	357,289	—	359,109
Return of shares issued in connection with merger	(12,069,250)	(12,069)	(1,194,856)	—	(1,206,925)
Shares issued to pay interest	375,000	375	187,125	—	187,500
Shares based compensation	—	—	720,874	—	720,874
Shares issued as penalty for delayed Registration	445,920	446	593,554	—	594,000
Option exercise	250,000	250	12,250	—	12,500
Net loss	—	—	—	(3,772,884)	(3,772,884)

Balances, December 31, 2006	31,342,738	$31,343	$28,423,418	$(21,564,640)	$6,890,121

See accompanying summary of accounting policies and notes to financial statements.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and organization

Baseline Oil & Gas Corp. (“Baseline” or the “Company”) is an independent exploration and production company, with operations presently focused in the Illinois Basin New Albany Shale play. Pursuant to a definitive purchase agreement and subject to the satisfaction of certain terms and conditions, on April 12, 2007 Baseline acquired significant oil and natural gas assets from Statex Petroleum I, L.P. and Charles W. Gleeson LP. Such assets consist of operated and non-operated working interests in leases located in Stephens County Texas, and approximately 81 gross producing oil and natural gas wells.

Use of Estimates

The preparation of these financial statements is in conformity with accounting principles generally accepted in the United States of America and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, Baseline considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2006.

Properties and Equipment

The Company uses the successful efforts method of accounting for oil and gas producing activities. Under this method, acquisition costs for proved and unproved properties are capitalized when incurred. Exploration costs, including geological and geophysical costs, the costs of carrying and retaining unproved properties and exploratory dry hole drilling costs, are expensed. Development costs, including the costs to drill and equip development wells, and successful exploratory drilling costs to locate proved reserves are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves. A determination of whether a well has found proved reserves is made shortly after drilling is completed. The determination is based on a process that relies on interpretations of available geologic, geophysic, and engineering data. If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well. If a well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made. If an exploratory well requires a major capital expenditure before production can begin, the cost of drilling the exploratory well will continue to be carried as an asset pending determination of whether proved reserves have been found only as long as: i) the well has found a sufficient quantity of reserves to justify its completion as a producing well if the required capital expenditure is made and ii) drilling of the additional exploratory wells is under way or firmly planned for the near future. If drilling in the area is not under way or firmly planned, or if the well has not found a commercially producible quantity of reserves, the exploratory well is assumed to be impaired, and its costs are charged to expense.

In the absence of a determination as to whether the reserves that have been found can be classified as proved, the costs of drilling such an exploratory well is not carried as an asset for more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves exist cannot be made,

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

the well is assumed to be impaired, and its costs are charged to expense. Its costs can, however, continue to be capitalized if a sufficient quantity of reserves are discovered in the well to justify its completion as a producing well and sufficient progress is made in assessing the reserves and the well’s economic and operating feasibility.

The impairment of unamortized capital costs is measured at a lease level and is reduced to fair value if it is determined that the sum of expected future net cash flows is less than the net book value. The Company determines if impairment has occurred through either adverse changes or as a result of the annual review of all fields.

Development costs of proved oil and gas properties, including estimated dismantlement, restoration and abandonment costs and acquisition costs, are depreciated and depleted on a field basis by the units-of-production method using proved developed and proved reserves, respectively. The costs of unproved oil and gas properties are generally combined and impaired over a period that is based on the average holding period for such properties and the Company’s experience of successful drilling.

Investments in Oil and Gas Joint Ventures

The Company accounts for its investments in oil and gas joint ventures pursuant to the provisions of AICPA Accounting Interpretation No. 2 to APB No. 18. As such, the Company includes in its financial statements its pro rata share of the assets, liabilities, revenues, and expenses of the venture.

Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the years ended December 31, 2006 and 2005, there were no dilutive securities outstanding.

Income Taxes

Baseline recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Baseline provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Stock Compensation

On January 1, 2006, Baseline adopted SFAS No. 123 (R), “Share-Based Payment.” SFAS 123(R) replaced SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. Baseline adopted SFAS 123(R) using the modified prospective method which requires the application of the accounting standard as of January 1, 2006. The financial statements as of and for the year ended December 31, 2006 reflect the impact of adopting SFAS 123(R). In accordance with the modified prospective method, the financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the fiscal year ended December 31, 2005, Baseline granted 13,675,000 options to purchase common stock to employees. All options are currently vested, have a weighted average exercise price of $0.07 per share and expire 5 years from the date of grant. Baseline recorded compensation expense of $10,080,000 under the intrinsic value method during the fiscal year ended December 31, 2005.

The following table illustrates the effect on net loss and net loss per share if Baseline had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Year Ended December 31, 2005
Net loss as reported	$(17,699,449)
Add: stock based compensation determined under intrinsic value based method	10,080,000
Less: stock based compensation determined under fair value based method	(10,874,173)
Pro forma net loss	$(18,493,622)

Basic and diluted net loss per common share:
As reported	$(1.20)

Pro forma	$(1.25)

The weighted average fair value of the stock options granted during 2005 was $0.77. Variables used in the Black-Scholes option-pricing model include (1) a range of 3.9%—4.41% for the risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each period end, (3) expected volatility was 274%—672%, and (4) zero expected dividends.

NOTE 2—INCOME TAXES

Deferred tax assets—NOLs	$969,241
Less: valuation allowance	(969,241)

Net deferred tax asset	$—

Baseline has net operating loss carry-forwards of approximately $2,850,000 at December 31, 2006, which begin expiring in 2024.

NOTE 3—CONVERTIBLE NOTES

On April 6, 2005 (the effective date), Baseline acquired Coastal in exchange for 17,206,000 shares of Baseline common stock. Coastal was merged with and into Baseline with Baseline continuing as the surviving entity.

Upon the effective date of the Coastal merger, Baseline assumed the obligations with respect to $350,000 of convertible promissory notes. The notes, issued in April 2005, were convertible at any time into shares of Baseline’s common stock at a rate of $0.25 per share, accrued interest at the rate of 10% per annum and matured in April 2006 (twelve months from the date of issuance). Upon conversion, each holder of these convertible promissory notes is entitled to receive an additional number of shares equal to 20% of the face amount of the

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

convertible promissory notes. The impact of these additional shares results in an effective conversion rate of $0.21 per share. Based on the effective conversion rate of $0.21 per share, Baseline has recognized a beneficial conversion feature on the notes of $231,401 which was recorded as a debt discount. The discount was amortized over the life of the notes. On April 6, 2006, holders of Baseline’s convertible promissory notes issued in April of 2005 in the aggregate principal amount of $350,000, converted all of such notes plus accrued interest into 1,820,000 shares of Baseline’s common stock.

During November of 2005, Baseline sold $2,375,000 in aggregate of its units. Each Unit consisted of (i) a $50,000 principal amount in an 18 month 10% convertible promissory note (“November Note”), and (ii) such number of shares of common stock equal to the quotient of (1) the aggregate principal amount of each Note purchased, multiplied by 20% and (2) $0.50. The notes are convertible at any time at a conversion price of $0.50 per share. Interest is payable in cash or shares (at the conversion price) at the option of the Company. Purchasers of the Units received in the aggregate 950,000 shares and, upon conversion of the Notes, will receive an additional 4,750,000 Shares. Each quarter Baseline pays interest of $59,380 to the holders in the form of $12,500 in cash and 93,750 shares of Baseline common. Baseline recorded a debt discount of $680,500 in connection with the initial issuance 950,000 shares based on the stock prices of $0.71 and $0.75 on the dates of issuance. Based on the effective conversion rate of $0.50, Baseline recognized a beneficial conversion feature of $1,027,500 as a debt discount on the additional 4,750,000 shares to be issued upon conversion of the principal amount of the note. The total discount, $1,708,000, is being amortized over the life of the November Note using the effective interest method. As of December 31, 2006, $1,281,001 of the discount had been amortized resulting in a net balance for the November Note of $1,948,001.

In connection with the note issuance, Baseline granted to Gilford Securities, the placement agent, a five year warrant to purchase 475,000 shares of Common Stock at an exercise of $0.50 per share.

Baseline evaluated the application of Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” and Emerging Issues Task Force (“EITF”) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” for the 10% convertible promissory notes and the warrants issued in connection with the note issuance. Based on the guidance of SFAS No. 133 and EITF 00-19, Baseline concluded that these instruments were not required to be accounted for as derivatives.

NOTE 4—ISSUANCE OF COMMON STOCK

On March 28, 2005, Baseline issued 17,006,000 shares as follows:

•	100,000 shares of common stock for services valued at $35,000 and is included in share based compensation; and

•

16,906,000 shares of common stock valued at $5,917,100 for cash proceeds of $16,590. The $5,900,194 of value in excess of the cash proceeds received has been charged to expense as share based compensation;

The services were provided by the founders in connection with non-specific research into oil and gas business opportunities. The value of the shares issued was determined by reference to the closing price of Baseline’s stock on the date of issuance.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

On January 16, 2006, Baseline entered into a definitive Purchase Agreement (“Purchase Agreement”) to purchase certain assets from Rex Energy Operating Corp. (“Rex Energy”) and its affiliates (collectively the “Rex Parties”), and the 50% membership in the New Albany -Indiana, LLC (“New Albany”) that we did not already own. Concurrently with the execution of the Purchase Agreement, we entered into a Stock Agreement with certain individuals designated by Rex Energy, pursuant to which we issued a total of 12,069,250 common shares of our Common Stock valued at $1,206,925 or $0.10 per share. The issuance of such shares was subject to our right of first refusal to repurchase all such shares at a price $ 1.00 below any bona fide purchase offer for such shares made by a third party. We accounted for the aforementioned shares as a stock subscription receivable.

On June 8, 2006, Baseline entered into a Mutual Termination Agreement (“Termination Agreement”) and Mutual Release Agreement (“Release Agreement”) with the Rex Parties pursuant to which we and the Rex Parties mutually terminated (i) that certain purchase agreement between us dated January 16, 2006 and (ii) that certain stock agreement dated January 16, 2006 (as amended on March 10, 2006).

Pursuant to the termination agreement, the Rex Parties surrendered for cancellation of the aforementioned, 12,069,250 shares of our common stock, previously issued to them pursuant to the Stock Agreement. In connection with the surrender of these shares, the $1,206,925 of stock subscription receivable relating to the shares was eliminated as an adjustment to equity. After giving effect to the cancellation of such shares, we have 31,342,730 shares of common stock and options, warrants and convertible promissory notes to purchase up to an additional 19,562,840 shares of common stock outstanding as of December 31, 2006. Pursuant to the Release Agreement, we and the Rex Parties have agreed to release and hold each other harmless from all Claims stemming from Controversies (each as defined in the Release Agreement) arising out of our dealings with one another.

On February 1, 2006 Baseline completed a private placement of $9,000,000 by selling an aggregate of 8,181,818 shares of newly-issued Common Stock at $ 1.10 per share. As part of the transaction, Baseline issued warrants to the placement agents (“Placement Warrants”) to purchase an aggregate of 204,546 shares of Common Stock at an exercise price of $1.32 per share. These warrants have a three year term. Baseline agreed to register the resale of the shares of common stock issuable upon exercise of the Placement Warrants. Based on the guidance in SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, Baseline concluded the Placement Warrants qualified for derivative accounting. Baseline determined the Placement Warrants had the attributes of a liability and therefore recorded the fair value of the Placement Warrants on day one as a current liability and a reduction of additional paid in capital as a cost of equity issuance. Baseline is required to record the unrealized changes in fair value in subsequent periods of the Placement Warrants as an adjustment to the current liability with unrealized changes in the fair value of the derivative reflected in the statement of operations as “(Gain)/loss on derivative liability.” The fair value of the Placement Warrants was $505,671 at February 1, 2006. The fair value of the Placement Warrants was determined utilizing the Black-Scholes stock option valuation model. The significant assumptions used in the valuation were: the exercise price as noted above; the market value of Baseline’s common stock on February 1, 2006, $2.50; expected volatility of 268%; risk free interest rate of approximately 4.54%; and a term of three years. The fair value of the Placement Warrants was $104,896 at December 31, 2006. The fair value of the Placement Warrants was determined utilizing the Black-Scholes stock option valuation model. The significant assumptions used in the valuation were: the exercise price as noted above; the market value of Baseline’s common stock on December 31, 2006, $0.761 expected volatility of 224%; risk free interest rate of approximately 4.82%; and a term of two years and four months. The resulting unrealized change in fair value of $400,775 from February 1, 2006 was recorded in the statement of operations as a gain on derivative liability.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

On April 6, 2006, holders of Baseline’s convertible promissory notes issued in April of 2005 in the aggregate principal amount of $350,000, converted all of such notes into 1,820,000 shares of Baseline’s common stock.

On October 20, 2006, Baseline’s registration statement was declared effective.

In November 2006, Baseline issued an aggregate of 445,920 shares of Common Stock with a value of $594,000 to investors in our February 2006 private offering. Such shares were issued as a result of Baseline’s failure to timely register the shares purchased in the private offering.

On November 15, 2006, Baseline issued an aggregate of 375,000 shares of Common Stock with a value of $187,500 to holders of November Notes in payment of accrued interest through November 15, 2006.

On November 16, 2006, Wayne Brannan exercised an option to purchase 250,000 shares of Common Stock at $0.05 per share. Baseline issued 250,000 shares to Mr. Brannan in exchange for $12,500.

NOTE 5—STOCK OPTION GRANTS

On April 1, 2005, Baseline granted a stock option to a non-employee consultant to purchase up to 500,000 shares of common stock at an exercise price of $0.30 per share. The option shall terminate no later than March 31, 2010 and may be exercised in whole or in part, at any time from and after October 1, 2005. The fair value of the option was $150,000 and has been fully expensed as share based compensation. As of the effective date of the Coastal merger noted above, see Note 3, the shares available in connection with the option converted into an equal number of Baseline shares.

On April 29, 2005, Baseline granted stock options to seven persons, five of which are company directors and/or officers and two of which are non-employees, to acquire up to 12,950,000 shares of Baseline’s common stock. The options are immediately exercisable at $0.05 per share and will expire on April 28, 2010. The options were granted as an inducement to retain management and for services rendered to Baseline. The intrinsic value of the options granted to the employees was $10,080,000 and has been expensed as share based compensation. The fair value of the options granted to the non-employees was $297,500 and has been expensed as share based compensation.

Mr. Alan Gaines (“Gaines”) and Mr. Barrie Damson (“Damson”), two of the seven persons mentioned above, have options which are cancelable under certain conditions. Specifically, the agreement with Rex Energy Operating Corp. (see Note 4) provides that each of Damson and Gaines, who presently each beneficially owns 5,894,250 shares of our outstanding Common Stock and options to acquire an additional 6,000,000 shares of Common Stock, will, upon the earlier to occur of

(i) the Closing Date or, (ii) if the Closing shall not have occurred as a result of the Baseline’s breach of a material provision of the Purchase Agreement, June 30, 2006, cancel such number of shares underlying their respective stock options, such that on such date, each of Messrs. Gaines and Damson shall beneficially own no more than 9.99% of the Company’s outstanding shares of Common Stock on a fully-diluted basis. As is discussed in Note 4, on June 8, 2006, Baseline terminated the Purchase Agreement with Rex Energy.

On December 20, 2005, Baseline issued to six Rex Management designees as described in stock options, exercisable for up to an aggregate of 50,000 shares of common stock at an exercise price of $1.00 per share. The options are fully vested, immediately exercisable and will expire on December 20, 2008.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

On December 27, 2005, Baseline issued to Mr. Richard Cohen, CFO, a stock option, exercisable for up to 175,000 shares of common stock at an exercise price of $0.94 per share. The option is fully vested, immediately exercisable and will expire on December 26, 2010.

During 2006, Baseline’s Board of Directors granted the following stock options, which are immediately exercisable with the exception of the options issued to Thomas Kaetzer as detailed below:

On August 15, 2006, Baseline granted a stock option to The Wall Street Group, a consultant, exercisable for up to 100,000 shares of Common Stock at an exercise price of $1.01 per share.

On October 20, 2006, Baseline granted a stock option to Carey Birmingham, its former president, exercisable for up to 75,000 shares of Common Stock at an exercise price of $0.50 per share.

On October 20, 2006, Baseline granted a stock option to David Loev, exercisable for up to 25,000 shares of Common Stock at an exercise price of $0.50 per share.

On November 14, 2006, Baseline granted a stock option to Masstar Inc., a consultant, exercisable for up to 360,000 shares of Common Stock at an exercise price of $0.50 per share.

On November 16, 2006, Wayne Brannan exercised an option to purchase 250,000 shares at $0.05 share.

On December 16, 2006, Baseline granted stock options to Thomas Kaetzer, then COO, now CEO, exercisable for up to 1,000,000, 500,000 and 500,000 shares of Common Stock exercisable at $0.50, $0.60 and $1.00 per share respectively. Mr. Kaetzer’s options vest in three equal parts on; 1) the date of grant, 2) the 1st anniversary the date of grant, and 3) 2nd anniversary of the date of grant. Coinciding with the issue of Mr. Kaetzer’s options, Messers Gaines and Damson agreed to cancel in aggregate options to purchase 2,000,000 shares with an exercise price of $0.05 per share.

The following table summarizes stock option activity:

	Options	Weighted Average Price
Outstanding as of January 1, 2004	—	$—
Granted during 2004	—	—
Cancelled or expired	—	—
Exercised	—	—

Outstanding as of December 31, 2004	—	—
Granted during 2005	13,675,000	$0.07
Cancelled or expired	—	—
Exercised	—	—

Outstanding as of December 31, 2005	13,675,000	$0.07
Granted during 2006	2,560,000	$0.64
Cancelled or expired	(2,000,000)	0.05
Exercised	(250,000)	0.05

Outstanding as of December 31, 2006	13,985,000	$0.18

Exercisable as of December 31, 2006	13,985,000	$0.18

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Options Outstanding and exercisable at December 31, 2006:

Exercise Price	Number of Shares	Remaining Life	Exercisable Number of Shares
$0.05	10,700,000	3.3	10,700,000
$0.30	500,000	3.3	500,000
0.50—$1.01	2,785,000	4.8	1,451,667

	13,985,000		12,651,667

NOTE 6—INVESTMENT IN JOINT VENTURE

On November 25, 2005, Baseline entered into a joint venture with Rex Energy, a privately held company, for the purpose of acquiring a working interest in certain leasehold interests located in the Illinois Basin, Indiana. The joint venture will be conducted through New Albany, a Delaware limited liability company. Pursuant to a Limited Liability Company Agreement, Baseline has a 50% economic/voting interest in New Albany and Rex Energy and its affiliates has a 50% economic/voting interest in New Albany. Rex Energy Wabash, LLC, an affiliate of Rex, is the Managing Member of New Albany and manages the day to day operations of New Albany.

On November 15, 2005, New Albany entered into a Purchase and Sale Agreement with Aurora Energy Ltd (“Aurora”), pursuant to which New Albany has agreed to purchase from Aurora an undivided 48.75% working interest (40.7% net revenue interest) in (i) certain oil, gas and mineral leases covering acreage in several counties in Indiana and (ii) all of Aurora’s rights under a certain Farmout and Participation Agreement with a third party (“Farmout Agreement”). In addition, at the closing of the transaction, New Albany was granted an option from Aurora, exercisable by New Albany for a period of eighteen (18) months thereafter, to acquire a fifty percent (50%) working interest in any and all acreage leased or acquired by Aurora or its affiliates within certain other counties located in Indiana, at a fixed price per acre.

On February 1, 2006, New Albany completed its acquisition of certain oil and gas leases and other rights from Aurora pursuant to the November 15, 2005 Purchase and Sale Agreement mentioned above. The total purchase price under the Aurora Purchase Agreement and the grant of the Aurora Option was $10,500,000 of which Baseline paid $5,250,000.

On February 28, 2006, New Albany acquired a 45% working interest (37.125% net revenue interest) in certain oil, gas and mineral leases covering approximately 21,000 acres of prospective New Albany Shale acreage in Knox and Sullivan Counties, Indiana. New Albany acquired its 45% working interest from Source Rock Resources, Inc., for a total consideration of $735,000 (of which Baseline paid half).

On July 21, 2006 Baseline transferred $88,714 to New Albany to fund the purchase of working interests in additional acreage acquired from Source Rock Resources, Inc.

On July 31, 2006 Baseline transferred $200,938 to New Albany to fund the purchase of working interests in additional acreage acquired from Aurora.

On October 26, 2006, Baseline transferred $680,643 to New Albany to fund its share of the pilot drilling program on the acreage acquired from Aurora and the acquisition of additional acreage from Source Rock Resources, Inc.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

On November 8, 2006 Baseline transferred $250,105 to New Albany to fund its share of the pilot drilling program on the acreage acquired from Aurora.

On November 17, 2006 Baseline transferred $175,013 to New Albany to fund its share of the pilot drilling program on the acreage acquired from Aurora.

NOTE 7—REGISTRATION STATEMENT-PENALTY INTEREST SHARES

As part of its Common Stock Offering in February 2006 (see Note 4), Baseline was subject to a Registration Rights Agreement requiring it to file a registration statement under the Securities Act by April 2, 2006. The company did not file by April 2, but did so on June 13, 2006. As a result, Baseline incurred a $540,000 penalty, which was paid by issuing 445,920 common shares in November 2006.

NOTE 8—SUBSEQUENT EVENTS

On December 20, 2006 Baseline Oil & Gas entered into a Purchase and Sale Agreement (“agreement”) with Statex Petroleum I, L.P. and Charles W Gleeson LP for a number of oil and gas producing properties in Stephens County in West Texas. The purchase price was $ 28,000,000 plus interest from January 15, 2007 until date of closing. Upon execution of the agreement we paid a $1,000,000 non-refundable deposit to be credited against the purchase price at the closing scheduled to take place on or before March 9, 2007. On March 9, 2007 we entered into an amendment to the agreement whereby for an additional deposit of $300,000 paid by March 16, 2007 the deadline to close on the purchase of the Stephens County assets was extended until April 16, 2007 and the effective date for the transfer of the assets was changed from December 1, 2006 to February 1, 2007. Baseline closed this acquisition on April 12, 2007.

On January 4, 2007, Baseline granted a stock option to Richard Cohen, CFO, exercisable for up to 100,000 shares of Common Stock at an exercise price of $0.56 per share.

On January 26, 2007 Barrie Damson our Chairman and CEO and Alan Gaines our Vice Chairman and a director each made a loan of $50,000 to the Company to be used for short term working capital needs. The loans, in the form of promissory notes, bear interest at an annual rate of 6% and mature on the earlier to occur of (i) the date on which we close a financing transaction in which we obtain proceeds in excess of $5,000,000 or (ii) July 26, 2007.

On February 15, 2007, Baseline issued an aggregate of 93,750 shares of Common Stock to holders of November Notes in payment of interest for the three months ended February 15, 2007.

On March 15, 2007 Baseline closed a private bridge financing whereby we borrowed $1,700,000 from a single accredited investor, Lakewood Capital (“Lakewood”). The Company issued to Lakewood a Senior Secured Debenture (“Debenture”) bearing interest at 16%, a common stock purchase warrant to purchase up to 3,000,000 shares of our common stock at an exercise price of $0.50 per share, and entered into a security agreement collateralized by the assets of the New Albany LLC. In addition we are required to pay Lakewood a closing fee of $170,000 on the date when the outstanding principal and accrued interest are paid. If Baseline consummates a debt or equity financing of $15,000,000 or more the Debenture must be paid in full. The proceeds from the Lakewood financing were used to pay the additional deposit of $300,000 on the Stephens County property, satisfy a capital call of $300,000 payable to Rex to maintain an interest in the New Albany LLC, pay existing payables on Stephens County, and pay a $170,000 fee to Casamir Capital, the placement agent.

BASELINE OIL & GAS CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Additionally, The Company issued Casamir Capital a warrant exercisable for up to 340,000 shares of Common Stock at an exercise price of $0.50 per share. Concurrently with the closing of the Lakewood financing, Barrie Damson and Alan Gaines each cancelled stock options to purchase 1,670,000 shares of the company’s common stock at an exercise of $0.05.

On March 16, 2007 we delivered $300,000 to New Albany-Indiana LLC (“New Albany”) to pay a portion of the outstanding capital calls that we, as a member of New Albany, were required to make. Pursuant to a Membership Interest Redemption Agreement between the Company and New Albany, we then redeemed our membership interest in the New Albany for the direct assignment to the Company of an undivided 40.423% working interest in and to all oil and gas properties, rights, and assets of New Albany. The New Albany assets have been pledged to Lakewood under a mortgage to secure the assets of Lakewood Debenture.

Effective March 21, 2007, Barrie Damson resigned as Chairman and CEO of Baseline Oil and Gas Corp. As a result of Mr. Damson’s departure, the Company appointed Mr. Thomas Kaetzer to fill the vacancy on the Board and promoted Mr. Kaetzer from President/COO to Chairman/CEO.

(b)	Quarterly Financial Statements of Baseline Oil & Gas Corp.

PART I

FINANCIAL INFORMATION

Item 1.	Financial Statements.

BASELINE OIL & GAS CORP.

BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and marketable securities	$81,798	$123,678
Cash—restricted	1,277,625	—
Accounts receivable, trade	1,397,981	—
Inventory	14,715	—
Prepaid and other current assets	75,385	125,000

Total current assets	2,847,504	248,678
OIL AND NATURAL GAS PROPERTIES—using successful efforts method of accounting
Proved properties	27,803,548	—
Unproved properties	8,303,665	7,810,135
Less accumulated depletion, depreciation and amortization	(832,206)	—

Oil and natural gas properties, net	35,275,007	7,810,135

Deferred acquisition costs	499,374	99,631
Property acquisition—deposit	2,500,000	1,000,000
Deferred loan costs, net of accumulated amortization of $2,791,644 and $237,192 at September 30, 2007 and December 31, 2006, respectively	3,798,345	88,947
Other property and equipment, net of accumulated depreciation of $7,560 at September 30, 2007	44,025	—

TOTAL ASSETS	$44,964,255	$9,247,391

The accompanying notes are an integral part of the financial statements

BASELINE OIL & GAS CORP.

BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable, trade	1,356,704	82,873
Accrued expenses	506,279	172,750
Royalties payable	584,148	—
Short term notes to related parties	100,000	—
Short term debt and current portion of long—term debt	10,030,533	1,996,751
Derivative liabilities—short term	726,598	104,896

Total current liabilities	13,304,262	2,357,270

Long term debt	24,985,984	—
Asset retirement obligations	463,111
Derivative liability—long term	1,537,548	—

Total liabilities	40,290,905	2,357,270

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value per share; 140,000,000 shares authorized; 33,363,173 and 31,342,738 shares issued and outstanding, respectively	33,364	31,343
Additional paid-in capital	33,525,054	28,423,418
Accumulated other comprehensive income (loss)	(1,781,717)	—
Accumulated deficit	(27,103,351)	(21,564,640)

Total stockholders’ equity	4,673,350	6,890,121

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,964,255	$9,247,391

The accompanying notes are an integral part of the financial statements

BASELINE OIL & GAS CORP.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2007	2006
REVENUES
Oil and gas sales	$3,246,129	$—
Oil and gas hedging	(467,812)	—

Total revenues	2,778,317

COSTS AND EXPENSES
Production	1,549,383	—
General and administrative	1,699,289	449,042
Depreciation, depletion and amortization	322,061	—
Accretion expense	12,332	—

Total costs and expenses	3,583,065	449,042

Net income (loss) from operations	(804,748)	(449,042)

OTHER INCOME (EXPENSE)
Other income	1,501	—
Interest income	—	36,964
Interest expense	(1,400,336)	(403,828)
Unrealized gain on derivative instruments	26,570	35,493

Total other expense, net	(1,372,265)	(331,371)

NET LOSS	$(2,177,013)	$(780,413)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) on derivative instruments	(90,031)	—

Total comprehensive loss	$(2,267,044)	$(780,413)

NET LOSS PER SHARE—Basic and Diluted	$(0.07)	$(0.03)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	33,172,691	30,271,818

The accompanying notes are an integral part of the financial statements

BASELINE OIL & GAS CORP.

STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
REVENUES
Oil and gas sales	$6,065,868	$—
Oil and gas hedging	(467,812)	—

Total revenues	5,598,056

COSTS AND EXPENSES
Production	2,858,770	—
General and administrative	2,551,218	1,595,721
Depreciation, depletion and amortization	839,766	—
Accretion expense	24,664	—

Total costs and expenses	6,274,418	1,595,721

Net income (loss) from operations	(676,362)	(1,595,721)

OTHER INCOME (EXPENSE)
Other income	24,867	—
Interest income	860	96,507
Interest expense	(4,920,275)	(1,286,681)
Unrealized gain on derivative instruments	32,199	369,170

Total other expense, net	(4,862,349)	(821,004)

NET LOSS	$(5,538,711)	$(2,416,725)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) on derivative instruments	(1,781,717)	—

Total comprehensive loss	$(7,320,428)	$(2,416,725)

NET LOSS PER SHARE—Basic and Diluted	$(0.17)	$(0.09)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	32,069,998	28,068,166

The accompanying notes are an integral part of the financial statements

BASELINE OIL & GAS CORP.

STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,538,711)	$(2,416,725)
Adjustments to reconcile net loss to net cash
Used in operating activities
Share based compensation	1,134,020	—
Common stock issued for consulting fees	300,000	—
Depreciation, depletion and amortization	839,766	—
Amortization of debt discount	426,999	921,910
Amortization of deferred loan costs	2,554,452	177,894
Loss (gain) on derivative financial instruments	409,732	—
Derivative (gain) loss	(32,199)	(369,170)
Accretion expense	24,664	—
Changes in operating assets and liabilities
Accounts receivable, trade	(1,397,981)	—
Inventory	(14,715)	—
Prepaid and other current assets	149,326	(18,750)
Accounts payable—trade	1,273,831	(40,927)
Accrued liabilities	512,316	726,746
Royalties payable	584,148	—

Net cash provided by (used in) operating activities	1,225,648	(1,019,022)
CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	(1,277,625)	—
Acquisition of proved oil and gas properties	(28,195,001)	—
Development costs incurred	(748,469)	—
Additions to unproved properties	(493,530)	(4,954,375)
Property acquisition deposit incurred	(2,500,000)
Deferred acquisition costs incurred	(499,374)
Purchase of property and equipment, other	(51,585)	—

Net cash used in investing activities	(33,765,584)	(4,954,375)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	33,350,724	—
Proceeds from short term debt	1,700,000	—
Proceeds from short term notes to related parties	100,000	—
Repayments of long term debt	(513,600)
Repayments of short term debt	(1,794,068)	(16,496)
Proceeds from common stock sales, net	—	8,275,000
Deferred loan costs incurred	(345,000)	—

Net cash provided by financing activities	32,498,056	8,258,504
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(41,880)	2,285,107
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	123,678	206,489

CASH AND CASH EQUIVALENTS, END OF PERIOD	$81,798	$2,491,596

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	1,294,403	—
Cash paid for income taxes	—	—
NON-CASH ACTIVITIES
Unrealized gain/(loss) on derivative liability	(1,781,717)	333,677
Warrants issued in conjunction with debt	3,050,850	—
Overriding royalty interest granted in conjunction with debt	2,678,000
Stock issued for note extension	190,000	—
Asset retirement obligation incurred	438,447	—
Warrants issued in conjunction with stock issuance	—	505,671
Stock issued on conversion of debt	250,000	350,000
Stock issued in lieu of cash interest	149,099	—

The accompanying notes are an integral part of the financial statements

Baseline Oil & Gas Corp.

Notes to Financial Statements

September 30, 2007

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Organization

Baseline Oil & Gas Corp. (“Baseline” or the “Company”) is an independent exploration and production company primarily engaged in the acquisition, development, production and exploration of oil and natural gas properties onshore in the United States.

Basis of Presentation

The accompanying unaudited interim financial statements of Baseline have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (the “SEC”), and should be read in conjunction with Baseline’s audited financial statements for the year ended December 31, 2006, and notes thereto, which are included in the Company’s annual report on Form 10-KSB filed with the SEC on April 17, 2007. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure required in Baseline’s 2006 annual financial statements have been omitted. Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Use of Estimates

The preparation of these financial statements is in conformity with accounting principles generally accepted in the United States of America and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Oil and Natural Gas Properties

Baseline uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of the impairment by providing an impairment allowance. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Asset Retirement Obligations

The Company records a liability for legal obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143 “Accounting for Asset Retirement Obligations.” Under this method, when liabilities for dismantlement and abandonment costs (ARO) are initially recorded, the carrying amount of the related oil and natural gas properties are increased. Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted over the useful life of the related asset. Revisions to such estimates are recorded as adjustments to the ARO, capitalized asset retirement costs and charges to operations during the periods in which they become known. At the time the abandonment cost is incurred, the Company will be required to recognize a gain or loss if the actual costs do not equal the estimated costs included in ARO.

Revenue and Cost Recognition

The Company uses the sales method of accounting for natural gas and oil revenues. Under this method, revenues are recognized based on the actual volumes of gas and oil sold to purchasers. The volume sold may differ from the volumes to which the Company is entitled based on our interest in the properties. Costs associated with production are expensed in the period incurred.

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). This Interpretation provides guidance on recognition, classification and disclosure concerning uncertain tax liabilities. The evaluation of a tax position requires recognition of a tax benefit if it is more likely than not it will be sustained upon examination. We adopted this Interpretation effective January 1, 2007. The adoption did not have a material impact on our financial statements.

NOTE 2—CONCENTRATION OF RISK

At September 30, 2007, Baseline’s cash in financial institutions exceeded the federally insured deposits limit by $1,231,880. Restricted cash in the amount of $1,277,625 represents cash in a bank account controlled by an administrative agent under a credit agreement (see NOTE 4).

NOTE 3—ACQUISITION OF NORTH TEXAS PROPERTIES

On April 12, 2007, Baseline acquired an interest in producing oil and gas properties from Statex Petroleum I, L.P. and Charles W. Gleeson LP. The properties consist of a 100% working interest in 5,231 acres in Stephens County in North Texas (the “North Texas Assets”). The purchase price was $28,000,000, plus interest from January 15, 2007 until the date of closing and an adjustment for cash flow from the properties from the effective date until the date of closing. In addition, Baseline has capitalized $1,551,106 in costs associated with the transaction and $438,447 related to the asset retirement obligations associated with the properties. Upon execution of the Purchase and Sale Agreement Baseline paid a $1,000,000 non-refundable deposit to be credited against the purchase price. Baseline entered into an amendment to the agreement, whereby for an additional deposit of $300,000, the deadline to close on the purchase was extended. The effective date for the transfer of the assets was February 1, 2007. Baseline funded the adjusted purchase price, less the deposits previously paid, and a portion of the costs associated with the transaction through borrowings under a newly created credit agreement (see Note 4).

The following unaudited pro forma information assumes the acquisition of the North Texas Assets occurred as of the beginning of each period. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the period presented.

	As Reported	Pro Forma
Three months ended September 30, 2006
Revenues	$—	$3,319,597
Net Loss	(780,413)	(236,062)
Loss Per Share	(0.03)	(0.01)

Nine months ended September 30, 2007
Revenues	$5,598,056	$8,261,965
Net Loss	(5,538,711)	(5,437,189)
Loss Per Share	(0.17)	(0.17)

Nine months ended September 30, 2006
Revenues	$—	$9,691,383
Net Loss	(2,416,725)	(2,988,775)
Loss Per Share	(0.09)	(0.11)

NOTE 4—DEBT

Total debt at September 30, 2007 and December 31, 2006 consists of the following:

	September 30, 2007	December 31, 2006
Short term notes to related parties	$100,000	$—
Other short term notes	54,393	48,750
Convertible notes, net of discount of $0 and $426,999, respectively	2,125,000	1,948,001
Revolving loans under credit agreement	12,537,124	—
Term loans under credit agreement	20,300,000	—

	35,116,517	1,996,751
Less short term debt and current portion of long-term debt	(10,130,533)	(1,996,751)

Long-term debt	$24,985,984	$—

Future maturities of long-term debt are as follows as of September 30, 2007:

2008	$9,976,140
2009	6,963,145
2010	18,022,839
2011	—
2012	—
Thereafter	—

$34,962,124

Long-term Debt

On April 12, 2007, Baseline entered into a $75 million Credit Agreement (the “Drawbridge Agreement”) with Drawbridge Special Opportunities Fund LP (“Drawbridge”), as Administrative Agent and various named lenders (the “Lenders”). The Drawbridge Agreement provides for a revolving credit commitment of up to $54.7 million and a Term Loan Commitment of $20.3 million. Revolving Loans must be paid on or before April 12,

2010 and Term Loans on or before October 12, 2010. The Revolving Loans accrue interest at the Prime Rate (7.75% at September 30, 2007) and the Term Loans accrue interest at the Prime Rate or 7.5%, whichever is greater, plus 3% (10.75% at September 30, 2007). Additionally, Baseline granted the Lenders an overriding royalty interest ranging between 2% and 3% in its existing oil and gas properties and any properties that it acquires while the Drawbridge Agreement is in effect. The Drawbridge Agreement requires Baseline’s revenues to be deposited into a lockbox account controlled by the Administrative agent. Funds in the lockbox account on the last business day of the month are utilized, in order of priority, to pay any amounts due for the overriding royalty interest granted under the Drawbridge Agreement, amounts due to third parties under swap agreements, lease operating costs approved by the Administrative agent, interest due on the Term Loans and Revolving loans and general and administrative expenses up to $225,000 per quarter. Any amounts remaining in the lockbox account in excess of $250,000 are to be used to repay outstanding principal, to be applied first to the Term Loans. Baseline’s obligations under the Drawbridge Agreement are secured by a first lien on all of its existing oil and gas properties, including the North Texas Assets, and any properties acquired while the Drawbridge Agreement is in effect. On April 12, 2007 Baseline drew down $9.7 million as a Revolving Loan. In addition, Baseline drew down $20.3 million as a Term Loan. The funds were utilized to repay the bridge loan financing, including accrued interest and fees, and to fund the adjusted purchase price and a portion of the capitalized transaction costs for the acquisition of the North Texas Assets.

The Company recorded deferred loan cost of $2,678,000 related to the conveyance of the overriding royalty interest to the Lenders as discussed above. As of September 30, 2007, $237,264 of this deferred loan cost has been amortized as a component of interest expense. This cost is being amortized over the expected term of the Drawbridge Agreement using the effective interest method. All amounts outstanding under the Drawbridge Agreement were paid in full on October 1, 2007 and that agreement has been terminated.

On May 30, 2007 holders of Baseline’s 10% convertible notes unanimously agreed to extend the maturity date of the notes from May 15, 2007 to November 15, 2007. As consideration for the extension of the notes, Baseline issued 380,000 shares in aggregate to the holders of the notes and increased the coupon rate on the notes from 10% to 12% per annum effective May 16, 2007.

During July and August 2007 holders of $250,000 of Baseline’s 10% Convertible Promissory Notes converted such notes into 501,676 shares.

Bridge Loan Financing

On March 15, 2007, Baseline borrowed $1,700,000 from a single accredited investor, Lakewood Group, LLC (“Lakewood”). Baseline issued to Lakewood a Senior Secured Debenture (“Debenture”) bearing interest at 16%, a common stock purchase warrant to purchase up to 3,000,000 shares of Common Stock at an exercise price of $0.50 per share, and entered into a security agreement collateralized by the assets of Baseline. In addition Baseline was required to pay Lakewood a closing fee of $170,000 on April 12, 2007, when the outstanding principal and accrued interest were paid. The proceeds from the Lakewood financing were used to pay an additional deposit of $300,000 on the North Texas Assets (see NOTE 3), to partially satisfy a capital call in the New Albany-Indiana LLC (see NOTE 6), to pay expenses related to the ongoing financing and acquisition efforts, and to pay a $170,000 fee to Casimir Capital, the placement agent. Additionally, The Company issued Casimir Capital a warrant exercisable for up to 340,000 shares of Common Stock at an exercise price of $0.50 per share. On April 12, 2007, the Debenture was fully paid from proceeds received under the Drawbridge Agreement.

Loans From Founders

On January 26, 2007, Barrie Damson our former Chairman and CEO and Alan Gaines a director, each made a loan of $50,000 to the Company to be used for short term working capital needs. The loans, in the form of promissory notes, bear interest at an annual rate of 6% and mature on the earlier to occur of the date on which

Baseline closes a financing transaction in which it obtains proceeds in excess of $5,000,000 or July 26, 2007. On April 10, 2007, Messrs. Gaines and Damson agreed to extend the maturity of their promissory notes to the earlier of October 10, 2010 or the date on which Baseline closes an equity offering in which it obtains gross proceeds in excess of $3,000,000. Subsequent to September 30, 2007, these notes were repaid in full (See Note 8).

NOTE 5—STOCKHOLDERS’ EQUITY

Common Stock

On March 31, 2007, Baseline issued an aggregate of 93,750 shares of common stock, with a value of $46,875, in payment of accrued interest through February 15, 2007, to holders of 10% convertible promissory notes issued by Baseline in privately negotiated transactions involving the offer and sale of $2.375 million in units consisting of such notes and Common Stock.

On May 15, 2007, Baseline issued an aggregate of 93,750 shares of common stock, with a value of $46,875, in payment of accrued interest through May 15, 2007, to holders of 10% convertible promissory notes issued by Baseline in privately negotiated transactions involving the offer and sale of $2.375 million in units consisting of such notes and Common Stock.

On May 30, 2007, Baseline issued 380,000 shares to holders of 10% convertible promissory notes in consideration of the holders’ agreement to extend the maturity of the notes by six months. Baseline’s 10% convertible notes will now mature on November 15, 2007. Such shares were valued at $190,000 which has been charged to interest expense.

During June and July 2007, Baseline issued a total of 600,000 shares to outside consultants as compensation for services valued at $300,000.

On July, 5, 2007 non-employee option holders exercised options to purchase 200,000 shares of Common Stock at $0.05 per share on a “cashless” basis. As a result Baseline issued 185,714 shares.

On July 13, 2007, a consultant exercised an option to purchase 100,000 shares of Common Stock at $0.30 per share on a “cashless” basis. As a result, Baseline issued 56,522 shares.

During July and August 2007 holders of $250,000 of Baseline’s 10% Convertible Promissory Notes converted such notes into 501,676 shares.

On August 15, 2007, Baseline issued an aggregate of 109,023 shares of common stock, with a value of $54,402, in payment of accrued interest through August 15, 2007, to holders of 10% convertible promissory notes issued by Baseline in privately negotiated transactions involving the offer and sale of $2.375 million in units consisting of such notes and Common Stock.

Stock Options and Warrants

Baseline utilizes restricted stock, stock options and warrants to compensate employees, officers, directors and consultants. Total stock based compensation expense (including options, warrants and restricted stock) was $1,078,649 and $1,134,020 for the three and nine months ended September 30, 2007.

On January 4, 2007, Baseline granted a stock option to Richard Cohen, the former CFO, exercisable for up to 100,000 shares of Common Stock at an exercise price of $0.56 per share. Such option had a fair value of $55,371.

On March 15, 2007, concurrently with the closing of the bridge loan financing (see NOTE 4), Alan Gaines, Baseline’s Vice-Chairman, and Barrie Damson, a former officer and director of Baseline, each cancelled stock options to purchase 1,670,000 shares of Baseline’s common stock at an exercise price of $0.05 per share.

In connection with our entry into the Drawbridge Agreement, on April 12, 2007 we issued warrants to Drawbridge and D.B. Zwirn Special Opportunities Fund, L.P., another lender participating therein, which warrants are each exercisable for up to an aggregate of 3,200,000 shares of our Common Stock, at an exercise price of $0.50 per share. Pursuant to certain warrant agreements executed with these two lenders, any unexercised warrants expire on April 11, 2014. The warrants also afford the holders certain anti-dilution protection. In connection with the issuance of the warrants we also entered into a registration rights agreement dated April 12, 2007 with each of the holders of the warrants, under which we granted piggy-back registration rights, demand registration rights and shelf registration rights to these holders. Such warrants had a fair value of $1,209,085 which has been capitalized as a deferred loan cost and is being amortized over the term of the Credit Agreement.

On April 12, 2007, concurrently with the execution of the Drawbridge Agreement (see Note 4), Alan Gaines, a director, and Barrie Damson, a former officer and director of our Company, each surrendered additional options to purchase 1,600,000 shares of Common Stock at an exercise price of $0.05 per share.

On August 3, 2007, Baseline granted five-year stock options exercisable for up to an aggregate of 370,000 shares of common stock to several employees at an exercise price of $0.55. Such options vest in equal one-third installments on each of the first, second and third anniversary dates from the date of grant and had a fair value of $198,365.

On August 3, 2007, Baseline granted a five-year stock option to Richard d’Abo, an outside director, exercisable for up to 150,000 shares of common stock at an exercise price of $0.55. Such option had a fair value of $80,418.

On August 3, 2007 the Company entered into a two year employment agreement with Mr. Patrick McGarey to become Chief Financial Officer effective August 16, 2007. Concurrently with the entry into the employment agreement with Mr. McGarey, Baseline granted to Mr. McGarey five-year options, exercisable for (i) up to 500,000 shares of common stock, at an exercise price equal to $0.55, (ii) up to 500,000 shares, at an exercise price of $0.825 per share, and (iii) up to 500,000 shares, at an exercise price of $1.10 per share. Each option grant provides for the following vesting schedule: (i) 166,666 shares on August 3, 2007, (ii) 166,667 shares on August 3, 2008 and (iii) 166,667 shares on August 3, 2009, provided that Mr. McGarey remains in the employ of the Company through such dates. Such options had a fair value of $799,866.

The weighted average fair value of the stock options granted during the nine months ended September 30, 2007 was $0.51. Variables used in the Black-Scholes option-pricing model include (1) risk free interest rates between 4.52% and 4.61%, (2) expected option life ranged from five to seven years, (3) expected volatility is 200% to 223% and (4) zero expected dividends. A summary of stock option transactions follow:

	Weighted Average Exercise Price	Number of Options
Balance January 1, 2007	$0.18	13,985,000
Granted	0.75	2,120,000
Exercised	0.13	(300,000)
Forfeited or expired	0.05	(6,540,000)

Balance September 30, 2007	$0.40	9,265,000

The following table summarizes information about the Company’s stock options outstanding at September 30, 2007:

Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
Options Outstanding
9,265,000	3.54	$0.40	$2,221,400
Options Exercisable
6,561,668	3.13	$0.28	$2,174,367

On August 13, 2007, Baseline issued seven-year warrants to our then senior lenders, exercisable in the aggregate for up to 260,000 shares of common stock at an exercise price of $0.52 per share. These warrants were issued as partial consideration for our lenders advancing us $2.5 million on August 13, 2007, thereby enabling us to make a $2.5 million performance deposit in connection with our then pending acquisition of assets from DSX Energy Limited (See NOTE 8 below).

On August 20, 2007, Baseline issued five-year warrants to a former placement agent, exercisable in the aggregate for up to 340,000 shares of common stock at an exercise price of $0.65 per share. These warrants were issued as partial consideration for the termination of an agreement with such placement agent.

A summary of stock warrant transactions follow:

	Weighted Average Exercise Price	Number of Warrants
Balance January 1, 2007	$0.79	734,090
Granted	0.51	7,140,000

Balance September 30, 2007	$0.53	7,874,090

The following table summarizes information about the Company’s stock warrants outstanding at September 30, 2007:

Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price
WarrantsOutstanding
7,874,090	5.23	$0.53
WarrantsExercisable
7,874,090	5.23	$0.53

NOTE 6—INVESTMENT IN JOINT VENTURE AND REDEMPTION OF MEMBERSHIP INTEREST

On March 16, 2007, Baseline delivered $300,000 to New Albany-Indiana LLC (“New Albany”) in partial satisfaction of the outstanding capital calls that it, as a member of New Albany, was required to make. Pursuant to a Membership Interest Redemption Agreement between the Company and New Albany, Baseline then redeemed its membership interest in New Albany for the direct assignment to Baseline of an undivided 40.423% working interest in and to all oil and gas properties, rights, and assets of New Albany. Such assets were then pledged to Lakewood under a mortgage to secure Lakewood’s Debenture. The reduction in our membership interest of 50% to a 40.423% direct working interest reflected an adjustment of our membership interest in New Albany at the time of our redemption, as a result of outstanding capital calls owed by us but assumed by the affiliates and/or assigns of Rex Energy, the other joint venture partner.

After redeeming its membership interest in New Albany on March 16, 2007, Baseline now owns the following assets:

•

19.7% working interest in an area of mutual interest, covering approximately 122,000 gross acres (approximately 24,400 acres net to Baseline), primarily located in Greene County and operated by Aurora Oil & Gas (the “Wabash AMI”);

•

18.2% working interest in an area of mutual interest, covering approximately 41,000 total acres (approximately 7,380 acres net to Baseline) primarily located in Knox County and operated by Rex Energy (the “Knox AMI”); and

•

6.9% working interest in an area of mutual interest, covering approximately 8,000 gross acres (560 acres net to Baseline), primarily located in Greene County and operated by El Paso (the “Greene AMI”).

NOTE 7—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On April 12, 2007, in accordance with a requirement of the Drawbridge Agreement, Baseline also entered into a Swap Agreement (“Swap Agreement”) with Macquarie Bank Limited, which provides that Baseline puts in place, for each month through April 12, 2010, separate swap hedges with respect to approximately 75% of the projected production from Proved Developed Producing Reserves. The swap hedges provide for a fixed price of $68.20 per barrel for a three year period, commencing June 1, 2007. The hedging arrangement is based upon a monthly volume of 11,000 barrels during the first year and provides for monthly settlements.

During July 2007, Baseline modified its hedge from a fixed price swap to a collar with a floor of $68.20 and a ceiling of $74.20 for the period from August 2007 through December 2008. Subsequent to December 2008 it reverts to a swap agreement at $68.20. In exchange for the near term switch from a fixed price swap to a collar, Baseline provided a right to the hedge provider to purchase 7,000 barrels per month at $73.20 per barrel from June 2010 through December 2011.

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of each derivative is recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. To make this determination, management formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring effectiveness. This process includes linking all derivatives that are designated as cash-flow hedges to specific cash flows associated with assets and liabilities on the balance sheet or to specific forecasted transactions. Baseline also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. A derivative that is highly effective and that is designated and qualifies as a cash-flow hedge has its changes in fair value recorded in other comprehensive income to the extent that the derivative is effective as a hedge. Any other changes determined to be ineffective do not qualify for cash-flow hedge accounting and are reported currently in earnings.

Baseline discontinues cash-flow hedge accounting when it is determined that the derivative is no longer effective in offsetting cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is redesignated as a non-hedging instrument because it is unlikely that a forecasted transaction will occur, or management determines that designation of the derivative as a cash-flow hedge instrument is no longer appropriate. In situations in which cash-flow hedge accounting is discontinued, Baseline continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

When the criteria for cash-flow hedge accounting are not met, realized gains and losses (i.e., cash settlements) are recorded in income (loss) from operations in the Statements of Operations. Similarly, changes in the fair value of the derivative instruments are recorded as income (loss) from operations in the Statements of Operations. In contrast cash settlements for derivative instruments that qualify for hedge accounting are recorded as additions to or reductions of oil and gas revenues while changes in fair value of cash flow hedges are recognized, to the extent the hedge is effective, in other comprehensive income until the hedged item is recognized in earnings.

Based on the above, management has determined the swaps and collars noted above qualify for cash-flow hedge accounting treatment. For the period ended September 30, 2007, Baseline recognized a derivative liability of $2,191,449 with the change in fair value reflected in other comprehensive income/loss.

As of September 30, 2007 Baseline had the following derivative contracts outstanding:

Instrument	Beginning Date	Ending Date	Floor	Ceiling	Fixed	Total Bbls 2007	Total Bbls 2008	Total Bbls 2009	Total Bbls 2010	Total Bbls 2011
Collar	Oct-07	Dec-07	$68.20	$74.20		33,000
Collar	Jan-08	Dec-08	$68.20	$74.20			123,000
Swap	Jan-09	Dec-09			$68.20			117,000
Swap	Jan-10	May-10			$68.20				47,500
Swaption	June-10	Dec-10			$73.20				49,000
Swaption	Jan-11	Dec-11			$73.20					84,000

						33,000	123,000	117,000	96,500	84,000

NOTE 8—SUBSEQUENT EVENTS

On October 1, 2007 Baseline acquired producing natural gas and oil properties located in Matagorda County, Texas, from DSX Energy Limited LLP, Kebo Oil & Gas, Inc., and 25 other related parties for an adjusted purchase price of $96.6 million. The properties acquired by us consist of a greater than 95% working interest in 2,374 net acres in the Blessing Field which contained twelve (12) producing wells. The effective date of the acquisition was June 1, 2007.

The Blessing Field acquisition was funded with proceeds from the Company’s issuance of $115 million of 12.5% Senior Secured Notes due 2012 (“Senior Secured Notes”) at a purchase price of $110.9 million, plus $50 million of 14.0% Senior Subordinated Convertible Secured Notes due 2013 (“Convertible Notes”) at a purchase price of $49.5 million (the “Offering”). In addition, Baseline retired $33.1 million of indebtedness with proceeds of the Offering, with the remainder being utilized for general corporate purposes, fees and expenses. As set forth below, Baseline also entered into a $20 million credit facility with a senior lender. The line of credit will be used for implementing the Company’s oil and natural gas hedging strategy, and for working capital if needed. The line of credit was not drawn at closing.

Senior Secured Notes

The Senior Secured Notes, bearing interest at the rate of 12 1/2% per annum, were issued under that certain secured note indenture, dated October 1, 2007, among us and The Bank of New York, as trustee (the “Senior Notes Indenture”). Interest is payable in cash semi-annually on each of April 1 and October 1, commencing on April 1, 2008. The Senior Notes Indenture contains customary representations and warranties on our part as well as typical restrictive covenants whereby we have agreed, among other things, to limitations to incurrence of additional indebtedness, declaration of dividends, issuance of capital stock, sale of assets and corporate reorganizations, as well as impairment of collateral securing our obligations under the Senior Secured Notes. The Senior Secured Notes mature on October 1, 2012.

The Senior Secured Notes will rank senior in right of payment to all existing and future subordinated indebtedness of the Company, including indebtedness of the Company outstanding under the Convertible Notes as provided in the intercreditor agreement discussed below in “—Intercreditor Agreement,” and rank equally in right of payment with all our other existing and future senior indebtedness of the Company.

The Senior Secured Notes are subject to redemption by the Company (i) prior to October 1, 2010 at specified make-whole redemption prices or, in connection with equity offerings at a repurchase price equal to 113.5% of the aggregate principal amount plus accrued interest for up to 35% of the outstanding principal amount of the Senior Secured Notes, and (ii) after October 1, 2010 at a premium which decreases over time. Holders of the Senior Secured Notes may put such notes to us for repurchase, at a repurchase price of 101% of the principal amount plus accrued interest, upon a change in control as defined in the Senior Secured Notes Indenture.

The Senior Secured Notes are secured by a second lien on substantially all of the Company’s assets, including without limitation, all as more particularly described in that senior notes security agreement with The Bank of New York, as collateral agent, executed by us on October 1, 2007 (the “Senior Notes Security Agreement”). Under the terms of the Intercreditor Agreement, such lien will be contractually subordinated to the lien thereon that secures our obligations under the Credit Agreement and certain other permitted indebtedness. The Convertible Notes will be guaranteed by any of our future subsidiaries that guarantee such notes. The Senior Secured Notes will not have the benefit of any sinking fund.

Convertible Notes

The Convertible Notes, bearing interest at an annual rate of 14% per annum, were issued under that certain convertible notes indenture, dated October 1, 2007, among us and The Bank of New York, as trustee (the “Convertible Note Indenture”). Interest is payable semi-annually on each of April 1 and October 1, commencing on April 1, 2008, in cash or by delivery of PIK Notes. The Convertible Notes Indenture contains customary representations and warranties on our part as well as typical restrictive covenants whereby we have agreed, among other things, to limitations to incurrence of additional indebtedness, declaration of dividends, issuance of capital stock, sale of assets and corporate reorganizations, as well as impairment of collateral securing our obligations under the Convertible Notes. The Convertible Notes mature on October 1, 2013.

The Convertible Notes will rank junior in right of payment to all existing and future senior indebtedness of the Company, including indebtedness of the Company outstanding under the Credit Agreement and the Senior Secured Notes as provided in the intercreditor agreement discussed below in “—Intercreditor Agreement,” and rank equally in right of payment with any future senior subordinated indebtedness of the Company and rank senior in right of payment to any future subordinated indebtedness of the Company.

The Convertible Notes are initially convertible into 69.5 million shares of our common stock, par value $.001 per share (the “Common Stock”), based on an initial conversion price of $0.72 per share and reflecting an approximate 15% conversion premium to the $0.63 per share closing price of our Common Stock on the OTC Bulletin Board on September 17, 2007. There is a one-time test for adjustment of the conversion price, effective as of January 1, 2009, based upon a specified average trading price of our Common Stock for the 30 trading days up to and including December 31, 2008. If we meet or exceed this target, there will be no adjustment. In addition, the conversion price of the Convertible Notes will be subject to adjustment pursuant to customary anti-dilution provisions and may also be adjusted upon the occurrence of a fundamental change. Holders converting Convertible Notes prior to October 1, 2010 will be entitled to receive a certain make whole premium.

The Convertible Notes are redeemable up to 25% by us on a quarterly basis beginning October 1, 2009 in the event the closing price of our Common Stock equals a 150% or more of the conversion price then in effect over a specified number of trading days. The Convertible Notes are redeemable at the option of the holder upon a change of control for a repurchase price equal to 101% of the aggregate principal amount plus accrued interest.

The Convertible Notes are secured by a third lien on substantially all of the Company’s assets, including without limitation, all as more particularly described in that convertible notes security agreement with The Bank of New York, as collateral agent, executed by us on October 1, 2007 (the “Senior Notes Security Agreement”). Under the terms of the Intercreditor Agreement, such lien will be contractually subordinated to the lien thereon that secures our obligations under the Credit Agreement and the Senior Secured Notes. The Convertible Notes will be guaranteed by any of our future subsidiaries that guarantee such notes. The Convertible Notes will not have the benefit of any sinking fund.

Wells Fargo Agreement

On October 1, 2007, we entered into a Credit Agreement (the “Wells Fargo Agreement”) with Wells Fargo Foothills, Inc. (“Wells Fargo”), as arranger and administrative agent. The Wells Fargo Agreement provides for a revolving credit commitment of up to $20 million (the “Revolver Commitment”), with a sub-limit of $10 million for issuance of Letters of Credit. Unless earlier payment is required under the Wells Fargo Agreement, Advances under the Revolver Commitment must be paid on or before October 1, 2010.

Under the Wells Fargo Agreement, interest on Advances accrues at either Wells Fargo’s Base Rate or the LIBOR Rate, at our option, plus an Applicable Margin of 1.50% in the case of Base Rate Loans or 3.00% in the case of LIBOR Rate Loans. With respect to Letters of Credit issued under the Wells Fargo Agreement, fees accrue at a rate equal 3.825% per annum multiplied by the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

As security for our obligations under the Wells Fargo Agreement, we granted Wells Fargo a security interest in and a first lien on, all of our existing and after-acquired assets including, without limitation, the oil and gas properties and rights that we acquired in the Blessing Field. The Wells Fargo Agreement provides that we put in place, on a rolling twenty-four month basis, hedge agreements, as adjusted from time to time as specified therein, with respect to estimated volumes of not less than 50% and not more than 80% of the estimated aggregate production from (i) Proved Developed Producing Reserves and (ii) such additions to Proved Developed Producing Reserves as we estimate we have made as a result of drilling activity since our most recent reserve report, with respect to each of crude oil and natural gas.

Repayment of Drawbridge Agreement

On October 1, 2007, we fully discharged all of our outstanding obligations under the Drawbridge Agreement. The total amount repaid by us in satisfaction of our obligations under the revolving and term loan commitments under the Drawbridge Agreement was $33,123,166, representing the unpaid principal outstanding of $32,837,124 plus accrued interest in the amount of $286,042. We repaid such amounts from the net proceeds from the Offering.

Repayment of Related Party Loans

On October 1, we also discharged in full, all of our obligations to Alan Gaines, a director and a former officer, and Barrie Damson, a former officer and director under those promissory notes, dated as of January 26, 2007, in the aggregate principal amount of $50,000 each. The total amount repaid to each of Messrs. Gaines and Damson by us was $52,252, representing the outstanding principal amount plus accrued interest in the amount of $2,252. Such amounts were repaid from the net proceeds from the Offering.

(c)	Financial Statements of Businesses Acquired.

Report of Independent Registered Public Accounting Firm

To the Shareholders of Baseline Oil & Gas Corp.

Houston, TX

We have audited the accompanying Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties (“Statex Properties”) Purchased from Statex Petroleum I, L.P. and Charles W. Gleason, L.P. (the “Financial Statements”) for the years ended December 31, 2006 and 2005. These Financial Statements are the responsibility of Baseline Oil & Gas Corp.’s management. Our responsibility is to express an opinion on the Financial Statements based on our audits.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Financial Statement presentation. We believe our audits provide a reasonable basis for our opinion.

The accompanying Financial Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2. The presentation is not intended to be a complete presentation of the properties described above.

In our opinion, the Financial Statements referred to above present fairly, in all material respects, the Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from Statex Petroleum I, L.P. and Charles W. Gleason, L.P. as described in Note 1 for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

April 9, 2007

Baseline Oil & Gas Corp.

Statements of Combined Revenues and Direct Operating Expenses

of Oil and Gas Properties Purchased From

Statex Petroleum I, L.P. and Charles W. Gleason, L.P.

For the Years Ended December 31, 2005 and 2006

(Information for the nine months ended September 30, 2006 and 2007 is unaudited)

	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2005	2006	2006	2007
			(Unaudited)
Revenues	$10,732,108	$12,522,236	$9,703,031	$8,729,777
Direct operating expenses	5,016,266	6,446,934	4,766,391	4,034,687

Excess of revenues over direct operating expenses	$5,715,842	$6,075,302	$4,936,640	$4,695,090

The accompanying notes are an integral part of the financial statements.

BASELINE OIL & GAS CORP.

STATEMENT OF COMBINED REVENUES

AND DIRECT OPERATING EXPENSES

of Oil and Gas Properties Purchased From

Statex Petroleum I, L.P. and Charles W. Gleason, L.P.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2005 and 2006

(Information for the nine months ended September 30, 2006 and 2007 is unaudited)

(1) The Properties

On December 20, 2006, Baseline Oil & Gas, Corp. (“Baseline” or the “Company”) entered into a Purchase and Sale Agreement to purchase certain oil and has properties (the “Properties”) owned by Statex Petroleum I, L.P. and Charles W. Gleeson L.P. (collectively, the “Seller”) for $28,600,000. On April 12, 2007, Baseline finalized the acquisition of the Properties.

(2) Basis For Presentation

The statement of combined revenues and direct operating expenses has been derived from the Seller’s historical financial records and is prepared on the accrual basis of accounting. Revenues and direct operating expenses as set forth in the accompanying statement includes revenues from oil and gas production, net of royalties, and associated direct operating expenses related to the net revenue interest and net working interest, respectively. These revenues and expenses in the Properties represent Baseline’s acquired interest.

During the periods presented, the Properties were not accounted for or operated as a separate division of the Seller. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

This statement varies from an income statement in that it does not show certain expenses, which were incurred in connection with the ownership of the Properties, such as general and administrative expenses, and income taxes. These costs were not separately allocated to the Properties in the Seller’s historical financial records and any pro forma allocation would be both timing consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Properties been operated historically as a stand alone entity. In addition, these allocations, if made using the historical Seller general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been assets of Baseline, due to the greatly varying size, structure, and operations between Baseline and the Seller. This statement does not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of future costs and those costs which would be incurred by Baseline upon allocation of purchase price. Accordingly, the financial statement and other information presented are not indicative of the financial condition or results of operations of the Properties going forward due to the changes in the business and the omission of various operating expenses.

For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Properties. At the end of the economic life of the Properties, certain restoration and abandonment costs will be incurred by the respective owners of the Properties. No accrual for these costs is included in the direct operating expenses.

The statements of combined revenues and direct operating expenses for the nine months ended September 30, 2006 and 2007 are unaudited. In the opinion of management, these statements include all adjustments necessary to present fairly, in all material respects, the Properties’ historical results for such nine month periods.

(3) Commitments and Contingencies

Baseline is not aware of any legal, environmental or other commitments or contingencies relating to the Properties that would have a material effect on the statement of combined revenues and direct operating expenses.

(4) Revenue Recognition

It is Baseline’s policy to recognize revenue when production is sold to a purchaser at a fixed or determinable price.

(5) Supplemental Oil and Gas Information (Unaudited)

A. General.

The estimated net proved oil and gas reserves and the present value of estimated cash flows from those reserves from the Properties acquired by Baseline are summarized below. The reserves were estimated by Pressler Petroleum Consultants, Inc. (“Pressler”) in a report dated February 27, 2007 as of December 31, 2006. The reserve study was paid for by Baseline and was based on information provided by the Seller to Pressler. The December 31, 2006 reserve study was the only determination of proved reserves that is available therefore there will be no revisions of reserve estimates because no previous determination of estimates exists. Likewise there was no detail of extensions, discoveries and improved recovery for the periods below because there was no basis in which to determine when a discovery or extension was actually made.

B. Estimated Oil and Gas Reserve Quantities.

There was no determination of proven reserves at December 31, 2005. The only reserve study was done as of December 31, 2006. For the table below, the December 31, 2006 proved reserve total was adjusted for the actual production activity to determine what the proved reserves would have been at December 31, 2005 based on the reserve study as of December 31, 2006.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production. The following reserve data related to the Properties represent estimates only and should not be construed as being exact. The reliability of the estimates at any point in time depends on both quality and quantity of the technical and economic data, the performance of the reservoirs, as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir. The evolution of technology may also result in the application of improved recovery techniques, such as supplemental or enhanced recovery projects, which have the potential to increase reserves beyond those currently envisioned.

Estimates of proved reserves are derived from quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing operating and economic conditions and rely upon a production plan and strategy.

Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities (“FAS 69”), requires calculation of future net cash flows using a 10% annual discount factor and year-end prices, costs and statutory tax rates, except for known future changes such as contracted price and legislated tax rates.

All of the reserves relating to the Properties are located in the United States.

Estimated Oil and Gas Information:

	Oil (Bbls)	Gas (Mcf)	Oil Equivalent (BOE)
Total Proved Reserves
Balance—December 31, 2005	3,781,640	373,648	3,843,915
Production	(193,250)	(29,588)	(198,181)
Purchases of reserve in-place	—	—	—
Extensions, discoveries and improved recovery	—	—	—
Transfers/sales of reserve in place	—	—	—
Revisions of previous estimates	—	—	—

Ending reserves—December 31, 2006	3,588,390	344,060	3,645,734

Proved developed reserves:	2,881,390	303,470	2,931,968

	Oil (Bbls)	Gas (Mcf)	Oil Equivalent (BOE)
Total Proved Reserves
Balance—December 31, 2004	3,972,921	405,090	4,040,436
Production	(191,281)	(31,442)	(196,521)
Purchases of reserve in-place	—	—	—
Extensions, discoveries and improved recovery	—	—	—
Transfers/sales of reserve in place	—	—	—
Revisions of previous estimates	—	—	—

Balance—December 31, 2005	3,781,640	373,648	3,843,915

Proved developed reserves:	3,025,312	328,810	3,080,114

C. Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves.

The following disclosures concerning the standardized measure of future cash flows from proved oil and gas reserves are presented in accordance with FAS 69. As prescribed by FAS 69, the amounts shown are based on prices and costs at the end of each period and a 10% annual discount factor.

Future cash flows are computed by applying fiscal year-end prices of natural gas and oil to year-end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by our Company by estimating the expenditures to be incurred in developing and producing the Properties’ proved natural gas and oil reserves at the end of the year based on year end costs and assuming continuation of existing economic conditions. Future income taxes are based on currently enacted statutory rates.

The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of the Properties’ natural gas and oil reserves. An estimate of fair value would take into account, among other things, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates of natural gas and oil producing operations.

The standardized measure of discounted future net cash flows from our Company’s estimated proved gas reserves is provided for the financial statement user as a common base for comparing oil and gas reserves of enterprises in the industry and may not represent the fair market value of our Company’s oil and gas reserves or the present value of future cash flows of equivalent reserves due to various uncertainties inherent in making these estimates. Those factors include changes in oil and gas prices from year end prices used in the estimates, unanticipated changes in future production and development costs and other uncertainties in estimating quantities and present values of oil and gas reserves.

The Standardized Measure of Discounted Future Net Cash Flows relating to the Properties’ proved oil and gas reserves is as follows:

	Years Ended December 31,
	2006	2005
Future cash inflows	$212,297,137	$220,860,507
Future production costs	(116,402,890)	(122,846,877)
Future development costs	(5,142,900)	(5,142,900)

Future net cash flows before income taxes	90,751,347	92,870,730
Future income tax	(30,428,739)	(31,311,622)

Future net cash flows	60,322,608	61,559,108
Discount at 10% annual rate	(27,145,174)	(27,701,599)

Standardized measure of discounted future net cash flows	$33,177,434	$33,857,509

The principal changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserve are summarized below:

	Years Ended December 31,
	2006	2005
Standardized measure, beginning of year	$33,857,509	$14,578,422
Sales, net of production costs	(6,884,367)	(5,715,842)
Net change in prices, net of production costs	2,620,732	32,530,132
Extensions and discoveries	—	—
Development costs incurred	—	—
Accretion of discount, changes in production rates and other	3,034,480	2,426,554
Change in income tax	549,080	(9,961,757)
Revision of quantity estimates	—	—

End of year	$33,177,434	$33,857,509

THE DSX PROPERTIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Baseline Oil & Gas Corp.

Houston, Texas

We have audited the accompanying Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties (“DSX Properties”) Purchased from DSX Energy Limited L.L.P. (the “Financial Statements”) for the years ended December 31, 2006 and 2005. These Financial Statements are the responsibility of Baseline Oil & Gas Corp.’s management. Our responsibility is to express an opinion on the Financial Statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Financial Statement presentation. We believe our audits provide a reasonable basis for our opinion.

The accompanying Financial Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2. The presentation is not intended to be a complete presentation of the properties described above.

In our opinion, the Financial Statements referred to above present fairly, in all material respects, the Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from DSX Energy Limited L.L.P. as described in Note 1 for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

August 31, 2007

BASELINE OIL & GAS CORP.

STATEMENTS OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES

of Oil and Gas Properties Purchased From

DSX Energy Limited L.L.P.

	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2005	2006	2006	2007
			(unaudited)	(unaudited)
Revenues	$7,611,532	$17,086,179	$13,223,100	$19,446,409
Direct operating expenses	3,051,276	2,162,328	1,475,070	2,519,782

Excess of revenues over direct operating expenses	$4,560,256	$14,923,851	$11,748,030	$16,926,627

The accompanying notes are an integral part of the financial statements.

BASELINE OIL & GAS CORP.

STATEMENT OF COMBINED REVENUES AND

DIRECT OPERATING EXPENSES

of Oil and Gas Properties Purchased From

DSX Energy Limited L.L.P.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2004, 2005 and 2006

(information for the nine months ended September 30, 2006 and 2007 is unaudited)

(1) The Properties

On August 7, 2007, Baseline Oil & Gas, Corp. (“Baseline” or the “Company”) entered into a Purchase and Sale Agreement to purchase certain oil and gas properties (the “Properties”) owned by DSX Energy Limited L.L.P., Kebo Oil & Gas, Inc., Sanchez Oil & Gas Corp., Sue Ann Operating, L.L.C., and 23 other individuals, trusts and companies (collectively, the “Seller”) for $100,000,000.

(2) Basis For Presentation

The statements of combined revenues and direct operating expenses has been derived from the Seller’s historical financial records and is prepared on the accrual basis of accounting. Revenues and direct operating expenses as set forth in the accompanying statements include revenues from oil and gas production, net of royalties, and associated direct operating expenses related to the net revenue interests and net working interests, respectively. These revenues and expenses in the Properties represent Baseline’s acquired interest.

During the periods presented, the Properties were not accounted for or operated as a separate division of the Seller. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

This statement varies from an income statement in that it does not show certain expenses, which were incurred in connection with the ownership of the Properties, such as general and administrative expenses and income taxes. These costs were not separately allocated to the Properties in the Seller’s historical financial records and any pro forma allocation would be both timing consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Properties been operated historically as a stand alone entity. In addition, these allocations, if made using the historical Seller general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been assets of Baseline, due to the greatly varying size, structure, and operations between Baseline and the Seller. This statement does not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of future costs and those costs which would be incurred by Baseline upon allocation of purchase price. Accordingly, the financial statement and other information presented are not indicative of the financial condition or results of operations of the Properties going forward due to the changes in the business and the omission of various operating expenses.

For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Properties.

At the end of the economic life of the Properties, certain restoration and abandonment costs will be incurred by the respective owners of the Properties. No accrual for these costs is included in the direct operating expenses.

The statements of combined revenues and direct operating expenses for the nine months ended September 30, 2006 and 2007 are unaudited. In the opinion of management, these statements include all adjustments necessary to present fairly, in all material respects, the Properties’ historical results for such nine month periods.

(3) Commitments and Contingencies

Baseline is not aware of any legal, environmental or other commitments or contingencies relating to the Properties that would have a material effect on the statement of combined revenues and direct operating expenses.

(4) Revenue Recognition

It is Baseline’s policy to recognize revenue when production is sold to a purchaser at a fixed or determinable price.

(5) Supplemental Oil and Gas Information (Unaudited)

General.

The estimated net proved oil and gas reserves and the present value of estimated cash flows from those reserves from the Properties acquired by Baseline are summarized below. The reserves were estimated by Cawley Gillespie & Associates (“Cawley”) in a report dated September 4, 2007 as of December 31, 2006. The reserve study was paid for by Baseline and was based on information provided by the Seller to Cawley. The December 31, 2006, reserve study was the only determination of proved reserves that is available, therefore, there will be no revisions of reserve estimates because no previous determination of estimates exists. Likewise there was no detail of extensions, discoveries and improved recovery for the periods below because there was no basis in which to determine when a discovery or extension was actually made.

Estimated Oil and Gas Reserve Quantities.

There was no determination of proven reserves at December 31, 2005. The only reserve study was done as of December 31, 2006. For the table below, the December 31, 2006 proved reserve total was adjusted for the actual production activity to determine what the proved reserves would have been at December 31, 2005 based on the reserve study as of December 31, 2006.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production. The following reserve data related to the Properties represent estimates only and should not be construed as being exact. The reliability of the estimates at any point in time depends on both quality and quantity of the technical and economic data, the performance of the reservoirs, as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir. The evolution of technology may also result in the application of improved recovery techniques, such as supplemental or enhanced recovery projects, which have the potential to increase reserves beyond those currently envisioned.

Estimates of proved reserves are derived from quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing operating and economic conditions and rely upon a production plan and strategy.

Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities (“FAS 69”), requires calculation of future net cash flows using a 10% annual discount factor and year-end prices, costs and statutory tax rates, except for known future changes such as contracted price and legislated tax rates.

All of the reserves relating to the Properties are located in the United States.

Estimated Oil and Gas Information:

	Oil (MBbl)	Gas (MMcf)	Oil Equivalent (MBoe)
Total Proved Reserves
Balance—December 31, 2005	492	11,523	2,413
Production	(92)	(1,458)	(335)
Purchases of reserve in-place	—	—	—
Extensions, discoveries and improved recovery	1,227	23,102	5,077
Transfers/sales of reserve in place	—	—	—
Revisions of previous estimates	—	—	—

Ending reserves—December 31, 2006	1,627	33,167	7,155

Proved developed reserves:	734	17,433	3,640

Total Proved Reserves
Balance—December 31, 2004	39	1,123	226
Production	(38)	(516)	(124)
Purchases of reserve in-place	—	—	—
Extensions, discoveries and improved recovery	491	10,916	2,310
Transfers/sales of reserve in place	—	—	—
Revisions of previous estimates	—	—	—

Balance—December 31, 2005	492	11,523	2,412

Proved developed reserves:	492	11,523	2,412

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves.

The following disclosures concerning the standardized measure of future cash flows from proved oil and gas reserves are presented in accordance with FAS 69. As prescribed by FAS 69, the amounts shown are based on prices and costs at the end of each period and a 10% annual discount factor.

Future cash flows are computed by applying fiscal year-end prices of natural gas and oil to year-end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by the Company by estimating the expenditures to be incurred in developing and producing the Properties’ proved natural gas and oil reserves at the end of the year based on year end costs and assuming continuation of existing economic conditions. Future income taxes are based on currently enacted statutory rates.

The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of the Properties’ natural gas and oil reserves. An estimate of fair value would take into account, among other things, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates of natural gas and oil producing operations.

The standardized measure of discounted future net cash flows from the Company’s estimated proved gas reserves is provided for the financial statement user as a common base for comparing oil and gas reserves of enterprises in the industry and may not represent the fair market value of the Company’s oil and gas reserves or the present value of future cash flows of equivalent reserves due to various uncertainties inherent in making these estimates. Those factors include changes in oil and gas prices from year end prices used in the estimates, unanticipated changes in future production and development costs and other uncertainties in estimating quantities and present values of oil and gas reserves.

The Standardized Measure of Discounted Future Net Cash Flows relating to the Properties’ proved oil and gas reserves is as follows:

December 2006
(in thousands)
Future cash inflows	$256,201
Future production costs	(36,046)
Future development costs	(34,076)

Future net cash flows before income taxes	186,079
Future income tax	(18,894)

Future net cash flows	167,185
Discount at 10% annual rate	(79,694)

Standardized measure of discounted future net cash flows	$87,491

The principal changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserve are summarized below:

Year Ended December 31, 2006
(in thousands)
Standardized measure, beginning of year	$90,336
Sales, net of production costs	(14,924)
Net change in prices, net of production costs	(32,761)
Extensions and discoveries	36,623
Development costs incurred	—
Accretion of discount, changes in production rates and other	7,954
Change in income tax	263
Revision of quantity estimates	—

End of year	$87,491

(d)	Pro Forma Financial Information.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data for the nine months ended September 30, 2006 and 2007 and the year ended December 31, 2006 and as of September 30, 2007 have been derived from our historical financial statements as of such dates and for such periods. The pro forma adjustments give effect to our acquisition of (i) oil and gas properties in the DSX Acquisition on October 1, 2007 (the “Blessing Field Properties”) and (ii) oil and gas properties located in north Texas from Statex Petroleum I, L.P. and Charles W. Gleeson LP on April 12, 2007 (the “Eliasville Field Properties”), as if they had occurred on September 30, 2007 in the case of balance sheet data, and as of January 1, 2007 and 2006 in the case of statements of operations data.

The unaudited pro forma adjustments are based upon currently available information and certain assumptions that we believe to be reasonable under the circumstances. The unaudited pro forma combined financial information has been prepared for informational purposes only and is not intended to represent the results of operations or financial position that we would have reported had the DSX Acquisition and our purchase of the Eliasville Field Properties been completed as of the date presented, and should not be taken as representative of our future results of operations or financial position.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	As of September 30, 2007
	Baseline Historical	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Assets:
Cash and marketable securities	$82	$15,553	(1)	$15,635
Cash—restricted	1,278	—		1,278
Accounts receivable, trade	1,398	—		1,398
Inventory	15			15
Prepaid and other current assets	75	—		75

Total current assets	2,848	15,553		18,401
Oil and natural gas properties—using successful efforts method of accounting
Proved properties	27,803	99,143	(2)	126,946
Unproved properties	8,304	—		8,304
Less accumulated depletion, depreciation and amortization	(832)	—		(832)

Oil and natural gas properties, net	35,275	99,143		134,418

Deferred acquisition costs	499	(165)	(2)	0
		(334)	(3)
Property acquisition deposit	2,500	(2,500)	(2)	0
Deferred loan costs, net of accumulated amortization of $2,791,644	3,798	15,311	(3)	15,311
		(3,798)	(4)
Other property and equipment, net of accumulated depreciation of $7,560	44	—		44

Total other assets	6,841	8,514		15,355

Total assets	$44,964	$123,210		$168,174

Liabilities and stockholders’ equity:
Accounts payable—trade	$1,357	$—		$1,357
Accrued expenses	506	(291)	(5)	215
Royalties payable	584	—		584
Short term notes to related parties	100	(100)	(5)	0
Short term debt and current portion of long-term debt	10,030	(7,851)	(5)	2,179
Derivative liability—short term	727	—		727

Total current liabilities	13,304	(8,242)		5,062

Long-term debt	24,986	160,414	(6)	160,414
		(24,986)	(5)
Asset retirement obligations	463	—		463
Derivative liability—long term	1,538	—		1,538

Total noncurrent liabilities	26,987	135,428		162,415

Total liabilities	40,291	127,186		167,477

Stockholders’ equity:
Common stock, $0.001 par value per share; 140,000,000 shares authorized; 33,363,173 shares issued and outstanding	33	—		33
Additional paid-in capital	33,525	—		33,525
Accumulated other comprehensive income	(1,782)	—		(1,782)
Accumulated deficit	(27,103)	(3,798)	(4)	(31,079)
		(178)	(3)

Total stockholders’ equity	4,673	(3,976)		697

Total liabilities and stockholders’ equity	$44,964	$123,210		$168,174

(1)

Adjustment to record the use for general corporate purposes of the proceeds from the private issuance on October 1, 2007 of debt securities in our company, consisting of (i) $115 million aggregate principal amount of 12.5% Senior Secured Notes due 2012 and (ii) $50 million aggregate principal amount of 14% Senior Subordinated Convertible Secured Notes due 2013 (the “DSX Financing”).

(2)	Adjustment to record the acquisition of the Blessing Field Properties for $96,582,000 and deal related costs of $2,561,000.

(3)	Adjustment to record amortized debt issue costs related to the DSX Financing.

(4)	Adjustment to record the elimination of unamortized debt issue costs for prior financing.

(5)	Adjustment to record the use of the proceeds from the DSX Financing to repay existing debt.

(6)	Adjustment to record the $165,000,000 aggregate principal amount of notes issued in connection with the DSX Financing.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2007
	Baseline Historical	Stephens County Historical	Pro Forma Adjustments Stephens County		Pro Forma Stephens County	DSX Historical	Pro Forma DSX Adjustments		Pro Forma Combined
					(dollars in thousands)
Oil and gas sales	$6,066	$8,730	$—		$14,796	$19,446	$—		$34,242
Oil and gas hedging	(468)	0	—		(468)	0	—		(468)

Total revenues	5,598	8,730	0		14,328	19,446	0		33,774

Operating expenses:
Production expenses	2,859	4,035	—		6,894	2,520	—		9,414
General and administrative expenses	2,551	0	—		2,551	0	1,709	(4)	4,260
Depreciation, depletion and amortization	840	0	(193)	(1)	647	0	9,630	(5)	10,277
Accretion expense	24	0	—		24	0	—		24

Total operating expenses	6,274	4,035	(193)		10,116	2,520	11,339		23,975

Net income (loss) from operations	(676)	4,695	193		4,212	16,926	(11,339)		9,799
Other income (expense):
Other income (expense)	25	0	—		25	0	—		25
Interest income	1	0	—		1	0	—		1
Interest expense	(4,920)	0	(1,487)	(2)	(6,841)	0	(16,697)	(6)	(26,575)
			(434)	(3)			2,314	(7)
							(2,297)	(8)
							(3,054)	(9)
Unrealized gain (loss) on derivatives	32	0	—		32	0	—		32

Total other expense, net	(4,862)	0	(1,921)		(6,783)	0	(19,734)		(26,517)

Net loss	(5,538)	4,695	(1,728)		(2,571)	16,926	(31,073)		(16,718)

Unrealized gain (loss) on derivatives	(1,782)	0	0		(1,782)	0	—		(1,782)

Total comprehensive loss	$(7,320)	$4,695	$(1,728)		$(4,353)	$16,926	$(31,073)		$(18,500)

(1)

To reflect the Eliasville Field Properties depreciation, depletion and amortization for production from January 1, 2007 to September 30, 2007. The depreciation, depletion and amortization was computed by allocating the Eliasville Field Properties adjusted purchase price of $27,055,079 to leasehold cost and amortizing the costs based on the historical production divided by total proved reserves. There were no amounts allocated to unproved properties at the acquisition date. The allocation of the adjusted purchase price to the individual fields was based on their estimated fair value at the time of acquisition based on amounts contained in the reserve report.

(2)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense assumes the $30,013,224 of borrowing was incurred as if the acquisition of the Eliasville Field Properties had occurred on January 1, 2007.

(3)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense includes an additional $434,000 of amortization of debt issue costs related to the borrowing incurred to acquire the Eliasville Field Properties.

(4)

To record additional general and administrative expense. Pro forma general and administrative expense includes an additional $1,709,000 to reflect the level of expense incurred subsequent to the acquisition of the Eliasville Field Properties and adjustments to reflect additional staffing requirements.

(5)

To reflect the Blessing Field Properties depreciation, depletion and amortization for production from January 1, 2007 to September 30, 2007. The depreciation, depletion and amortization was computed by allocating the Blessing Field Properties adjusted purchase price of $99,143,000 to leasehold cost and amortizing the costs based on the historical production divided by total proved reserves. There were no amounts allocated to unproved properties at the acquisition date. The allocation of the adjusted purchase price to the individual properties was based on their estimated fair value at the time of acquisition based on amounts contained in the reserve report.

(6)	To record additional interest expense related to the DSX Financing. Pro forma interest expense assumes the $165,000,000 aggregate principal amount of borrowing was incurred on January 1, 2007.

(7)

To reverse interest expense related to the Eliasville Field Properties. Pro forma interest expense assumes repayment of the $30,013,224 of borrowing incurred to acquire the Eliasville Field Properties with proceeds from the DSX Financing on January 1, 2007.

(8)	To record additional interest expense related to the DSX Financing. Pro forma interest expense includes $2,297,000 of amortization of debt issue costs related to the notes.

(9)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense includes $3,054,000 to fully amortize debt issue costs related to the borrowing incurred to acquire the Eliasville Field Properties concurrently with the assumed repayment of such debt on January 1, 2007.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2006
	Baseline Historical	Stephens County Historical	Pro Forma Adjustments Stephens County		Pro Forma Stephens County	DSX Historical	Pro Forma DSX Adjustments		Pro Forma Combined
	(dollars in thousands)
Oil and gas sales	$0	$9,703	$—		$9,703	$13,223	$—		$22,926
Oil and gas sales hedging	0	0	—		0	0	—		0

Total revenues	0	9,703	—		9,703	13,223	0		22,926

Operating expenses:
Production expenses	0	4,766	—		4,766	2,162	—		6,241
General and administrative expenses	1,596	0	—		1,596	0	2,272	(4)	3,868
Depreciation, depletion and amortization	0	0	1,005	(1)	1,005	0	4,623	(5)	5,628
Accretion expense	0	0	—		—	—	—		—

Total operating expenses	1,596	4,766	1,005		7,367	1,475	6,895		15,737
Net income (loss) from operations	(1,596)	4,937	(1,005)		2,336	11,748	(6,895)		7,189

Other income (expense):
Other income (expense)	0	0			0	0			0
Interest income	97	0			97	0			97
Interest expense	(1,287)	0	(2,314	)(2)	(4,434)	0	(16,697	)(6)	(24,168)
			(833	)(3)			2,314	(7)
							(2,297	)(8)
							(3,054	)(9)
Unrealized gain (loss) on derivatives	369	0			369	0			369

Total other expense, net	(821)	0	(3,147)		(3,968)	0	(19,734)		(23,702)

Net loss	(2,417)	4,937	(4,152)		(1,632)	11,748	(26,629)		(16,513)

Unrealized gain (loss) on derivatives	0	0	0		0	0	0		0

Total Comprehensive loss	$(2,417)	$4,937	$(4,152)		$(1,632)	$11,748	$(26,629)		$(16,513)

(1)

To reflect the Eliasville Field Properties depreciation, depletion and amortization for production from January 1, 2007 to September 30, 2007. The depreciation, depletion and amortization was computed by allocating the Eliasville Field Properties adjusted purchase price of $27,055,079 to leasehold cost and amortizing the costs based on the historical production divided by total proved reserves. There were no amounts allocated to unproved properties at the acquisition date. The allocation of the adjusted purchase price to the individual fields was based on their estimated fair value at the time of acquisition based on amounts contained in the reserve report.

(2)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense assumes the $30,013,224 of borrowing was incurred as if the acquisition of the Eliasville Field Properties had occurred on January 1, 2007.

(3)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense includes an additional $833,000 of amortization of debt issue costs related to the borrowing incurred to acquire the Eliasville Field Properties.

(4)

To record additional general and administrative expense. Pro forma general and administrative expense includes an additional $2,272,000 to reflect the level of expense incurred subsequent to the acquisition of the Eliasville Field Properties and adjustments to reflect additional staffing requirements.

(5)

To reflect the Blessing Field Properties depreciation, depletion and amortization for production from January 1, 2007 to September 30, 2007. The depreciation, depletion and amortization was computed by allocating the Blessing Field Properties adjusted purchase price of $96,582,000 to leasehold cost and amortizing the costs based on the historical production divided by total proved reserves. There were no amounts allocated to unproved properties at the acquisition date. The allocation of the adjusted purchase price to the individual properties was based on their estimated fair value at the time of acquisition based on amounts contained in the reserve report.

(6)	To record additional interest expense related to the DSX Financing. Pro forma interest expense assumes the $165,000,000 aggregate principal amount of borrowing was incurred on January 1, 2007.

(7)

To reverse interest expense related to the Eliasville Field Properties. Pro forma interest expense assumes repayment of the $30,013,224 of borrowing incurred to acquire the Eliasville Field Properties with proceeds from the DSX Financing on January 1, 2007.

(8)	To record additional interest expense related to the DSX Financing. Pro forma interest expense includes $2,297,000 of amortization of debt issue costs related to the notes.

(9)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense includes $3,054,000 to fully amortize debt issue costs related to the borrowing incurred to acquire the Eliasville Field Properties concurrently with the assumed repayment of such debt on January 1, 2007.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Fiscal Year Ended December 31, 2006
	Baseline Historical	North Texas Properties Historical	Pro Forma Adjustments North Texas Properties		Pro Forma for North Texas Properties	DSX Properties Historical	Pro Forma Adjustments DSX Properties		Pro Forma Combined
	(dollars in thousands)
Oil and gas sales	$—	$12,522	$—		$12,522	$17,086	$—		$29,608
Operating expenses:
Production expenses	—	6,447	—		6,447	2,162	—		8,609
General and administrative expenses	2,386	—	—		2,386	—	3,030	(4)	5,416
Depreciation, depletion and amortization	—	—	1,335	(1)	1,335	—	6,439	(5)	7,774

Total operating expenses	2,386	6,447	1,335		10,168	2,162	9,469		21,799

Net income (loss) from operations	(2,386)	6,075	(1,335)		2,354	14,924	(9,469)		7,809
Other income (expense):
Other income (expense)	(213)				(213)				(213)
Interest income	117	—	—		117	—	—		117
Interest expense	(1,692)	—	(3,085	)(2)	(5,887)	—	(22,263	)(6)	(30,904)
			(1,110	)(3)			3,085	(7)
							(3,062	)(8)
							(2,777	)(9)
Unrealized gain (loss) on derivatives	401	—	—		401	—	—		401

Total other expense, net	(1,387)	—	(4,195)		(5,582)	—	(25,017)		(30,599)

Net loss	$(3,773)	$6,075	$(5,530)		$(3,228)	$14,924	$(34,486)		$(22,790)

(1)

To reflect the Eliasville Field Properties depreciation, depletion and amortization for production from January 1, 2006 to December 31, 2006. The depreciation, depletion and amortization was computed by allocating the Eliasville Field Properties adjusted purchase price of $27,055,079 to leasehold cost and amortizing the costs based on the historical production divided by total proved reserves. There were no amounts allocated to unproved properties at the acquisition date. The allocation of the adjusted purchase price to the individual fields was based on their estimated fair value at the time of acquisition based on amounts contained in the reserve report.

(2)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense assumes the $30,013,224 of borrowing was incurred as if the acquisition of the Eliasville Field Properties had occurred on January 1, 2006.

(3)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense includes an additional $1,110,000 of amortization of debt issue costs related to the borrowing incurred to acquire the Eliasville Field Properties.

(4)

To record additional general and administrative expense. Pro forma general and administrative expense includes an additional $3,030,000 to reflect the level of expense incurred subsequent to the acquisition of the Eliasville Field Properties and adjustments to reflect additional staffing requirements.

(5)

To reflect the Blessing Field Properties depreciation, depletion and amortization for production from January 1, 2006 to December 31, 2006. The depreciation, depletion and amortization was computed by allocating the Blessing Field Properties adjusted purchase price of $99,143,000 to leasehold cost and amortizing the costs based on the historical production divided by total proved reserves. There were no amounts allocated to unproved properties at the acquisition date. The allocation of the adjusted purchase price to the individual properties was based on their estimated fair value at the time of acquisition based on amounts contained in the reserve report.

(6)	To record additional interest expense related to the DSX Financing. Pro forma interest expense assumes the $165,000,000 aggregate principal amount of borrowing was incurred on January 1, 2006.

(7)

To reverse interest expense related to the Eliasville Field Properties. Pro forma interest expense assumes repayment of the $30,013,224 of borrowing incurred to acquire the Eliasville Field Properties with proceeds from the DSX Financing on January 1, 2006.

(8)	To record additional interest expense related to the DSX Financing. Pro forma interest expense includes $3,062,000 of amortization of debt issue costs related to the notes.

(9)

To record additional interest expense related to the Eliasville Field Properties. Pro forma interest expense includes $2,777,000 to fully amortize debt issue costs related to the borrowing incurred to acquire the Eliasville Field Properties concurrently with the assumed repayment of such debt on January 1, 2006.